Exhibit 10.1

Execution Version

AMENDED AND RESTATED LOAN, SECURITY AND GUARANTY AGREEMENT

dated as of

April 28, 2016

among

HYSTER-YALE MATERIALS HANDLING, INC.

and

HYSTER-YALE GROUP, INC.,

as U.S. Borrowers,

HYSTER-YALE NEDERLAND B.V.,

HYSTER-YALE INTERNATIONAL B.V.

HYSTER-YALE HOLDING B.V.,

and

HYSTER-YALE CAPITAL HOLDING B.V.

as Dutch Borrowers,

HYSTER-YALE UK LIMITED

and

HYSTER-YALE CAPITAL UK LIMITED

as UK Borrowers,

any other Borrowers party hereto from time to time

and

certain Persons party hereto from time to time as Guarantors,

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent and Security Trustee,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Book Managers

and

CITIBANK, N.A.,

as Syndication Agent

i

SECTION 6.	CONDITIONS PRECEDENT	115
6.1	Conditions Precedent to Restatement	115
6.2	Conditions Precedent to All Credit Extensions	117

SECTION 7.	COLLATERAL	117
7.1	Grant of Security Interest	117
7.2	Lien on Deposit Accounts; Cash Collateral	119
7.3	PP&E Collateral	119
7.4	Pledged Collateral	120
7.5	Other Collateral	124
7.6	Limitations	124
7.7	Further Assurances	124
7.8	Excluded Creation and Perfection Actions	124

SECTION 8.	COLLATERAL ADMINISTRATION	125
8.1	Borrowing Base Certificates	125
8.2	Administration of Accounts	125
8.3	Administration of Inventory	127
8.4	Administration of Equipment	128
8.5	Administration of Deposit Accounts	128
8.6	General Provisions	128
8.7	Power of Attorney	130

SECTION 9.	REPRESENTATIONS AND WARRANTIES	131
9.1	General Representations and Warranties	131
9.2	Complete Disclosure	139

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	139
10.1	Affirmative Covenants	139
10.2	Negative Covenants	148
10.3	Financial Covenant	159

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	159
11.1	Events of Default	159
11.2	Remedies upon Default	161
11.3	License	162
11.4	Setoff	162
11.5	Remedies Cumulative; No Waiver	162

SECTION 12.	AGENT AND SECURITY TRUSTEE	163
12.1	Appointment, Authority and Duties of Agent	163
12.2	European Security Trustee	164
12.3	Australian Security Trustee	169
12.4	Agreements Regarding Collateral and Reports	169
12.5	Reliance By Agent	171
12.6	Action Upon Default	171
12.7	Ratable Sharing	171
12.8	Indemnification	172

12.9	Limitation on Responsibilities of Agent	172
12.10	Successor Agent and Co-Agents	172
12.11	Due Diligence and Non-Reliance	173
12.12	Remittance of Payments and Collections	173
12.13	Individual Capacities	174
12.14	Titles	174
12.15	Bank Product Providers	174
12.16	Withholding Taxes	174
12.17	No Third Party Beneficiaries	175

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	175
13.1	Successors and Assigns	175
13.2	Participations	175
13.3	Assignments	176
13.4	Replacement of Certain Lenders	177
13.5	Lender Loss Sharing Agreement	178

SECTION 14.	MISCELLANEOUS	179
14.1	Consents, Amendments and Waivers	179
14.2	Indemnity	180
14.3	Notices and Communications	181
14.4	Performance of Obligors’ Obligations	182
14.5	Credit Inquiries	182
14.6	Severability	182
14.7	Cumulative Effect; Conflict of Terms	183
14.8	Counterparts; Execution	183
14.9	Entire Agreement; Existing Loan Agreement Amended and Restated	183
14.10	Relationship with Lenders	183
14.11	No Advisory or Fiduciary Responsibility	184
14.12	Confidentiality	184
14.13	Australian PPSA Provisions	185
14.14	GOVERNING LAW	186
14.15	Consent to Forum	186
14.16	Waivers by Obligors	187
14.17	Patriot Act Notice	188
14.18	Australian Anti-Money Laundering Provisions	188
14.19	NO ORAL AGREEMENT	189
14.20	Italian Transparency Rules	189
14.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	189

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Assignment Notice

Exhibit C	Form of Joinder Agreement

Exhibit D	Form of Notice of Foreign Borrowing

Exhibit E	Form of Notice of Foreign Continuation/Conversion

Exhibit F	Form of Compliance Certificate

Schedule 1.1(a)	Foreign Revolver Commitment

Schedule 1.1(b)	U.S. Revolver Commitment

Schedule 1.1(c)	Financial Institutions

Schedule 1.1(d)	Permitted Asset Dispositions

Schedule 1.1(e)	Real Estate Related Documents

Schedule 1.1(f)	Existing Foreign Letters of Credit

Schedule 1.1(g)	Existing U.S. Letters of Credit

Schedule 3.7	Mandatory Costs Rate

Schedule 7.4	Pledged Collateral

Schedule 8.5	Deposit Accounts

Schedule 8.6.1	Business Locations

Schedule 9.1.4	Names and Capital Structure; Subsidiaries

Schedule 9.1.10	Royalties

Schedule 9.1.14	Restrictive Agreements

Schedule 9.1.15	Litigation

Schedule 9.1.17	Plans

Schedule 9.1.19	Labor Contracts

Schedule 10.1.11	Post-Closing Actions

Schedule 10.2.1(p)	Debt of Bolzoni Entities

Schedule 10.2.1	Permitted Existing Debt

Schedule 10.2.2	Existing Liens

Schedule 10.2.4	Existing Investments

Schedule 10.2.8	Permitted Existing Accommodation Obligations

Schedule 10.2.16	Existing Affiliate Transactions

v

AMENDED AND RESTATED LOAN, SECURITY AND GUARANTY AGREEMENT

THIS AMENDED AND RESTATED LOAN, SECURITY AND GUARANTY AGREEMENT is dated as of April 28, 2016, among HYSTER-YALE MATERIALS HANDLING, INC., a Delaware corporation (“Parent”), HYSTER-YALE GROUP, INC., a Delaware corporation (“HYG”, and together with Parent, the “Initial U.S. Borrowers”), HYSTER-YALE NEDERLAND B.V., a private company with limited liability incorporated under the laws of the Netherlands having its corporate seat in Nijmegen (“HYN BV”), HYSTER-YALE INTERNATIONAL B.V., a private company with limited liability incorporated under the laws of the Netherlands having its corporate seat in Nijmegen (“HY International”), HYSTER-YALE HOLDING B.V., a private company with limited liability incorporated under the laws of the Netherlands having its corporate seat in Nijmegen (“HY Holding BV”), HYSTER-YALE CAPITAL HOLDING B.V., a private company with limited liability incorporated under the laws of the Netherlands having its corporate seat in Nijmegen (“HY Capital Holding BV”, and together with HYN BV, HY International, and HY Holding BV, the “Initial Dutch Borrowers”), HYSTER-YALE UK LIMITED, a company incorporated in England and Wales with company number 02636775 (“HY UK”), HYSTER-YALE CAPITAL UK LIMITED, a company incorporated in England and Wales with company number 10090448 (“HY UK Capital”, and together with HY UK, the “Initial UK Borrowers” and, together with the Initial Dutch Borrowers and the Initial U.S. Borrowers, the “Initial Borrowers” and each, an “Initial Borrower”), the Persons party to this Agreement from time to time as Guarantors (as defined herein), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent and security trustee for itself and the other Secured Parties (as defined herein) (together with any successor agent appointed pursuant to Section 12.10, the “Agent”).

R E C I T A L S:

Certain of the Initial Borrowers, the Agent, the Persons party from time to time thereto as guarantors and each lender from time to time party thereto have previously entered into that certain Loan, Security and Guaranty Agreement dated as of December 18, 2013 (as amended, modified, or supplemented prior to the date hereof, the “Existing Loan Agreement”), pursuant to which such lenders have made certain loans to and issued certain letters of credit for the benefit of certain of the Initial Borrowers.

The Initial Borrowers have requested an increase to the existing revolving commitments, an extension of the current maturity date, and certain other modifications to the Existing Loan Agreement, and the Agent and the Lenders have indicated their willingness to amend and restate the Existing Loan Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree to amend and restate the Existing Loan Agreement in its entirety as follows:

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

Accommodation Obligation: any Contractual Obligation, contingent or otherwise, of one Person with respect to any Debt, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Debts, obligation or liability of another that such Debt, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep well agreements, agreements to purchase or repurchase such Debt, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of any Accommodation Obligation shall be equal to the lesser of (a) the principal amount payable under such Accommodation Obligation (if quantifiable) and (b) the portion of the obligation so guaranteed or otherwise supported.

Account: as defined in the UCC or the Australian PPSA, as applicable, including all rights to payment for goods sold or leased, or for services rendered, whether or not they have been earned by performance.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Accounting Changes: with respect to any Person, changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of Parent or any Subsidiary with another Person.

Adjusted Consolidated EBITDA: for any period, Consolidated EBITDA plus operating losses associated with Nuvera Fuel Cells, LLC in an amount not to exceed (A) 5% of Consolidated EBITDA for any consecutive four fiscal quarter period ending on or before December 31, 2017, (B) 3.75% of Consolidated EBITDA for the trailing four fiscal quarter period ending March 31, 2018, (C) 2.5% of Consolidated EBITDA for the trailing four fiscal quarter period ending June 30, 2018 and (D) 1.25% of Consolidated EBITDA for the trailing four fiscal quarter period ending September 30, 2018 (with no further add backs thereafter with respect to this definition).

Affiliate: with respect to a specified Person, any branch of such Person or any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and in respect of any Person which is an Australian Domiciled Obligor, also has the meaning provided in section 50AA of the Australian Corporations Act. “Controlling” and “Controlled” have correlative meanings.

Agent: as defined in the preamble to this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys, including, without limitation, the Security Trustee.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement: this Amended and Restated Loan, Security and Guaranty Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

Agreement Currency: as defined in Section 1.5.2.

Allocable Amount: as defined in Section 5.10.3(b).

AML Legislation: any applicable anti-money laundering, anti-terrorist financing, terrorism, economic or trade sanctions and “know your client” policies, regulations, laws or rules, including any guidelines or orders thereunder (including the Patriot Act).

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Lenders: (a) with respect to the Foreign Borrowers, the Foreign Lenders and (b) with respect to the U.S. Borrowers, the U.S. Lenders.

Applicable Margin: with respect to any Loan and any other Obligations specified below, the respective margin set forth below, based on the Borrowers’ average daily Total Excess Availability expressed as a percentage of the average daily Total Borrowing Base for the most recent Fiscal Quarter determined as of the most recent determination date:

Level	Total Excess Availability	Australian Bank Bill Rate Loans, Foreign Base Rate Loans and LIBOR Loans	U.S. Base Rate Loans
I	≤ 33%	1.75%	0.75%
II	> 33% ≤ 66%	1.50%	0.50%
III	> 66%	1.25%	0.25%

For the period from the Closing Date through September 30, 2016, the Applicable Margin shall be determined as if Level II were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Total Excess Availability for a Fiscal Quarter due to a Borrower Agent’s failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Agent or Required Lenders, the Applicable Margin shall be determined as if Level I were applicable until the first day of the calendar month following its receipt.

Appointee: as defined in Section 12.2.3(a).

Approved Fund: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor or Subsidiary, including (a) a disposition of Property in connection with a sale-leaseback transaction or synthetic lease and (b) any issuance of any additional Equity Interests by an Obligor or any of its Subsidiaries (other than issuances (i) by Parent, (ii) to such Obligor’s or Subsidiary’s existing parent, (iii) of directors’ qualifying shares and (iv) to another Obligor or Subsidiary).

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Australia: the Commonwealth of Australia.

Australian Bank Bill Rate: a per annum rate of interest (rounded up to the nearest 1/8th of 1%) equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), or comparable or successor rate approved by Agent, determined by it at or about 10:30 a.m. (Sydney time) two Business Days prior to an interest period, for a term equivalent to such period, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that in no event shall the Australian Bank Bill Rate be less than zero.

Australian Bank Bill Rate Loan: a Foreign Loan, or portion thereof, funded in Australian Dollars to an Australian Borrower and bearing interest calculated by reference to the Australian Bank Bill Rate.

Australian Base Rate: for any day, a per annum rate of interest (rounded up to the nearest 1/8th of 1%) equal to the “cash rate”, or comparable or successor rate approved by Agent, determined by it at or about 10:30 a.m. (Sydney time) on such day, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that in no event shall the Australian Base Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

Australian Borrowers: each Foreign Subsidiary organized under the laws of Australia or any state or territory thereof that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.9(a) or Section 10.1.9(c), as applicable, and has satisfied the other requirements set forth in Section 10.1.9(a) or Section 10.1.9(c), as applicable, in order to become an Australian Borrower.

Australian Borrower Activation Date: the first date on which a Foreign Subsidiary organized under the laws of Australia or any state or territory thereof becomes an Australian Borrower hereunder in accordance with Section 10.1.9(c).

Australian Corporations Act: the Corporations Act 2001 (Cth) of Australia.

Australian Credit Facility: that certain Guaranteed Multi Option Facility, dated August 15, 2000, among Hyster-Yale Asia-Pacific Pty Ltd. ACN 000 297 914, Citibank, N.A. and Citibank Limited, as amended, restated, supplemented or otherwise modified from time to time or as the same may be refinanced or replaced; provided that such refinancing or replacement, taken as a whole, is on terms no less favorable to Hyster-Yale Asia-Pacific Pty Ltd. ACN 000 297 914 than the terms of the existing Australian Credit Facility prior to such replacement or refinancing; provided, further, that such refinancing or replacement shall not be in an aggregate principal amount greater than the commitments under the Australian Credit Facility on the Closing Date.

Australian Dollars: the lawful currency of Australia.

Australian Domiciled Obligor: each Australian Borrower and each other Foreign Subsidiary organized under the laws of Australia or any state or territory thereof that, after the date hereof, in accordance with Section 10.1.9(a) or otherwise, has executed a supplement or joinder to this Agreement or otherwise entered into a guaranty in order to become an Obligor, and “Australian Domiciled Obligors” means all such Persons, collectively.

Australian Double Tax Treaty: as defined in Section 5.8.9(a).

Australian Loans: each of the Australian Bank Bill Rate Loans, the LIBOR Loans and the Foreign Base Rate Loans funded to Australian Borrowers.

Australian Pension Plan: a superannuation, retirement benefit or pension fund (whether established by deed or under any statute of Australia or any state or territory of Australia) contributed to by, or to which there is or may be an obligation to contribute by, any Obligor in respect of its Australian employees and officers or former employees and officers.

Australian PPSA: the Personal Property Security Act 2009 (Cth) of Australia and the regulations made thereunder.

Australian Security Agreements: (a) each specific security agreement among any Australian Domiciled Obligor and the Australian Security Trustee (which will not include security over the PP&E Collateral of any Australian Domiciled Obligor unless Equipment and Real Estate of Australian Domiciled Obligors are eligible for inclusion in the Foreign Borrowing Base), (b) each featherweight general security agreement among any Australian Domiciled Obligor and the Australian Security Trustee, (c) any Deposit Account Control Agreements among any Australian Domiciled Obligor and the Australian Security Trustee, and (d) any Securities Account Control Agreements among any Australian Domiciled Obligor and the Australian Security Trustee.

Australian Security Trust: the trust established under the Australian Security Trust Deed.

Australian Security Trust Deed: (a) any security trust deed entered into among the Australian Domiciled Obligors, the Agent, the Australian Security Trustee and the Foreign Facility Secured Parties in accordance with Section 12.3 of this Agreement, and (b) any accession deed entered into among an Australian Domiciled Obligor or a Foreign Facility Secured Party and the Australian Security Trustee from time to time thereto.

Australian Security Trustee: Bank of America (Australia) or any successor security trustee appointed under the Australian Security Trust Deed.

Australian Subsidiaries: Hyster-Yale Australia Holding Pty Limited ACN 101 464 073, Hyster-Yale Asia-Pacific Pty Ltd. ACN 000 297 914, NMHG Distribution Pty Limited ACN 053 370 291, and any other Foreign Subsidiaries organized under the laws of Australia or any state or territory thereof from time to time in accordance with Section 10.2.9 of this Agreement.

Availability: Foreign Excess Availability and/or U.S. Excess Availability, as the context may require.

Availability Reserve: the Foreign Availability Reserve and/or the U.S. Availability Reserve, as the context may require.

Bail-In Action: means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America (Australia): Bank of America, National Association, ARBN 064 874 531 (acting through its Australia branch).

Bank of America (London): Bank of America (acting through its London branch).

Bank of America Indemnitees: Bank of America, Bank of America (Australia), Bank of America (London) and their respective officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Affiliate of a Borrower by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; (d) prior to the Australian Borrower Activation Date, (i) working capital credit facilities extended by Citibank, N.A. or its Affiliates to Parent’s Subsidiaries in Australia and China and (ii) letters of credit issued by Citibank, N.A. or its Affiliates to Parent’s Subsidiaries in Australia and China, in an aggregate amount for this clause (d) not to exceed $10,000,000 at any time and (e) other banking products or services, other than Letters of Credit.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: Foreign Base Rate and/or U.S. Base Rate, as the context requires.

Base Rate Loan: a Foreign Base Rate Loan and/or U.S. Base Rate Loan, as the context requires.

Board of Directors: with respect to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

Board of Governors: the Board of Governors of the Federal Reserve System.

Bolzoni Acquisition Agreement: that certain Share Purchase Agreement dated February 14, 2016 by and among Parent, as purchaser, and Emilio Bolzoni, Roberto Scotti, Franco Bolzoni, Paolo Mazzoni and Pier Luigi Magnelli, as sellers.

Bolzoni Entities: means (a) Bolzoni Holdco and (b) following Bolzoni Holdco’s acquisition thereof pursuant to the Bolzoni Acquisition Agreement, (i) Penta Holding S.p.A., a corporation organized under the laws of Italy, and (ii) Bolzoni S.p.A., a corporation organized under the laws of Italy, and each of its Subsidiaries.

Bolzoni Holdco: Hyster-Yale Capital Holding Italy, S.r.l., a company organized under the laws of Italy.

Borrowed Money: with respect to any Obligor and its Subsidiaries, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor or such Subsidiary, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower: each Foreign Borrower and each U.S. Borrower and, collectively, Borrowers.

Borrower Agent and Borrower Agents: as defined in Section 4.4(b).

Borrower Group: Foreign Borrowers or U.S. Borrowers, as the context may require.

Borrower Group Commitment: with respect to the commitment of (a) a Foreign Lender, its Foreign Revolver Commitment and (b) a U.S. Lender, its U.S. Revolver Commitment. The term “Borrower Group Commitments” means (i) the Borrower Group Commitment of all Foreign Lenders or (ii) the Borrower Group Commitment of all U.S. Lenders, as the context requires. To the extent any Lender has more than one Borrower Group Commitment, each such Commitment shall be considered as a separate Commitment for purposes of this definition.

Borrower Materials: Borrowing Base Certificates, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: the Foreign Borrowing Base and/or the U.S. Borrowing Base, as the context requires.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which U.S. Borrower Agent certifies the Total Borrowing Base and each individual Borrowing Base.

Business Activity Report: to the extent required, notice of a business activity or other report from the appropriate Governmental Authority in the jurisdiction in which an obligor of Collateral is located to enforce rights in or against Collateral or such obligor.

Business Day: any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed; and when used with reference to (a) a LIBOR Loan, the term shall also exclude any day on which banks are not open for the transaction of banking business in London, England, (b) a Foreign Loan, shall also exclude any day (i) on which banks are not open for the transaction of banking business in London, England and (ii) in respect of any such Loan denominated in Euros, any day that is not a TARGET Day and (c) an Australian Loan, shall also exclude any day on which banks are not open for the transaction of banking business in Sydney, New South Wales, Australia.

CAM Exchange: the exchange of the U.S. Lenders’ interests and the Foreign Lenders’ interests provided for in Section 13.5.

CAM Exchange Date: the date which Agent in its discretion designates as the “CAM Exchange Date” by notice to the Lenders as a result of the occurrence of (a) any Event of Default under Section 11.1(h) or (b) an acceleration of Loans and termination of the Commitments pursuant to Section 11.2.

CAM Percentage: as to each Lender, a fraction (expressed as a percentage), (a) the numerator of which shall be the aggregate amount of such Lender’s Commitment immediately prior to the CAM Exchange Date, and (b) the denominator of which shall be the aggregate amount of the Commitments of all the Lenders immediately prior to the CAM Exchange Date.

Capital Expenditures: all liabilities incurred or expenditures made by Parent or any Subsidiary (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be classified as capital expenditures but excluding (a) interest capitalized relating to and during construction of Property, (b) expenditures made in connection with the replacement or restoration of Property to the extent reimbursed or financed from insurance or condemnation proceeds not constituting net cash proceeds of sale of such Property and (c) expenditures made with the proceeds from the sales of similar Property to the extent such sales and reinvestments are otherwise permitted under this Agreement.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent or Security Trustee to Cash Collateralize any Obligations.

Cash Collateral Account: the Foreign Cash Collateral Account and/or U.S. Cash Collateral Account, as the context may require.

Cash Collateralize: the delivery of cash to Agent or Security Trustee, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Dominion Event: the occurrence of any one of the following events: (a) Total Excess Availability shall be less than ten percent (10%) of the Commitments at any time, (b) U.S. Excess Availability shall be less than ten percent (10%) of the U.S. Revolver Commitments at any time, or (c) (i) an Event of Default under Section 11.1(a) or 11.1(h) shall have occurred and be continuing or (ii) any other Event of Default shall have occurred and be continuing and Agent shall have determined, in its sole discretion or at the direction of the Required Lenders, to effect a Cash Dominion Event as a result of such Event of Default; provided that, (A) to the extent that the Cash Dominion Event has occurred due to (1) clause (a) of this definition, if Total Excess Availability shall have exceeded ten percent (10)% of the Commitments, (2) clause (b) of this definition, if U.S. Excess Availability shall have exceeded ten percent (10%) of the U.S. Revolver Commitments and (3) clause (c) of this definition, if the Event of Default shall have been cured or waived to Agent’s satisfaction and no other Event of Default has occurred and is continuing, in each case for subclauses (1) through (3), for at least thirty (30) consecutive days, and (B) if no more than three (3) Cash Dominion Events have previously been cured, then the Cash Dominion Event shall cease to exist; provided, further, that, the Borrowers may consent to cash sweeps and other transfers implemented pursuant to Section 5.6 as a result of any notice or direction given by Agent during the existence of a Cash Dominion Event remaining in effect after a Cash Dominion Event has ceased to exist and, if no such consent is granted, Agent shall have a reasonable period of time following the end of a Cash Dominion Event to terminate the cash sweeps and other transfers existing pursuant to Section 5.6 as a result of any notice or direction given by Agent during the existence of a Cash Dominion Event. Notwithstanding the foregoing, from and after the PP&E Component Implementation Date each of the above-listed percentages shall instead be twelve and one-half percent (12.5%).

Cash Equivalents: (a) marketable direct obligations issued or unconditionally guaranteed by the U.S. government and backed by the full faith and credit of the U.S. government; (b) repurchase agreements on obligations of the type specified in clause (a) above with respect to which, at the time of acquisition, the senior long-term debt of the party agreeing to repurchase such obligations is rated AAA (or better) by S&P or Aaa (or better) by Moody’s; (c) domestic and eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the U.S., any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; (d) commercial paper of U.S. and foreign banks and bank holding companies and their subsidiaries and U.S. and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; (e) marketable direct obligations of any state of the U.S. or any political subdivision of any such state given on the date of such investment the highest credit rating by Moody’s and S&P; or (f) securities of money market funds rated Am (or better) by S&P or A (or better) by Moody’s; provided, that the maturities of any such Cash Equivalents referred to in clauses (a), (c), (d) and (e) shall not exceed 270 days.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

CERCLIS: as defined in Section 9.1.13(e).

CFC: an entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

CFC Holdco: a Domestic Subsidiary substantially all of the assets of which consist of Equity Interests of CFCs and with no material business activities other than the ownership of the Equity Interests of CFCs.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: the occurrence of any of the following:

(a) any Person or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act) other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated by the Commission under said Act), either directly or indirectly, of thirty-three percent (33%) or more of the total voting power of the outstanding Voting Stock of Parent; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Parent;

(b) individuals who on the Closing Date constituted the Board of Directors of Parent (together with any new directors whose election by the Board of Directors of Parent or whose nomination for election by the stockholders of Parent was approved by the Permitted Holders or by a vote of a majority of the directors of Parent then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then in office;

(c) the adoption of a plan relating to the liquidation or dissolution of any Obligor (other than to the extent permitted in Section 10.2.7);

(d) the merger or consolidation of any Obligor with or into another Person or the merger of another Person with or into any Obligor, or the sale of all or substantially all the assets of any Obligor to another Person, other than a transaction permitted by Section 10.2.5 and 10.2.7; or

(e) one hundred percent (100%) of the Equity Interests of any Borrower (other than Parent) ceasing to be owned (directly or indirectly) by Parent, or one hundred percent (100%) of the Equity Interests of any Borrower (other than Parent) ceasing to be pledged to Agent pursuant to the applicable Security Documents.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs,

reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents (including action taken under or in relation to the Australian PPSA, including any registration or any response to an amendment demand or a request under section 275 of the Australian PPSA), (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986, as amended from time to time (except as otherwise provided herein).

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Commitment: for any Lender, the aggregate amount of such Lender’s Borrower Group Commitments. “Commitments” means the aggregate amount of all Borrower Group Commitments (not to exceed the Maximum Facility Amount), which amount shall on the Closing Date be equal to $240,000,000 consisting of (a) $100,000,000 in respect of the Foreign Revolver Commitments and (b) $140,000,000 in respect of the U.S. Revolver Commitments.

Commitment Termination Date: the Foreign Revolver Commitment Termination Date and/or the U.S. Revolver Commitment Termination Date, as the context may require.

Compliance Certificate: a certificate, in the form of Exhibit F, by which the U.S. Borrower Agent certifies, among other things, certain matters in Section 10.1.2 and compliance with the financial covenant set forth in Section 10.3 (which financial covenant will be calculated thereon whether or not a Trigger Period is in effect).

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Consolidated EBITDA: for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, but without duplication, the aggregate amount of (i) non-cash expense relating to stock compensation; (ii) depreciation and amortization expense, (iii) Consolidated Interest Expense, (iv) foreign, federal, state and local income taxes, (v) extraordinary losses, (vi) equity in losses of unconsolidated Subsidiaries and Affiliates, (vii) accruals for long-term deferred compensation

(net of cash payments of deferred compensation accrued in prior periods), (viii) losses from minority interests in Affiliates, (ix) non-cash charges and expenses incurred outside of the Ordinary Course of Business (including the cumulative effect of any Accounting Changes but excluding any non-cash charge that relates to the write-down or write-off of Accounts or Inventory and, following the PP&E Component Implementation Date, Equipment and Real Estate), provided, that if any such non-cash charges or expenses represent(s) an accrual or reserve for potential cash items in any future period the cash payment thereof in such future period shall be subtracted from Consolidated EBITDA during such period, (x) non-cash expenses relating to the mark to market provision for derivative instruments, (xi) cash receipts related to the termination of any derivative instrument that, as of the end of the prior period, had a net gain since the inception of such derivative instrument, (xii) cash dividends or distributions received from joint ventures in which U.S. Borrowers directly or indirectly own a minority interest, (xiii) acquisition costs associated with the Acquisition of the Bolzoni Entities in an aggregate amount not to exceed $10,000,000 incurred prior to December 31, 2016, and (xiv) restructuring costs associated with the Acquisition of the Bolzoni Entities in an amount not to exceed $3,000,000 in any trailing twelve month period, minus (c) to the extent included in determining Consolidated Net Income for such period, but without duplication, (i) non-cash income relating to stock compensation, (ii) extraordinary gains, (iii) equity in earnings of unconsolidated Subsidiaries and Affiliates for such period, (iv) income from minority interests in Affiliates (other than cash dividends or distributions received from joint ventures in which Parent directly or indirectly owns a minority interest), (v) non-cash gains outside of the Ordinary Course of Business (including the cumulative effect of any Accounting Changes), (vi) non-cash income relating to the mark to market provision for derivative instruments, and (vii) cash payments related to the termination of any derivative instrument that, as of the end of the prior period, had a net loss since the inception of such derivative instrument.

Consolidated Interest Expense: for any period, all as determined in conformity with GAAP, (a) total interest expense, whether paid or accrued (without duplication) (including the interest component of Capital Lease obligations), of Parent and its Subsidiaries on a consolidated basis, including, without limitation, all recurring bank loan fees and commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, amortization of discount, interest paid in property other than cash or any other interest expense not payable in cash, plus (b) any net payments made during such period under Hedging Agreements providing interest rate protection minus (c) any net payments received during such period under Hedging Agreements providing interest rate protection, plus (d) to the extent deducted in determining Consolidated Interest Expense, any interest income.

Consolidated Net Income: for any period, the net earnings (or loss) after taxes of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

Contaminant: any man-made or naturally occurring waste, pollutant, hazardous substance, radioactive substance or material, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, mold, asbestos in any form or condition, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Applicable Law.

Contractual Obligation: as applied to any Person, means any provision of any Equity Interest issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its Property is bound, or to which it or any of its Property is subject.

Contribution Notice: a contribution notice issued by the Pensions Regulator in the UK under section 38 or section 47 of the Pensions Act 2004 (UK).

Controller: the meaning given to it in section 9 of the Australian Corporations Act.

Credit and Collection Policies: the credit and collection policy of each Borrower and each originator of Accounts owned by a Borrower, each in form and substance satisfactory to Agent.

CTA: the Corporation Tax Act 2009 (United Kingdom).

Customary Permitted Liens: each of the following:

(a) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are not required to be paid pursuant to Section 10.1.6;

(b) statutory Liens of landlords and Liens of mechanics, carriers, materialmen, consignors, warehousemen, or workmen and other Liens imposed by law created in the Ordinary Course of Business in each case for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, provided that the foregoing shall not include statutory or contractual rights of title retention on Inventory;

(c) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, surety, appeal and performance bonds, trade contracts (not constituting Debt), regulatory or statutory obligations, government contracts or other obligations of a like nature provided in the Ordinary Course of Business; provided that all such Liens do not in the aggregate detract from the value of Parent’s or any of its Subsidiaries’ assets or Property or impair the use thereof in the operation of their respective businesses; and

(d) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Estate which do not interfere with the ordinary conduct of the business of Parent or any of its Subsidiaries.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (i) for Borrowed Money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any past due accrued interest, fees and charges relating thereto, (ii) in respect of obligations (A) to redeem, repurchase or exchange for cash any Equity Interests of such Person or (B) to pay cash dividends (or equivalent cash distributions) in respect of any Equity Interest (but only to the extent such dividends have been declared), (iii) with respect to letters of credit issued for such Person’s account (contingent or otherwise), (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Accommodation Obligations, or (vii) under conditional sale or other title retention agreements relating to property purchased by such Person; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of Hedging Agreements, such indebtedness, obligations and other liabilities deemed to be equal to the fair market value thereof, as determined in accordance with GAAP, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent Contractual Obligations with respect to any of the foregoing. Other than for the purposes of any leverage test herein, the Debt of a Person shall include any recourse Debt of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or (e) has become the subject of a Bail-in Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the U.S. or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account: (a) any “deposit account” as such term is defined in Article 9 of the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing, (b) any “ADI account” as such term is defined in the Australian PPSA and in any event shall include all accounts and sub-accounts relating to any of the foregoing, and (c) with respect to any such Deposit Account located outside of the U.S. and Australia, any bank account with a deposit function.

Deposit Account Control Agreement: control agreement satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien or otherwise grant control to Agent on such account.

Designated Jurisdiction: any country or territory that is the subject of any Sanction.

Designated Obligations: all Obligations of the Borrowers with respect to (a) principal and interest under the Loans, (b) unreimbursed drawings under Letters of Credit and interest hereon, and (c) fees under Section 3.2.

Dilution Percent: the percent, determined for the U.S. Borrowers’ or the Foreign Borrowers’ (as applicable) most recent trailing twelve month period, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts of such Persons, divided by (b) gross sales of such Persons.

Direction: as defined in Section 5.8.8.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Document: as defined in the UCC (and/or with respect to any Document an Australian Domiciled Obligor, a “document of title” as defined in the Australian PPSA) or any other Applicable Law, as applicable.

Dollar Equivalent: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Spot Rate to obtain the stated amount of the other currency.

Dollars: lawful money of the U.S.

Domestic Subsidiary: each Subsidiary of Parent organized in the U.S., any state thereof or the District of Columbia.

Dominion Account: with respect to (a) the Foreign Domiciled Obligors, each Foreign Dominion Account and (b) the U.S. Domiciled Obligors, each U.S. Dominion Account.

Dutch Borrowers: (a) the Initial Dutch Borrowers and (b) each other Foreign Subsidiary organized under the laws of the Netherlands that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.9(a) and has satisfied the other requirements set forth in Section 10.1.9(a) in order to become a Dutch Borrower.

Dutch Domiciled Obligor: each Dutch Borrower, HY Distribution, and each other Foreign Subsidiary organized under the laws of the Netherlands that, after the date hereof, in accordance with Section 10.1.9(a) or otherwise, has executed a supplement or joinder to this Agreement or otherwise entered into a guaranty in order to become an Obligor, and “Dutch Domiciled Obligors” means all such Persons, collectively.

Dutch Security Agreements: each pledge (including, without limitation, each pledge over movable assets (undisclosed and non-possessory) and each pledge of receivables) or security agreement among any Dutch Domiciled Obligor and Agent or the European Security Trustee.

Dutch VAT Recipient: as defined in Section 5.8.7(c)(ii).

EEA Financial Institution: means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country: means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority: means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Accounts: the Eligible Foreign Accounts and/or Eligible U.S. Accounts, as the context may require.

Eligible Account Currencies: Dollars, Euros, Sterling, Australian Dollars and such other currencies determined by the Agent in its discretion.

Eligible Account Debtor Jurisdiction: (i) Australia, the United Kingdom, the Netherlands and the U.S. and (ii) so long as Total Excess Availability is greater than 20% of the aggregate Commitments, any other country that is a member of the Organization for Economic Cooperation and Development and approved from time to time by Agent in its discretion (unless disapproved from time to time by Agent), which shall initially include Austria, Belgium, Denmark, Finland, France, Germany, Ireland, the Republic of Italy, Japan, Luxembourg, New Zealand, Norway, Portugal, Spain, Sweden and Switzerland (together, in each case, with any state, province or territory thereof, as applicable), provided, however, if at any time Total Excess Availability is less than 20% of the aggregate Commitments, any such jurisdiction shall continue to be an Eligible Account Debtor Jurisdiction solely to the extent that the Agent determines, in its discretion, that Agent or a Security Trustee has a duly perfected and enforceable Lien in the Accounts of Accounts Debtors organized or located in such jurisdiction under the Applicable Law of such jurisdiction.

Eligible Assignee: subject to the requirements of Section 13.3.3, a Person that is (a) a Lender, an Affiliate of a Lender or an Approved Fund; (b) any other financial institution approved by Agent (which approval by Agent shall not be unreasonably withheld or delayed) and U.S. Borrower Agent (which approval by U.S. Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment) that extends revolving credit facilities of this type in its Ordinary Course of Business; and (c) during any Event of Default, any Person acceptable to Agent in its discretion.

Eligible Equipment: appraised Equipment of any Foreign Borrower (excluding Australian Borrowers), with respect to the Foreign Borrowing Base, or any U.S. Borrower, with respect to the U.S. Borrowing Base, other than the following Equipment:

(a) such Borrower does not have good title to such Equipment;

(b) such Equipment is not subject to a first priority perfected Lien (which, in the case of Equipment located in any jurisdiction of the United Kingdom, shall mean a first priority fixed charge (and shall not mean a first priority floating charge)) in favor of Agent governed by the laws of the jurisdiction in which the Equipment in question is located or such Equipment is subject to any other Liens of any nature whatsoever, except for Customary Permitted Liens described in clause (a) of the definition thereof which do not have priority over the Lien in favor of Agent;

(c) the full purchase price for such Equipment has not been paid by such Borrower;

(d) with respect to (i) a Dutch Borrower, such Equipment is not located in the Netherlands, (ii) a UK Borrower, such Equipment is not located in England and Wales or Northern Ireland, and (iii) a U.S. Borrower, such Equipment is not located in the U.S.;

(e) such Equipment is (i) located on premises owned by such Borrower which premises are not free and clear of all Liens (other than Liens in favor of Agent or Customary Permitted Liens) unless such Borrower shall have delivered to Agent a mortgagee waiver in form and substance reasonably satisfactory to Agent or (ii) located on premises leased by such Borrower or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, and the lessor or such Person has not delivered a Lien Waiver (unless a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by Agent in its Permitted Discretion);

(f) such Equipment is not in good working order and condition (ordinary wear and tear excepted) or is not used or held for use by such Borrower in the Ordinary Course of Business of such Borrower;

(g) such Equipment is subject to any agreement which restricts the ability of such Borrower to use, sell, transport or dispose of such Equipment or which restricts Agent’s ability to take possession of, sell or otherwise dispose of such Equipment;

(h) any representation, warranty or covenant with respect to such Equipment contained in any of the Loan Documents has been breached; and

(i) such Equipment constitutes “fixtures” under the Applicable Laws of the jurisdiction in which such Equipment is located and/or, in respect of any Equipment located in the Netherlands, ‘bodemzaken’ within the meaning of the Dutch tax collection act (Invorderingswet 1990).

The Agent reserves the right in its Permitted Discretion to create, from time to time, additional categories of ineligible Equipment.

Eligible Foreign Account: any Account of a Foreign Borrower: (a) the Account Debtor of which is not domiciled in a country (i) the national governmental authority of which is in default of its foreign debts or has prohibited the sale of foreign exchange or is in debt moratorium, or shall have ceased to be a member of the International Monetary Fund, or (ii) with respect to which the U.S. shall have imposed economic sanctions under Title 31 Part 500 et. seq. of the U.S. Code of Federal Regulations; (b) (i) the Account Debtor of which is located in an Eligible Account Debtor Jurisdiction, (ii) which is an Eligible L/C Backed Foreign Account or (iii) which is an Eligible Supported Foreign Account; (c) the Account Debtor of which is not an Affiliate of any Borrower or a Governmental Authority, and is otherwise approved of by Agent; (d) (i) with respect to Accounts purchased by HY UK pursuant to a Receivables Sale Agreement, true sale opinions with respect to such transfers have been delivered to the satisfaction of Agent and the representations and warranties set forth in Section 9.1.28 are true and correct in all respects, and (ii) with respect to any Accounts purchased by HY UK pursuant to a Receivables Sale Agreement described under clause (b) of the definition thereof, HY UK and the originator of such Accounts shall have provided such documentation and satisfied such conditions as the Agent may require (including that the originator of such Accounts become a Guarantor); (e) to the extent all Accounts owing by the Account Debtor thereof to Foreign Borrowers do not exceed a credit limit determined by Agent; (f) with respect to which less than 50% of all Accounts of a Foreign Borrower owing by the Account Debtor thereof are ineligible for any reason other than a failure to satisfy clause (e) above; (g) the Account Debtor of which has not suffered a bankruptcy, insolvency or similar event, or had an administrator or analogous officer appointed, and the terms of which have not been re-written, extended or restructured due to such Account Debtor’s inability to pay; (h) the term of which is not longer than 90 days unless otherwise permitted by Agent in its sole discretion; (i) which does not remain unpaid for more than 60 days from the due date or 90 days from the invoice date thereof, unless otherwise permitted by Agent in its sole discretion, or which Agent does not otherwise believe the payment thereunder is insecure or may not be paid due to the Account Debtor’s financial condition; (j) which, pursuant to the applicable Foreign Borrower’s Credit and Collection Policy, has not been or should not have been written off as uncollectible; (k) which arises out of a sale of goods (or rendering of services) by a Foreign Borrower made in the Ordinary Course of Business; (l) which is in conformity with the representations, warranties and covenants in the Loan Documents; (m) which does not contravene any laws, rules or regulations applicable thereto and with respect to which no party to the contract related thereto is in violation of any such law, rule or regulation (including doing business and local licensing requirements); (n) (i) which is not subject to any right of setoff, offset, rescission, recoupment, counterclaim or defense or any dispute by the Account Debtor thereof (provided that only 125.0% of the amount subject to setoff, offset, rescission, recoupment, counterclaim, defense or dispute shall be deemed ineligible) and (ii) if the Account Debtor or any of its Affiliates is also such Foreign Borrower’s supplier or creditor and such Account is or may become subject to any right of setoff by the Account Debtor, such Account Debtor has entered into an agreement with the Agent with respect to the waiver of rights of setoff; (o) which was originated (or, solely with respect to purchases by HY UK in accordance with clause (d) above, originated by a Dutch Borrower or other Obligor) in accordance with all applicable requirements of the applicable Foreign Borrower’s Credit and Collection Policies; (p) that represents the lawful, valid and binding obligation of the Account Debtor thereunder enforceable in accordance with its terms; (q) the sale of which is not on a “shipped not billed”, bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis; (r) the goods, the delivery of which has given rise to such Account, have been delivered to and have not been rejected by the Account Debtor thereunder, or the services, the performance of which has given rise to such Account, have been performed and have not been rejected by the Account Debtor thereunder; (s) in which Agent has a valid, legal or equitable Lien in respect of which notice has been given to the relevant Account Debtor and which is free and clear of any other Liens (other than Customary Permitted Liens described in clause (a) of the definition thereof); (t) such Foreign Borrower (or if such Accounts are originated by an Obligor party to a Receivables Sale Agreement, such originator) has filed and maintained effective a current Business Activity Report with the appropriate Governmental Authority in the jurisdiction in which the Account Debtor is located to the extent such jurisdiction requires such filing in order to enforce rights in or against Collateral or obligors of Collateral located in such jurisdiction (except in the case such Foreign Borrower is qualified to transact business in such jurisdiction as a foreign corporation); (u) which does not arise out of or in connection with a retainage or similar arrangement; (v) which does not arise out of or in connection with a transaction described in clause (b)(iii) of the defined term “Financing Guarantee”; (w) which is not evidenced by an instrument; (x) if the sale of Inventory giving rise to such Account is through an agent of a UK Borrower (including, without limitation, an Affiliate acting as agent for a UK Borrower), the agency agreement applicable thereto (i) shall be in form and substance reasonably satisfactory to Agent, (ii) shall be enforceable and in full force and effect under all applicable laws, and (iii) shall have been collaterally assigned to Agent pursuant to documentation in form and substance reasonably satisfactory to Agent (and, as to the matters described in clauses (ii) and (iii) above, Agent has received such opinions of counsel as Agent may reasonably request); and (y) which is not otherwise deemed ineligible by Agent in its Permitted Discretion.

Eligible Foreign Inventory: Inventory owned by a Foreign Borrower: (a) with respect to which Agent or a Security Trustee has a valid and perfected first priority Lien, first floating charge or similar non-possessory interest (subject, in each case, only to Customary Permitted Liens described in clause (a) of the definition thereof), (b) with respect to which no representation, warranty or covenant contained in any Loan Document has been breached, (c) which is not in, Agent’s Permitted Discretion, obsolete, unmerchantable or subject to any statutory, contractual or other title retention or similar agreement or arrangement, (d) (i) located on the premises of a UK Borrower in England and Wales or Northern Ireland, a Dutch Borrower in the Netherlands or an Australian Borrower in Australia (as applicable) or (ii) in transit from the premises or warehouses of any U.S. Borrower to the premises of any Foreign Borrower or in transit from the premises of any Foreign Borrower to the premises of such or any other Foreign Borrower and as to which the issuer of the related bill of lading (or other applicable document issued by a transporter under applicable law with respect to Inventory in transit) and the agent at the destination named in such bill of lading (or other applicable document issued by a transporter under applicable law with respect to Inventory in transit) have executed a Lien Waiver, and (iii) as to which the related bill of lading (or other applicable document issued by a transporter under applicable law with respect to Inventory in transit) is not a negotiable bill of lading (or negotiable document), and (e) which Agent deems to be Eligible Foreign Inventory, based on such credit and collateral considerations as Agent deems appropriate in its Permitted Discretion. Except as otherwise agreed to by Agent, no Inventory of any Foreign Borrower shall be Eligible Foreign Inventory if such Inventory is located, stored, used or held at leased premises or the premises of a third party unless other appropriate action satisfactory to Agent shall have been taken to make the rights of Agent in such Inventory effective against third parties, with respect to such location. The Agent reserves the right to create, from time to time, additional categories of ineligible Inventory.

Eligible Inventory: the Eligible Foreign Inventory and/or Eligible U.S. Inventory, as the context may require.

Eligible L/C Backed Foreign Account: an Eligible Foreign Account of a Foreign Borrower which arises with respect to a sale to an Account Debtor located in any country (other than an approved country specified or referred to in clause (b)(i) of the defined term “Eligible Foreign Account”) and with respect to which the Account Debtor’s obligations (or that portion of such obligations which is acceptable to Agent) are secured by a letter of credit, guaranty or eligible bankers’ acceptance having terms, and from such issuers and confirmation banks, as are reasonably acceptable to Agent (which letter of credit, guaranty or acceptance is subject to the valid legal or equitable first priority Lien in respect of which notice has been given to the relevant obligor in favor of Agent (other than Customary Permitted Liens described in clause (a) of the definition thereof) under the Foreign Security Documents in a manner reasonably satisfactory to Agent).

Eligible L/C Backed U.S. Account: an Eligible U.S. Account of a U.S. Borrower the Account Debtor of which does not meet the criteria set forth in clause (a)(i) of the definition of “Eligible U.S. Account”, is not an Affiliate of such U.S. Borrower, and with respect to which the Account Debtor’s obligations (or that portion of such obligations which is acceptable to Agent) are secured by a letter of credit, guaranty or eligible bankers’ acceptance having terms, and from such issuers and confirmation banks, as are reasonably acceptable to Agent (which letter of credit, guaranty or acceptance is subject to the first priority Lien of Agent (other than Customary Permitted Liens described in clause (a) of the definition thereof) under this Agreement in a manner reasonably satisfactory to Agent).

Eligible Real Estate: appraised owned Real Estate of any Foreign Borrower (excluding Australian Borrowers), with respect to the Foreign Borrowing Base, or any U.S. Borrower, with respect to the U.S. Borrowing Base, but Real Estate shall not be Eligible Real Estate unless it meets each of the following requirements (provided, however, that for Real Estate located outside the U.S., the following are only required to the extent such requirements (or their equivalents) are available in the relevant jurisdiction where such Real Estate is located):

(a) the Real Estate Related Documents have been delivered to Agent in form, scope and substance satisfactory to Agent;

(b) evidence of zoning compliance has been delivered to Agent in the form of an industry standard zoning report issued by a reputable national provider of zoning services or other form of report reasonably acceptable to Agent;

(c) Agent is satisfied that all actions necessary or desirable in order to create a perfected first priority Lien (subject to Customary Permitted Liens) on such Real Estate have been taken, including the filing and recording of Mortgages;

(d) if required by Agent, a Local Counsel Opinion has been delivered;

(e) with respect to (i) a Dutch Borrower, such Real Estate is located in the Netherlands, (ii) a UK Borrower, such Real Estate is located in England and Wales or Northern Ireland, and (iii) a U.S. Borrower, such Real Estate is located in the U.S.; provided, however, that, with respect to this clause (iii), Agent, in its discretion, may determine that Real Estate located in the State of New York is not Eligible Real Estate;

(f) no representation, warranty or covenant with respect to such Real Estate contained in any of the Loan Documents has been breached; and

(g) to the extent requested, Agent shall have received such other reports, mortgage tax affidavits and declarations and other similar information and related certifications as are usual and customary for similar credit facilities and in form and substance reasonably acceptable to Agent.

The Agent reserves the right, in its Permitted Discretion from time to time, to create additional categories of ineligible Real Estate.

Eligible Supported Foreign Account: an Eligible Foreign Account of a Foreign Borrower which arises with respect to sales to Account Debtors in any country (other than an approved country specified or referred to in clause (b)(i) of the defined term “Eligible Foreign Account”), and which is fully supported by credit insurance (subject to the policy percentage and deductible) payable to such Foreign Borrower on terms and conditions and from a financial institution satisfactory to Agent; provided that such credit insurance (a) shall be in full force and effect and not in dispute and (b) shall have been collaterally assigned to Agent pursuant to documentation in form and substance reasonably satisfactory to Agent.

Eligible Supported U.S. Account: an Eligible U.S. Account of a U.S. Borrower the Account Debtor of which does not meet the criteria set forth in clause (a)(i) of the definition of “Eligible U.S. Account”, and which is fully supported by credit insurance (subject to the policy percentage and deductible) payable to such U.S. Borrower on terms and conditions and from a financial institution satisfactory to Agent; provided that such credit insurance (a) shall be in full force and effect and not in dispute and (b) shall have been collaterally assigned to Agent pursuant to documentation in form and substance reasonably satisfactory to Agent.

Eligible U.S. Account: an Account owned by a U.S. Borrower: (a) (i) the Account Debtor of which is located in the U.S. or Canada, is not an Affiliate of any U.S. Borrower (other than a Financing Affiliate as provided in clause (iv) below), is not a foreign Governmental Authority, and is otherwise approved of by Agent, (ii) is an Eligible L/C Backed U.S. Account, (iii) is an Eligible Supported U.S. Account, or (iv) the Account Debtor of which is a Financing Affiliate and the Financing Agreement specified in clause (b) of the definition thereof is in full force and effect; (b) to the extent the aggregate amount of all Accounts owing by the Account Debtor thereof to the U.S. Borrowers do not exceed a credit limit determined by Agent in its Permitted Discretion; (c) with respect to which less than 50% of all Accounts owing by the Account Debtor thereof to the U.S. Borrowers are ineligible for any reason other than a failure to satisfy clause (b) above; (d) the Account Debtor of which has not suffered a bankruptcy, insolvency or similar event and the terms of which have not been re-written, extended or restructured due to such Account Debtor’s inability to pay; (e) the term of which is not longer than 90 days unless otherwise permitted by Agent in its sole discretion; (f) which does not remain unpaid for more than 60 days from the due date or 90 days from the invoice date thereof, unless otherwise permitted by Agent in its sole discretion, or which Agent does not otherwise believe the payment thereunder is insecure or may not be paid due to the Account Debtor’s financial condition; (g) which, pursuant to the applicable U.S. Borrower’s Credit and Collection Policy, has not been or should not have been written off as uncollectible; (h) which arises out of (i) a sale of goods (or rendering of services) or (ii) a rental by such U.S. Borrower as the lessor of goods owned by such U.S. Borrower for periods of time less than or equal to 90 days (but only to the extent of unpaid invoices for rent in arrears), and, in each case, is made in the Ordinary Course of Business; (i) which is in conformity with the representations, warranties and covenants in the Loan Documents; (j) which does not contravene any laws, rules or regulations applicable thereto and with respect to which no party to the contract related thereto is in violation of any such law, rule or regulation (including doing business and local licensing requirements); (k) (i) which is not subject to any right of setoff, offset, rescission, recoupment, counterclaim or defense or any dispute by the Account Debtor thereof (provided that only 125.0% of the amount subject to setoff, offset, rescission, recoupment, counterclaim, defense or dispute shall be deemed ineligible) and (ii) if the Account Debtor or any of its Affiliates is also such U.S. Borrower’s supplier or creditor and such Account is or may become subject to any right of setoff by the Account Debtor, such Account Debtor has entered into an agreement with the Agent with respect to the waiver of rights of setoff; (l) which was originated in accordance with all applicable requirements of the applicable U.S. Borrower’s Credit and Collection Policies; (m) that represents the genuine, legal, valid and binding obligation of the Account Debtor thereunder enforceable in accordance with its terms; (n) the sale of which is not on a “shipped not billed”, bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis; (o) the goods, the delivery of which has given rise to such Account, have been delivered to and not rejected by the Account Debtor thereunder, or the services, the performance of which has given rise to such Account, have been performed and have not been rejected by the Account Debtor thereunder; (p) in which Agent has a valid and perfected first priority security interest and which is free and clear of any other Liens (other than Customary Permitted Liens described in clause (a) of the definition thereof), and, if such Account constitutes “chattel paper” within the meaning of the UCC, such U.S. Borrower has complied with Section 7.5.2; (q) such U.S. Borrower has filed and maintained effective a current Business Activity Report with the appropriate Governmental Authority in the jurisdiction in which the

Account Debtor is located to the extent such jurisdiction requires such filing in order to enforce rights in or against Collateral or obligors of Collateral located in such jurisdiction (except in the case such U.S. Borrower is qualified to transact business in such jurisdiction as a foreign corporation); (r) which does not arise out of or in connection with a retainage or similar arrangement; (s) which does not arise out of or in connection with a transaction described in clause (b)(iii) of the defined term “Financing Guarantee”; (t) which is not evidenced by an instrument; and (u) which is not otherwise deemed ineligible by Agent in its Permitted Discretion.

Eligible U.S. Inventory: Inventory owned by a U.S. Borrower: (a) with respect to which Agent has a valid and perfected first priority Lien (subject, in each case, only to Customary Permitted Liens described in clause (a) of the definition thereof), (b) with respect to which no representation, warranty or covenant contained in any of the Loan Documents has been breached, (c) which is not, in Agent’s Permitted Discretion, obsolete, unmerchantable or subject to any statutory, contractual or other title retention or similar agreement or arrangement, (d) (i) located in the U.S. or (ii) in transit to the U.S. from a Foreign Borrower and as to which the issuer of the related bill of lading and the agent at the destination named in such bill of lading have executed a Lien Waiver, and (e) which the Agent deems to be Eligible U.S. Inventory, based on such credit and collateral considerations as Agent deems appropriate in its Permitted Discretion. Except as otherwise agreed to by Agent, no Inventory of any U.S. Borrower shall be Eligible U.S. Inventory if such Inventory is located, stored, used or held at leased premises or the premises of a bailee unless (i) Agent shall have received a Lien Waiver from such third party unless, solely with respect to Inventory located in the U.S. (including its territories and possessions), the U.S. Borrowers are not required to use commercially reasonable efforts to obtain a Lien Waiver at the location thereof pursuant to Section 8.6.1 and (ii) appropriate UCC financing statements shall have been filed or, in the case of Inventory which is located, stored, used or held outside the U.S. (including its territories and possessions), other appropriate action satisfactory to Agent shall have been taken to make the rights of Agent in such Inventory effective against third parties, with respect to such location. Agent reserves the right to create, from time to time, additional categories of ineligible Inventory.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).

Environmental Agreement: an agreement of an Obligor to indemnify Agent and Lenders from liability under Environmental, Health or Safety Applicable Law with respect to Real Estate subject to a Mortgage.

Environmental, Health or Safety Applicable Law: all Applicable Law derived from or relating to federal, state, local and foreign laws, regulations, orders, ordinances, rules, permits, licenses or other binding determination of any Governmental Authority relating to or addressing the indoor or outdoor environment, public or worker health or safety, including but not limited to CERCLA, any other law, regulation, or order relating to the use, Release, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health, and such Applicable Laws as are promulgated by the specifically authorized agent or agents responsible for administering such Applicable Law.

Environmental Lien: a Lien in favor of any Governmental Authority for any (a) liabilities under any Environmental, Health or Safety Applicable Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental, Health or Safety Applicable Law, or with respect to any Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Property Transfer Acts: any Applicable Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any Property or the transfer, sale or lease of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called “Environmental Cleanup Responsibility Act”, “Responsible Transfer Act”, or “Industrial Site Recovery Act”.

Equipment Amortization Factor: with respect to any date of determination, one (1) minus a fraction, the numerator of which is the number of full Fiscal Quarters of Parent elapsed as of such date (including any such Fiscal Quarter ending on such date) since the date prior to the PP&E Component Implementation Date on which an equipment appraisal was completed and the denominator of which is 20.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the provision of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the termination of a Multiemployer Plan under Section 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any

Pension Plan or Multiemployer Plan is considered an at risk plan or that any Multiemployer Plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

EU Bail-In Legislation Schedule: means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Euro: the “euro”, the official monetary unit of the member nations of European Monetary Union.

European Security Agreements: the Dutch Security Agreements and the UK Security Agreements.

European Security Trustee: Bank of America (London) or any successor security trustee appointed in accordance with Section 12.2.14.

Event of Default: as defined in Section 11.1.

Excluded Assets: (a) Equity Interests in any Subsidiary that is engaged solely in retail operations and which Equity Interests were or are acquired, directly or indirectly, by Parent in a workout with such retailer and (b) any lease, license, contract or agreement to which any U.S. Domiciled Obligor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest or Lien under this Agreement (i) is prohibited by Applicable Law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein pursuant to Applicable Law or (ii) would constitute or result in a breach, termination or default under any such lease, license, contract or agreement (in each case other than to the extent that any such term thereof would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law or principles of equity); provided that such lease, license, contract or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become Collateral, immediately and automatically, at such time as such consequences will no longer result.

Excluded Deposit Accounts: any Deposit Account exclusively used for payroll, payroll taxes or employee benefits.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.9; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.

Existing Foreign Letters of Credit: means each of the letters of credit issued for the account of any Foreign Borrower outstanding immediately prior to the Closing Date and listed on Schedule 1.1(f).

Existing Letters of Credit: the Existing Foreign Letters of Credit and/or the Existing U.S. Letters of Credit, as the context may require.

Existing Loan Agreement: as defined in the recitals to this Agreement.

Existing U.S. Letters of Credit: means each of the letters of credit issued for the account of any U.S. Borrower outstanding under the Existing Loan Agreement immediately prior to the Closing Date and listed on Schedule 1.1(g).

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

FCPA: as defined in Section 9.3.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall such rate be less than zero.

Fee Letter: the fee letter agreement among Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Parent dated as of April 1, 2016.

FILO Loan: a loan made by the participating Lenders to one or more of the Borrowers pursuant to Section 2.1.7(b).

Financial Institution: (a) any Financing Affiliate, (b) any financial institution listed on Schedule 1.1(c) and (c) any financial institution from time to time approved by Agent (such approval not to be unreasonably withheld).

Financial Officer: the chief financial officer, treasurer or controller of U.S. Borrower Agent.

Financial Support Direction: a financial support direction issued by the Pensions Regulator in the UK under Section 43 of the Pensions Act 2004.

Financing Affiliate: means HYGFS or any other Affiliate of the Borrowers party to a Financing Agreement pursuant to clause (b) of the definition thereof.

Financing Agreements: (a) (i) the International Operating Agreement, dated April 15, 1998, as amended, restated, supplemented or otherwise modified from time to time, between HYG and General Electric Capital Corporation and (ii) the Amended and Restated European Operating Agreement, dated July 1, 2008, as amended, restated, supplemented or otherwise modified from time to time, between HY UK and GE Capital Solutions Europe Limited, (b) the Second Amended and Restated Joint Venture and Shareholders Agreement, dated November 21, 2013, as amended, restated, supplemented or otherwise modified from time to time, between HYG and Wells Fargo Financial Leasing, Inc. and (c) any agreement or program entered into with a Financial Institution on substantially the same terms, or for substantially the same purpose, as the agreements referred to in clause (a) or (b) above or otherwise as consented to by

Agent, such consent not to be unreasonably withheld, as any of the same may be (x) renewed, amended or restated from time to time on substantially the same terms or otherwise as consented to by Agent, such consent not to be unreasonably withheld or (y) replaced from time to time as consented to by Agent, such consent not to be unreasonably withheld.

Financing Guarantee: (a) guarantees or repurchase or recourse obligations of Parent or a Subsidiary, incurred in the Ordinary Course of Business consistent with past practice, of Debt incurred by a dealer or customer of a dealer, for the purchase or lease of property substantially all of which is manufactured or sold by Parent or such Subsidiary, the proceeds of which Debt are used by such dealer or customer primarily to pay the purchase or lease price of such property and any related reasonable fees and expenses (including financing fees); provided, however, that (i) any guarantees or repurchase or recourse obligations of an Obligor are solely with respect to Debt for the purchase or lease of property manufactured or sold by such Obligor, (ii)(A) with respect to property located in the U.S., the Debt so guaranteed is secured by a perfected first priority Lien on such property in favor of the holder of the Debt or Parent or such Subsidiary and (B) with respect to property located outside of the U.S., the Debt so guaranteed is secured by a Lien or other similar security interest to the extent commercially practicable in the jurisdiction in which such property is located and (iii) if Parent or such Subsidiary is required to make payment with respect to such guaranty, it will have the right to receive one or more of the following: (A) the title to such property (if applicable), (B) a valid assignment of a perfected first priority Lien or other similar security interest in the property or (C) the net proceeds of any resale of such property and (b) a lease finance transaction under which (i) Parent or any Subsidiary sells property to a Financial Institution, (ii) such Financial Institution, as lessor, enters into an Operating Lease with respect to such property with Parent or such Subsidiary, as lessee, and (iii) Parent or such Subsidiary, as the case may be, as lessor, enters into an Operating Lease with respect to such property with a customer, as lessee.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Parent and its Subsidiaries for accounting and tax purposes, ending on December 31st of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parent and its Subsidiaries for the most recent four Fiscal Quarters, of (a) Adjusted Consolidated EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Loans) to (b) Fixed Charges.

Fixed Charges: the sum of (a) cash Consolidated Interest Expense, (b) scheduled principal payments made on Borrowed Money (including the principal component of Capital Lease obligations), (c) all foreign, federal, state and local income taxes and all franchise taxes that are calculated based on net income paid in cash during such period (net of any cash tax refunds received during such period but not less than $0) and (d) Distributions made.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Allocated U.S. Availability: U.S. Excess Availability designated by the U.S. Borrower Agent in a Borrowing Base Certificate or otherwise in accordance with Section 8.1 for application to clause (c) of the Foreign Borrowing Base.

Foreign Allocated U.S. Availability Reserve: the aggregate amount of the U.S. Borrowing Base allocated by U.S. Borrower Agent in a Borrowing Base Certificate or otherwise in accordance with Section 8.1 for inclusion by Foreign Borrowers in the Foreign Borrowing Base.

Foreign Availability Reserves: the sum (without duplication) of (a) the Foreign Inventory Reserve; (b) the Foreign Dilution Reserve; (c) the Foreign Rent and Charges Reserve; (d) the Foreign Bank Product Reserve; (e) the Foreign Priority Payables Reserve; (f) the Foreign Credit Insurance Reserve; and (g) such additional reserves, in such amounts and with respect to such matters, as the Agent may establish in its Permitted Discretion.

Foreign Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations of the Foreign Domiciled Obligors.

Foreign Base Rate: (a) with respect to Loans denominated in Euros, Sterling and Dollars that are funded outside the U.S., LIBOR for such currency for a 30 day interest period as in effect on the first Business Day of the current calendar month and (b) with respect to Loans denominated in Australian Dollars, the Australian Base Rate; provided, that in no event shall the Foreign Base Rate be less than zero.

Foreign Base Rate Loan: a Foreign Loan, or portion thereof, funded in Sterling, Dollars, Australian Dollars or Euros and bearing interest calculated by reference to the Foreign Base Rate.

Foreign Borrower: any of the Australian Borrowers, the Dutch Borrowers, the UK Borrowers and any other Foreign Subsidiary organized under the laws of England and Wales, the Netherlands or Australia that joins this Agreement as a Borrower hereunder.

Foreign Borrower Agent: as defined in Section 4.4(a).

Foreign Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Foreign Revolver Commitments; or (b) the sum, without duplication, of the following (expressed in Dollars based on the Dollar Equivalent thereof):

(a) 85% of the Value of Eligible Foreign Accounts, plus

(b) the lesser of (i) 75% of the Value of Eligible Foreign Inventory and (ii) 85% of the NOLV Percentage of Eligible Foreign Inventory, plus

(c) Foreign Allocated U.S. Availability for the Foreign Borrowers, plus

(d) from and after the PP&E Component Implementation Date, the PP&E Component for Foreign Borrowers at such time, minus

(e) the Foreign Availability Reserves.

Foreign Cash Collateral Account: a demand deposit, money market or other account established by the Agent at Bank of America (London), Bank of America (Australia) or such other financial institution as the Agent may select in its discretion, which account shall be subject to the Agent’s or Security Trustee’s Liens and under the sole control of Agent or Security Trustee.

Foreign Credit Insurance Reserve: an amount equal to the deductible and/or policy percentage for all credit insurance in respect of all Eligible Supported Foreign Accounts.

Foreign Dilution Reserve: the aggregate amount of reserves, as established by Agent from time to time in its Permitted Discretion, in an amount equal to the Value of the Eligible Foreign Accounts multiplied by 1.0% for each percentage point (or portion thereof) that Foreign Borrowers’ Dilution Percent exceeds 5.0%.

Foreign Domiciled Obligor: each of the Australian Domiciled Obligors, the Dutch Domiciled Obligors, the UK Domiciled Obligors and any Foreign Facility Guarantor (excluding U.S. Domiciled Obligors) and “Foreign Domiciled Obligors” means all such Persons, collectively.

Foreign Dominion Account: each Deposit Account established by the Foreign Domiciled Obligors at Bank of America, Bank of America (London), Bank of America (Australia) or another bank acceptable to Agent or Security Trustee, over which Agent or Security Trustee has exclusive or springing control pursuant to a Deposit Account Control Agreement; provided that such Deposit Account is a collection account and not also an operating or disbursement account.

Foreign Excess Availability: the Foreign Borrowing Base minus Foreign Revolver Usage.

Foreign Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the Foreign Facility Obligations, including Property of the Foreign Facility Guarantors pledged to secure the Foreign Facility Obligations under their guarantee of the Foreign Facility Obligations.

Foreign Facility Guarantor: each U.S. Facility Guarantor, HY Italy and each other Foreign Subsidiary that guarantees payment and performance of any Foreign Facility Obligations (but excluding, for the avoidance of doubt, the Bolzoni Entities).

Foreign Facility Obligations: all Obligations of the Foreign Domiciled Obligors (but excluding, for the avoidance of doubt, the U.S. Facility Obligations).

Foreign Facility Secured Parties: Agent, Security Trustees, Foreign Issuing Bank, Foreign Lenders and Secured Bank Product Providers of Bank Products to Foreign Domiciled Obligors.

Foreign Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory of the Foreign Borrowers, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Foreign Issuing Bank: (a) Bank of America (London) or any Affiliate of Bank of America (London), (b) Bank of America (Australia) or any Affiliate of Bank of America (Australia), (c) any Foreign Lender or Affiliate thereof as issuer of the Existing Foreign Letters of Credit, (d) if selected by Foreign Borrower Agent, any other Foreign Lender or Affiliate thereof that agrees to issue Foreign Letters of Credit, or (e) any replacement issuer appointed pursuant to Section 2.4.

Foreign Issuing Bank Indemnitees: Foreign Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Foreign LC Application: an application by Foreign Borrower Agent to the Foreign Issuing Bank for issuance of a Foreign Letter of Credit, in form and substance satisfactory to the Foreign Issuing Bank and Agent.

Foreign LC Conditions: the following conditions necessary for issuance of a Foreign Letter of Credit: (a) each of the conditions set forth in Section 6.2 being satisfied or waived; (b) after giving effect to such issuance, the aggregate Foreign LC Obligations do not exceed the Foreign Letter of Credit Sublimit, no Foreign Overadvance exists and Foreign Revolver Usage does not exceed the Foreign Borrowing Base; (c) the Foreign Letter of Credit and payments thereunder are denominated in Euros, Sterling, Australian Dollars, Dollars or other currency satisfactory to Agent and the Foreign Issuing Bank; and (d) the purpose and form of the proposed Foreign Letter of Credit are satisfactory to Agent and the Foreign Issuing Bank in their discretion.

Foreign LC Documents: all documents, instruments and agreements (including Foreign LC Requests and Foreign LC Applications) delivered by Foreign Borrowers or any other Foreign Domiciled Obligor to Foreign Issuing Bank or Agent in connection with any Foreign Letter of Credit.

Foreign LC Obligations: the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing by Foreign Borrowers for drawings under Foreign Letters of Credit; and (b) the Stated Amount of all outstanding Foreign Letters of Credit.

Foreign LC Request: a request for issuance of a Foreign Letter of Credit, to be provided by Foreign Borrower Agent to the Foreign Issuing Bank, in form satisfactory to Agent and the Foreign Issuing Bank.

Foreign Lender: each Lender that has issued a Foreign Revolver Commitment or, if the Foreign Revolver Commitments have been terminated, that has a Foreign Loan or a participation in any Foreign LC Obligation.

Foreign Letter of Credit: any standby or documentary letter of credit, bank guaranty, documentary bankers acceptance or similar instrument issued by Foreign Issuing Bank for the account of a Foreign Borrower or another Foreign Domiciled Obligor, including the Existing Foreign Letters of Credit.

Foreign Letter of Credit Sublimit: $20,000,000.

Foreign Loan: a Loan made by Foreign Lenders to Foreign Borrowers pursuant to Section 2.1.1(b), which Loan shall be denominated in Sterling, Dollars, Australian Dollars or Euros and either a LIBOR Loan, a Foreign Base Rate Loan or, with respect to Loans denominated in Australian Dollars only, an Australian Bank Bill Rate Loan, and including any Foreign Swingline Loan, Foreign Overadvance Loan, Foreign Protective Advance and deemed Loan advanced under Section 2.3.2(a).

Foreign Overadvance: as defined in Section 2.1.5.

Foreign Overadvance Loan: a Foreign Base Rate Loan made to a Foreign Borrower when a Foreign Overadvance exists or is caused by the funding thereof.

Foreign Plan: any employee benefit plan or arrangement other than a UK Pension Plan (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the U.S.; or (b) mandated by a government other than the U.S. for employees of any Obligor or Subsidiary.

Foreign Priority Payables Reserve: on any date of determination, a reserve in such amount as the Agent may determine in its Permitted Discretion which reflects the full amount of any liabilities or amounts which (by virtue of any Liens, choate or inchoate, or any statutory provision) rank or are capable of ranking in priority to the Agent’s and/or the Security Trustee’s Liens and/or for amounts which may represent costs relating to the enforcement of such Liens including, without limitation, (a) amounts due to employees in respect of unpaid wages, long service leave, retrenchment, payment in lieu of notice and holiday pay (including in all respects amounts protected by or payable pursuant to the Fair Work Act 2009 (Cth) of Australia), (b) the “prescribed part” of floating charge realisations held for unsecured creditors, (c) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer), (d) the amounts in the future, currently or past due and not contributed, remitted or paid in respect of any occupational pension schemes and state scheme premiums, including any Australian Pension Plan, together with any charges which may be levied by a Governmental Authority as a result of any default in payment obligations in respect of any Australian Pension Plan, and (e) any preferential claims as set out in the Australian Corporations Act, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance and all amounts deducted or withheld and not paid and remitted when due under the Taxation Administration Act 1953 (Cth) of Australia (but excluding Pay as You Go income withholding tax).

Foreign Protective Advances: as defined in Section 2.1.6.

Foreign Reimbursement Date: as defined in Section 2.3.2(a).

Foreign Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by a Foreign Domiciled Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Foreign Revolver Commitment: for any Foreign Lender, its obligation to make Foreign Loans and to issue Foreign Letters of Credit, in the case of Foreign Issuing Bank, or participate in Foreign LC Obligations, in the case of the other Foreign Lenders, to Foreign Borrowers up to the maximum principal amount shown on Schedule 1.1(a), as hereafter modified pursuant to Section 2.1.4, Section 2.1.7 or Section 2.1.8 or an Assignment and Acceptance to which it is a party. “Foreign Revolver Commitments” means the aggregate amount of such commitments of all Foreign Lenders.

Foreign Revolver Commitment Increase: as defined in Section 2.1.7(a).

Foreign Revolver Commitment Termination Date: the earliest to occur of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor); (b) the date on which Foreign Borrower Agent terminates the Foreign Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Foreign Revolver Commitments are terminated pursuant to Section 11.2.

Foreign Revolver Usage: the Dollar Equivalent of an amount equal to (a) the aggregate principal amount of outstanding Foreign Loans; plus (b) the aggregate Stated Amount of outstanding Foreign Letters of Credit, except to the extent Cash Collateralized by Foreign Borrowers.

Foreign Security Documents: the Australian Security Agreements, the Dutch Security Agreements, the UK Security Agreements and each other pledge agreement (including, without limitation, each pledge over movable assets (undisclosed and non-possessory) and each pledge of receivables), debenture or security agreement between any Foreign Domiciled Obligor and the Agent or Security Trustee.

Foreign Subsidiary: a Subsidiary of Parent that is not a Domestic Subsidiary; provided, that a Domestic Subsidiary of a CFC shall be treated as a Foreign Subsidiary hereunder.

Foreign Swingline Lender: (a) Bank of America (London) or an Affiliate of Bank of America (London) or (b) with respect to Australian Borrowers, Bank of America (Australia) or any Affiliate of Bank of America (Australia).

Foreign Swingline Loan: any Borrowing of Foreign Base Rate Loans funded with Foreign Swingline Lender’s funds, until such Borrowing is settled among Foreign Lenders or repaid by Foreign Borrowers.

Foreign Swingline Sublimit: $20,000,000.

Foreign Unused Line Fee Rate: a per annum rate equal to (a) at any time on or prior to September 30, 2016, 0.350% and (b) at all times thereafter, (i) 0.350%, if the average daily Foreign Revolver Usage was 50% or less of the Foreign Revolver Commitments during the preceding calendar month, or (ii) 0.250%, if the average daily Foreign Revolver Usage was more than 50% of the Foreign Revolver Commitments during the preceding calendar month.

Foreign Working Capital Guaranty: the Amended and Restated Guaranty dated as of June 30, 2010 duly executed and delivered to Citibank, N.A. by the Borrowers (other than Parent), as the same may be amended, supplemented or otherwise modified from time to time.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment or Payment in Full: with respect to any Obligations, (a) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have terminated.

Fund: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans of the type contemplated by this Agreement and similar extensions of credit in the ordinary course of its business.

GAAP: generally accepted accounting principles (in the U.S. except as otherwise specified in this Agreement) set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect from time to time subject to Section 1.2.

General Intangibles: as defined in the UCC (and/or with respect to any General Intangible of an Australian Domiciled Obligor, “intangible property” as defined in the Australian PPSA) or any other Applicable Law, as applicable.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies such as the European Union or European Central Bank), in each case whether it is or is not associated with Australia, Italy, the Netherlands, the United Kingdom, the U.S. or any state, province, district or territory thereof, or any other foreign entity or government.

GST: as defined in Section 5.8.9(a).

GST Act: A New Tax System (Goods and Services Tax) Act 1999 (Cth) of Australia.

GST Group: has the meaning given to it in the GST Act.

Guarantor Payment: as defined in Section 5.10.3(b).

Guarantors: Foreign Facility Guarantors, U.S. Facility Guarantors, and each other Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement (including this Agreement) executed by a Guarantor in favor of Agent.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code, including any agreement relating to any swap, cap, floor, collar, option or forward, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

HMRC Transfer Date: as defined in Section 5.8.8(e).

HMT: Her Majesty’s Treasury.

Holding BV: as defined in the preamble to this Agreement.

HY Capital Holding BV: as defined in the preamble to this Agreement.

HY Distribution: Hyster-Yale Distribution B.V., a private company with limited liability incorporated under the laws of the Netherlands having its corporate seat in Nijmegen.

HY International: as defined in the preamble to this Agreement.

HY Italy: Hyster-Yale Italia S.p.A., a joint stock company incorporated under the laws of Italy, registered with the Register of Enterprises of Milan under No. 01020710362.

HY UK: as defined in the preamble to this Agreement.

HY UK Capital: as defined in the preamble to this Agreement.

HYG: as defined in the preamble to this Agreement.

HYGFS: HYG Financial Services, Inc., a Delaware corporation in which HYG holds a minority interest.

HYN BV: as defined in the preamble to this Agreement.

Hyster Mauritius Entities: Hyster-Yale Mauritius, Shanghai Hyster Forklift Ltd., Shanghai Hyster International Trading Co., Ltd. and Hyster (H.K.) Limited.

Incremental Facility Amount: as defined in Section 2.1.7(a).

Indemnified Party: as defined in Section 12.2.7.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes and, with respect to the Foreign Loans, Taxes explicitly excluded from the gross-up or indemnity provisions of Sections 5.8.7, 5.8.8 and 5.8.9, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Information: as defined in Section 14.12.

Initial Borrower and Initial Borrowers: as defined in the preamble to this Agreement.

Initial Dutch Borrowers: as defined in the preamble to this Agreement.

Initial UK Borrowers: as defined in the preamble to this Agreement.

Initial U.S. Borrowers: as defined in the preamble to this Agreement.

Insolvency Proceeding: (a) any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (i) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (ii) the appointment of a receiver, receiver and manager, trustee, liquidator, administrator, conservator, Controller or other custodian for such Person or any part of its Property; (iii) an assignment or trust mortgage for the benefit of creditors; (b) in the case of a UK Domiciled Obligor, any corporate action, legal proceedings or other procedure commenced or other step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (i) such UK Domiciled Obligor being adjudicated or found insolvent, (ii) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such UK Domiciled Obligor other than a solvent liquidation or reorganization of such UK Domiciled Obligor permitted by Section 10.2.7, (iii) a composition, assignment or arrangement with any class of creditors of such UK Domiciled Obligor or (iv) the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer in respect of such UK Domiciled Obligor or any of its assets; provided that clause (b) shall not apply to any winding-up petition which is frivolous or vexatious or which is being contested in good faith and, in each case, is discharged, stayed or dismissed within 21 days of commencement; (c) in the case of an Australian Domiciled Obligor, any writ of execution, garnishee order, notice under section 120 of the Australian PPSA, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against it or its assets, or such other step is taken in relation to it being adjudicated or found unable to pay its debts when they fall due or it is (or states that it is) an

“insolvent under administration” or “insolvent” (each as defined in the Australian Corporations Act); and (d) in case of a Foreign Domiciled Obligor domiciled in Italy, a winding-up, administration or dissolution includes, without limitation, any liquidazione, procedura concorsuale (fallimento, concordato preventivo, liquidazione coatta amministrativa, amministrazione straordinaria o ristrutturazione industriale delle grandi imprese in stato d’insolvenza), the execution of an accordo di ristrutturazione dei debiti pursuant to article 182-bis of the Italian Bankruptcy Act, cessione dei beni ai creditori, or any other similar proceedings.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period: as defined in Section 3.1.4.

Inventory: as defined in the UCC, the Australian PPSA or in any similar statute of England and Wales, Scotland, Northern Ireland or any other relevant jurisdiction, and for the Netherlands qualifying as ‘roerende zaken’, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Person’s business (but excluding Equipment).

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or a loan, advance or capital contribution to or other investment in a Person.

Investment Condition: either (a) each of the following is satisfied: (i) pro forma Total Excess Availability is greater than 12.5% of the aggregate Commitments at all times during the Pro Forma Period, (ii) pro forma U.S. Excess Availability is greater than 12.5% of the aggregate U.S. Revolver Commitments at all times during the Pro Forma Period and (iii) the Borrowers are in compliance with Section 10.3 (computed on a pro forma basis for the most recent four fiscal quarter period for which financials are required to be delivered), whether or not a Trigger Period is in effect, or (b) each of the following is satisfied: (i) pro forma Total Excess Availability is greater than 20% of the aggregate Commitments at all times during the Pro Forma Period and (ii) pro forma U.S. Excess Availability is greater than 20% of the aggregate U.S. Revolver Commitments at all times during the Pro Forma Period; provided, that from and after the PP&E Component Implementation Date, the above-listed percentages in subclause (a) shall instead be 15% in each case and the above-listed percentages in subclause (b) shall instead be 25% in each case.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent or Security Trustee, as security for its Obligations.

IRS: the U.S. Internal Revenue Service.

Issuing Bank Indemnitees: Foreign Issuing Bank Indemnitees and/or U.S. Issuing Bank Indemnitees, as the context requires.

ITA: the Income Tax Act 2007 (United Kingdom).

ITSA: an agreement between the members of a GST Group which takes effect as an indirect tax sharing agreement under section 444-90 of Schedule 1 of the Taxation Administration Act 1953 (Cth) of Australia and complies with the Taxation Administration Act 1953 (Cth) of Australia and the GST Act as well as any applicable law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the Taxation Administration Act 1953 (Cth) of Australia.

Judgment Currency: as defined in Section 1.5.2.

LC Conditions: Foreign LC Conditions and/or U.S. LC Conditions, as the context requires.

LC Document: a Foreign LC Document and/or U.S. LC Document, as the context requires.

LC Obligations: Foreign LC Obligations and/or U.S. LC Obligations, as the context requires.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Bank of America and its Affiliates in their respective capacities as Foreign Swingline Lender and U.S. Swingline Lender, the Foreign Lenders, the U.S. Lenders and their respective permitted successors and assigns and, where applicable, any Issuing Bank, and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and the relevant Borrower Agent.

Letters of Credit: the Foreign Letters of Credit and/or U.S. Letters of Credit, as the context requires.

LIBOR: the per annum rate of interest (rounded up to the nearest 1/16th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period, and set on the same day for Sterling denominated Loans, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall LIBOR be less than zero.

LIBOR Loan: a Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, retention of title, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance and, with respect to any Australian Domiciled Obligor, also includes any ‘security interest’ as defined in sections 12(1) and 12(2) of the Australian PPSA.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent (or Security Trustee) to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Foreign Loan and/or U.S. Loan, as the context requires.

Loan Documents: this Agreement, any supplement or joinder to this Agreement, Other Agreements and Security Documents.

Local Counsel Opinion: an opinion letter delivered by local counsel reasonably acceptable to Agent and in the jurisdiction in which any Eligible Real Property is located with respect to the validity and enforceability of a Mortgage (and any Lien granted thereunder) and any related fixture filings and containing other such customary opinions of local counsel reasonably requested by Agent, in form and substance reasonably satisfactory to Agent.

Local Time: with respect to (a) U.S. Loans, Eastern time in the U.S., (b) Foreign Loans (other than as provided in clause (c)), prevailing time in London, England and (c) Australian Loans, prevailing time in Sydney, Australia.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: a material adverse effect upon (a) the condition (financial or otherwise), performance or properties of any Borrower, or the Parent and its Subsidiaries taken as a whole, (b) the ability of any of the Obligors to perform their respective obligations under the Loan Documents, (c) the ability of the Lenders, the Foreign Issuing Bank, the U.S. Issuing Bank, the Agent or the Security Trustee to enforce any of the Loan Documents or (d) a material portion of the Collateral or the validity or priority of the Agent’s or the Security Trustee’s Liens thereon or the ability of the Agent or the Security Trustee to realize upon a material portion of the Collateral.

Material Contract: any agreement or arrangement to which a Parent or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate principal amount of $10,000,000 or more.

Maturity Date: April 28, 2021.

Maximum Facility Amount: $340,000,000.

Maximum Rate: as defined in Section 3.10.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Agent or Security Trustee, as security for its Obligations.

Mortgage Policy: an ALTA title insurance policy (or its equivalent in non-ALTA jurisdictions) with respect to the applicable parcel of Real Estate naming Agent as insured party for the benefit of the applicable Lenders, insuring that the Mortgage creates a valid and enforceable first priority mortgage lien on the applicable parcel of Real Estate, free and clear of all defects and encumbrances except Customary Permitted Liens, which Mortgage Policy shall (A) be in an amount no greater than the value of such parcel of Real Estate, as determined by the appraisal report to be delivered pursuant to Schedule 1.1(e) (provided, however, that if such Eligible Real Estate is located in a mortgage or recording tax jurisdiction and Agent limits its recovery under the applicable Mortgage, the insured amount shall be equal to 120% of such appraised value), (B) be from an insurance company reasonably acceptable to Agent, (C) include such other endorsements and reinsurance as Agent may reasonably require and (D) otherwise satisfy the reasonable title insurance requirements of Agent.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by Parent or any Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) Taxes paid or reasonably estimated to be payable as a result thereof (taking into account any available Tax credits or deductions); and (d) reserves for indemnities, until such reserves are no longer needed.

Netherlands: the Kingdom of the Netherlands.

New Lender: each Lender that becomes a party to this Agreement after the Closing Date.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the applicable Foreign Borrower’s or U.S. Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent.

Non-Domiciled Lender: (a) with respect to each U.S. Borrower, each Lender or Issuing Bank that is not a U.S. Person, and (b) with respect to each Foreign Borrower, each Lender or Issuing Bank that is resident or organized under the laws of a jurisdiction other than that in which such Foreign Borrower is resident for Tax purposes.

Notice of Borrowing: a Notice of Foreign Borrowing and/or a Notice of U.S. Borrowing, as the context requires.

Notice of Conversion/Continuation: a Notice of Foreign Conversion/Continuation and/or a Notice of U.S. Conversion/Continuation, as the context requires.

Notice of Foreign Borrowing: a Notice of Borrowing to be provided by Foreign Borrower Agent to request a Borrowing of Foreign Loans, in the form attached hereto as Exhibit D, or otherwise in form satisfactory to Agent.

Notice of Foreign Conversion/Continuation: a Notice of Foreign Conversion/Continuation to be provided by Foreign Borrower Agent to request a conversion or continuation of any Foreign Loans as LIBOR Loans or Australian Bank Bill Rate Loans, in the form attached hereto as Exhibit E, or otherwise in form satisfactory to Agent.

Notice of U.S. Borrowing: a Notice of Borrowing to be provided by U.S. Borrower Agent to request a Borrowing of U.S. Loans, in form satisfactory to Agent.

Notice of U.S. Conversion/Continuation: a Notice of U.S. Conversion/Continuation to be provided by U.S. Borrower Agent to request a conversion or continuation of any U.S. Loans as LIBOR Loans, in form satisfactory to Agent.

NPL: as defined in Section 9.1.13(e).

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor Group: a group consisting of the Foreign Domiciled Obligors or the U.S. Domiciled Obligors, as the context requires.

Obligors: the Foreign Domiciled Obligors and the U.S. Domiciled Obligors, collectively; and Obligor means any of the Obligors, individually.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Operating Lease: as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, continuation or amalgamation, bylaws, articles of organization, coordinated articles of association, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum or articles of association, constitution, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Original Obligation and Original Obligations: as defined in Section 12.2.16.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter (including the Fee Letter), Lien Waiver, Real Estate Related Document, Borrowing Base Certificate, Compliance Certificate, Borrower Materials, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent, Security Trustee or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: a Foreign Overadvance and/or a U.S. Overadvance, as the context requires.

Overadvance Loan: a Foreign Overadvance Loan and/or a U.S. Overadvance Loan, as the context requires.

Parallel Debt Obligation and Parallel Debt Obligations: as defined in Section 12.2.16.

Parent: as defined in the preamble to this Agreement.

Participant: as defined in Section 13.2.1.

Participating Member State: any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years, other than the Combined Defined Benefit Plan for NACCO Industries, Inc. and its Subsidiaries.

Pensions Regulator: the body corporate in the UK called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

Perfection Certificate: a certificate disclosing information regarding Obligors in a form approved by Agent.

Permits: any permit, approval, authorization, license, variance, exemption, no-action letter or permission required from a Governmental Authority under an Applicable Law.

Permitted Acquisition: as defined in Section 10.2.4(f).

Permitted Asset Disposition: an Asset Disposition permitted under Section 10.2.5.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Existing Accommodation Obligations: means those Accommodation Obligations of the Parent and its Subsidiaries identified as such on Schedule 10.2.8 (and subject to Section 10.1.2(l) with respect to the Bolzoni Entities).

Permitted Existing Debt: Debt of Parent and its Subsidiaries identified as such on Schedule 10.2.1.

Permitted Holders: the “Participating Stockholders” existing and as defined on the Closing Date in the Stockholders’ Agreement dated as of September 28, 2012, by and among Parent, as depository, Parent and the Participating Stockholders, as amended by the Amendment to Stockholders’ Agreement dated as of December 31, 2012, the Amendment to Stockholders’ Agreement dated as of January 18, 2013, the Amendment to Stockholders’ Agreement dated March 27, 2015 and the Amendment to Stockholders’ Agreement dated December 29, 2015.

Permitted Liens: as defined in Section 10.2.2.

Permitted Term Debt: as defined in Section 10.2.1(m).

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 14.3.3.

Pledged Collateral: as defined in Section 7.4.1.

Pledged Debt: as defined in Section 7.4.1.

Pledged Entity: any Subsidiary all or a portion of the Equity Interests of which has been or is required to be pledged in accordance with the terms of this Agreement; provided, that (a) a floating charge under the UK Debenture over Equity Interests of a Person organized outside of England and Wales shall not, without further local law security as determined by the Agent, be sufficient to qualify such Person as a “Pledged Entity”, (b) Hyster-Yale UK Pension Co. Limited shall not constitute a “Pledged Entity”, and (c) Bolzoni Holdco shall not constitute a “Pledged Entity” notwithstanding the fact that its Equity Interests may be pledged in favor of the Agent or Security Trustee.

Pledged Equity Interests: as defined in Section 7.4.1.

PP&E Collateral: with respect to any Obligor:

(a) any rights or interests in any owned Real Estate;

(b) any Intellectual Property; and

(c) any Equipment and machinery.

PP&E Component: on any date of determination after the PP&E Component Implementation Date, an amount equal to the sum, without duplication, of the following (expressed in Dollars based on the Dollar Equivalent thereof):

(a) the sum of the following for the Eligible Equipment of the applicable Borrower Group: the Equipment Amortization Factor multiplied by 85% of the net orderly liquidation value of such Eligible Equipment, such net orderly liquidation value to be based on the equipment appraisal completed prior to the PP&E Component Implementation Date (or such later appraisal as may be conducted by Agent following the occurrence of an Event of Default), plus

(b) the sum of the following for the Eligible Real Estate of the applicable Borrower Group: the Real Estate Amortization Factor multiplied by 70% of the fair market value of such Eligible Real Estate, such fair market value to be based on the real estate appraisal completed prior to the PP&E Component Implementation Date (or such later appraisal as may be conducted by Agent following an occurrence of an Event of Default), minus

(c) Availability Reserves applicable to the PP&E Component established by Agent in its Permitted Discretion.

Notwithstanding anything to the contrary contained in this Agreement, in no event shall (i) the aggregate amount attributable to the Total Borrowing Base from the PP&E Component exceed an amount equal to twenty-five percent (25%) of the aggregate Commitments at any time and (ii) the aggregate amount attributable to the PP&E Component for Foreign Borrowers exceed an amount equal to fifty percent (50%) of the aggregate amount attributable to the PP&E Component in the Total Borrowing Base.

PP&E Component Implementation Date: the first date on which a Borrowing Base Certificate is delivered to Agent which includes the PP&E Component in the calculation of any Borrowing Base; provided that the PP&E Component shall not be implemented if Permitted Term Debt is secured by a first priority Lien on the PP&E Collateral.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Forma Period: the period commencing 30 days prior to the date of a proposed transaction through the date of such transaction.

Pro Rata: (a) when used with reference to a Lender’s (i) share on any date of the total Borrower Group Commitments to a Borrower Group, (ii) participating interest in LC Obligations (if applicable) to the members of such Borrower Group, (iii) share of payments made by the members of such Borrower Group with respect to such Borrower Group’s Obligations, (iv) increases or reductions to the Borrower Group Commitments pursuant to Section 2.1.4 or 2.1.7, and (v) obligation to pay or reimburse the Agent for Extraordinary Expenses owed by or in respect of such Borrower Group or to indemnify any Indemnitees for Claims relating to such Borrower Group, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the Borrower Group Commitment of such Lender to such Borrower Group on such date by the aggregate amount of the Borrower Group Commitments of all Lenders to such Borrower Group on such date (or if such Borrower Group Commitments have been terminated, by reference to the respective Borrower Group Commitments as in effect immediately prior to the termination thereof) or (b) when used for any other reason, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the aggregate amount of the Lender’s Commitments on such date by the aggregate amount of the Commitments of all Lenders on such date (or if any such Commitments have been terminated, such Commitments as in effect immediately prior to the termination thereof).

Process Agent: as defined in Section 14.15.2

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor reasonably be expected to result in forfeiture or sale of any Collateral of the Obligor; (e) no Lien (other than any Lien, excluding any Environmental Lien and any Lien in favor of the PBGC, with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due) is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Equity Interests.

Protective Advances: Foreign Protective Advances and/or U.S. Protective Advances, as the context requires.

Purchase Money Debt: (a) Debt (other than the Obligations but including Capital Leases) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC or the Australian PPSA.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Qualified Secured Bank Product Obligations: Secured Bank Product Obligations arising under (a) any Hedging Agreement that a Borrower Agent designates to Agent as qualified for pari passu treatment with principal for purposes of Section 5.5 and (b) the Bank Products described in clause (d) of the definition therefor.

Qualifying Lender: as defined, in relation to United Kingdom Tax matters in Section 5.8.8 and, in relation to Australian Tax matters, in Section 5.8.9(a).

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Real Estate Amortization Factor: with respect to any date of determination, one (1) minus a fraction, the numerator of which is the number of full Fiscal Quarters of Parent elapsed as of such date (including any such Fiscal Quarter ending on such date) since the PP&E Component Implementation Date and the denominator of which is 40.

Real Estate Related Documents: with respect to any Real Estate subject to a Mortgage, the documents, evidence, information and agreements specified in Schedule 1.1(e).

Reallocation: as defined in Section 2.1.8(a).

Reallocation Consent: as defined in Section 2.1.8(b).

Reallocation Date: as defined in Section 2.1.8(a).

Receivables Sale Agreements: (a) the Receivables Assignment Agreement dated as of December 1, 1995 between HYN BV and the HY UK providing for the daily sale and assignment of all Accounts originated by HYN BV to HY UK and (b) any other receivables assignment agreements between any Foreign Domiciled Obligor and HY UK providing for the daily sale and assignment of all Accounts originated by such Foreign Domiciled Obligor to HY UK, in each case, in form and substance satisfactory to Agent.

Recipient: Agent, Issuing Bank, Security Trustee or any Lender, as applicable.

Regulation: as defined in Section 9.1.25.

Release: any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, pouring, dumping, abandonment, discards of barrels, containers or other receptacles, including the active or passive discharge, dispersal, leaching or migration of Contaminants into the indoor or outdoor environment or into or out of any Property.

Relevant Borrower: as defined, in relation to Dutch Tax matters, in Section 5.8.7, in relation to United Kingdom Tax matters, in Section 5.8.8 and, in relation to Australian Tax matters, in Section 5.8.9.

Relevant Party: as defined in Section 5.8.7(c)(ii).

Remedial Action: actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (c) investigate and determine if a remedial or other response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

Report: as defined in Section 12.4.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Borrower Group Lenders: at any date of determination thereof, Secured Parties holding Borrower Group Commitments to a Borrower Group representing more than 50% of (a) the aggregate Borrower Group Commitments to such Borrower Group; or (b) following termination of such Borrower Group Commitments, the aggregate outstanding Loans and LC Obligations owing by such Borrower Group or, if all Loans and LC Obligations have been Paid in Full, the aggregate remaining Obligations of such Borrower Group; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.

Required Lenders: Secured Parties holding more than 50% of (a) the aggregate outstanding Commitments; or (b) following termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been Paid in Full, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.

Reserves: Foreign Availability Reserves and/or U.S. Availability Reserves, as the context requires.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay the Obligations, to grant Liens on any of their respective assets in favor of Agent or Security Trustee, to declare or make Distributions, to modify, extend or renew any agreement evidencing the Obligations, or to repay any intercompany Debt.

Revolver Commitment Increase: as defined in Section 2.1.7(a).

Revolver Commitment Termination Date: the Foreign Revolver Commitment Termination Date and/or the U.S. Revolver Commitment Termination Date, as the context requires.

Revolver Facilities: the facilities established pursuant to this Agreement under the Foreign Revolver Commitments and the U.S. Revolver Commitments, and “Revolver Facility” means any one of such Revolver Facilities.

Revolver Usage: Foreign Revolver Usage and/or U.S. Revolver Usage, as the context requires.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), the United Nations Security Council, the European Union, HMT or other sanctions authority.

SEC: the U.S. Securities and Exchange Commission or any successor thereto.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor or Affiliate of an Obligor to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product (provided, that Citbank, N.A. is not required to resubmit the notice on file with Agent delivered in connection with the Existing Loan Agreement), (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.15.

Secured Parties: Foreign Facility Secured Parties, U.S. Facility Secured Parties and Secured Bank Product Providers.

Securities Accounts: any present and future “securities account” (as defined in Article 8 of the UCC or in section 15 of the Australian PPSA, as applicable), including all monies, “uncertificated securities,” “securities entitlements” and other “financial assets” (as defined in Article 8 of the UCC) and all “intermediated security” and “financial product” (as defined in section 10 of the Australian PPSA), contained therein.

Securities Account Control Agreement: a control agreement, or in respect of any Securities Accounts located in Australia, a sponsorship agreement, satisfactory to Agent executed by an institution maintaining a Securities Account for an Obligor, to perfect Agent’s or Security Trustee’s Lien or otherwise grant control to Agent or Security Trustee on such account.

Securities Exchange Act: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

Security Documents: this Agreement, the Guarantees, the Foreign Security Documents, Australian Security Trust Deed, IP Assignments, Deposit Account Control Agreements, the Securities Account Control Agreements, the Mortgages and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Security Trustee: the Australian Security Trustee, the European Security Trustee and/or any other security trustee appointed by the Agent and/or the Secured Parties from time to time, as the context requires.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer, vice president and general counsel, vice president and deputy general counsel, vice president and treasurer or vice president and controller of a Borrower or, if the context requires, an Obligor, or in the case of a Foreign Domiciled Obligor, a director.

Settlement Report: a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

Solvent: (a) as to any Person (other than a Person incorporated or organized under the laws of Australia or any state or territory of Australia), such Person (i) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (ii) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (iii) is able to pay all of its debts as they mature; (iv) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (v) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates, (b) as to any Person incorporated, registered or organized in the UK (in addition to the foregoing under clause (a) above), such Person is able or does not admit its inability to pay its debts as they fall due, does not suspend or threaten to suspend making payments on any of its indebtedness, does not by reason of actual or anticipated financial difficulties, commence negotiations with its creditors with a view of rescheduling its indebtedness and no moratorium is declared in respect of its indebtedness and (c) as to any Person incorporated, registered or organized under the laws of Australia or any state or territory thereof, such Person (i) does not become, does not admit in writing that it is, is not declared to be, or is not deemed under any Applicable Law to be, insolvent; (ii) is able to pay its debts (as and when they become due and payable) and does not stop payments of its debts generally; and (iii) is not found or declared by a court to be insolvent, does not become insolvent within the meaning of section 95A(2) of the Australian Corporations Act or otherwise found or deemed to be insolvent by law or a court. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance, whether or not then effective, that is provided by the terms of the Letter of Credit or related LC Documents.

Sterling: the lawful currency of the United Kingdom.

Subordinated Debt: Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations on subordination terms satisfactory to Agent.

Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by Parent or combination of Obligors (including indirect ownership through other entities in which Obligors directly or indirectly own more than 50% of the voting securities or Equity Interests).

Super-Majority Lenders: Secured Parties holding more than 66 2/3% of (a) the aggregate outstanding Commitments; or (b) following termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been Paid in Full, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.

Supplier: as defined in Section 5.8.7(c)(ii).

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loan: a Foreign Swingline Loan and/or U.S. Swingline Loan, as the context requires.

TARGET Day: any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euro.

Tax Confirmation: as defined in Section 5.8.8.

Tax Consolidated Group: a Consolidated Group or a MEC Group as defined in section 995-1 of the Income Tax Assessment Act 1997 (Cth) of Australia.

Tax Credit: a credit against, relief or remission for, or refund or repayment of, any Taxes.

Tax Deduction: a deduction or withholding for or on account of Taxes from a payment under any Loan Document.

Tax Sharing Agreement: an agreement between the members of a Tax Consolidated Group which takes effect as a tax sharing agreement under section 721-25 of the Income Tax Assessment Act 1997 (Cth) of Australia and complies with the Income Tax Assessment Act 1997 and any law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the Income Tax Assessment Act 1997 (Cth) of Australia.

Tax Payment: the increase in a payment made by a Relevant Borrower under Section 5.8.1(c), 5.8.7(a), 5.8.8(a) or 5.8.9(b), as applicable.

Taxes: all present or future taxes, levies, imposts, duties, GST, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Borrowing Base: as of any date of determination, the sum of the Foreign Borrowing Base and the U.S. Borrowing Base.

Total Excess Availability: as of any date of determination, the sum of Foreign Excess Availability and U.S. Excess Availability.

Total Revolver Usage: as of any date of determination, the sum of the Foreign Revolver Usage and the U.S. Revolver Usage on such date of determination.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Treaty: as defined, in relation to United Kingdom Tax matters, in Section 5.8.8 and, in relation to Australian Tax matters, in Section 5.8.9(a).

Treaty Lender: as defined in Section 5.8.8.

Treaty State: as defined, in relation to United Kingdom Tax matters, in Section 5.8.8 and, in relation to Australian Tax matters, in Section 5.8.9(a).

Trigger Period: the period (a) commencing on the day that (i) Total Excess Availability is less than ten percent (10%) of the Commitments at any time or (ii) U.S. Excess Availability is less than ten percent (10%) of the U.S. Revolver Commitments at any time; and (b) continuing until, during each of the preceding 30 consecutive days (i) Total Excess Availability has been greater than ten percent (10%) of the Commitments at all times and (ii) U.S. Excess Availability has been greater than ten percent (10%) of the U.S. Revolver Commitments at all times; provided, that from and after the PP&E Component Implementation Date, each of the above-listed percentages shall instead be twelve and one-half percent (12.5%).

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UK or United Kingdom: the United Kingdom of Great Britain and Northern Ireland.

UK Borrowers: (a) the Initial UK Borrowers and (b) each other Foreign Subsidiary organized under the laws of England and Wales that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.9(a) and has satisfied the other requirements set forth in Section 10.1.9(a) in order to become a UK Borrower.

UK Debenture: that certain Debenture dated as of December 18, 2013 among the UK Borrowers and the European Security Trustee, as amended, restated, supplemented or otherwise modified from time to time.

UK Domiciled Obligor: each UK Borrower, Hyster-Yale Group Limited, a company incorporated in England and Wales with company number 01020654, and each other Foreign Subsidiary organized under the laws of England and Wales that, after the date hereof, in accordance with Section 10.1.9(a) or otherwise, has executed a supplement or joinder to this Agreement or otherwise entered into a guaranty in order to become an Obligor, and “UK Domiciled Obligors” means all such Persons, collectively.

UK Non-Bank Lender: as defined in Section 5.8.8.

UK Pension Plan: an occupational pension scheme which is not a money purchase scheme (each as defined in Section 181 of the Pension Schemes Act 1993 (UK)) and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by any Obligor in respect of its UK employees or former employees.

UK Security Agreements: (i) the UK Debenture, (ii) the UK Share Mortgages and each other debenture or security agreement governed by English law and, following the PP&E Component Implementation Date, “UK Security Agreements” shall include such instruments and agreements as Agent or European Security Trustee deem reasonably appropriate under other Applicable Law to evidence or perfect its Lien on any Collateral located in Northern Ireland or Scotland.

UK Share Mortgages: the share mortgages granted by (i) HY International in favor of the European Security Trustee in respect of its Equity Interests in Hyster-Yale Group Limited, (ii) Hyster Overseas Capital Corporation, LLC in respect of its Equity Interests in HY UK, (iii) HYG in respect of its Equity Interests in HY UK Capital and (iv) any other share mortgages entered into from time to time by an Obligor under English law in favor of the European Security Trustee in respect of such Obligor’s Equity Interests in any of its Subsidiaries.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities over the value of that Pension Plan’s assets. For this purpose, the benefit liabilities of a Pension Plan for a plan year shall be the Pension Plan’s “funding target” determined under Section 430(d)(1) of the Code (without regard to Section 430(i)(1) of the Code) for the plan year, and the value of the Pension Plan’s assets for such plan year shall be such value as is used pursuant to Section 430 of the Code for purposes of determining the annual contribution requirements with respect to the Pension Plan for such plan year.

Upstream Payment: a Distribution by any Subsidiary of Parent to Parent or another Subsidiary of Parent.

U.S.: the United States of America.

U.S. Availability Reserve: the sum (without duplication) of (a) the U.S. Inventory Reserve; (b) the U.S. Dilution Reserve; (c) the U.S. Rent and Charges Reserve; (d) the U.S. Bank Product Reserve; (e) the Foreign Allocated U.S. Availability Reserve; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the U.S. Credit Insurance Reserve; and (h) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.

U.S. Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations of the U.S. Domiciled Obligors. Any reserves for Bank Products described in clause (d) of the definition therefor (a) shall not exceed $10,000,000 in the aggregate and (b) shall be adjusted from time to time (not to exceed once per calendar month) based upon the outstandings under such Bank Products as last notified by Citibank, N.A. to Agent in a form satisfactory to Agent (provided, that such reserve may not be increased if an Event of Default exists or an Overadvance would result therefrom).

U.S. Base Rate: for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%.

U.S. Base Rate Loan: any Loan that bears interest based on the U.S. Base Rate.

U.S. Borrower Agent: as defined in Section 4.4(b).

U.S. Borrowers: (a) the Initial U.S. Borrowers and (b) each other Domestic Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.9(b) and has satisfied the other requirements set forth in Section 10.1.9(b) in order to become a U.S. Borrower.

U.S. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the U.S. Revolver Commitments minus the Foreign Allocated U.S. Availability Reserve; or (b) the sum of, without duplication of the following:

(a) 85% of the Value of Eligible U.S. Accounts, plus

(b) the lesser of (i) 75% of the Value of Eligible U.S. Inventory and (ii) 85% of the NOLV Percentage of Eligible U.S. Inventory, plus

(c) from and after the PP&E Component Implementation Date, the PP&E Component for U.S. Borrowers at such time, minus

(d) the U.S. Availability Reserves.

U.S. Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America or such other financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of, and under the sole control of, Agent.

U.S. Credit Insurance Reserve: an amount equal to the deductible and/or policy percentage for all credit insurance in respect of all Eligible Supported U.S. Accounts.

U.S. Dilution Reserve: the aggregate amount of reserves, as established by Agent from time to time in its Permitted Discretion, in an amount equal to the Value of the Eligible U.S. Accounts multiplied by 1.0% for each percentage point (or portion thereof) that U.S. Borrowers’ Dilution Percent exceeds 5.0%.

U.S. Domiciled Obligors: each U.S. Borrower, each Domestic Subsidiary now or hereafter party hereto as an Obligor (excluding, for the avoidance of doubt, any Domestic Subsidiary of a CFC) and any U.S. Facility Guarantors, and “U.S. Domiciled Obligors” means all such Persons, collectively.

U.S. Dominion Account: each Deposit Account established by U.S. Domiciled Obligors at Bank of America or another bank acceptable to Agent, over which Agent has exclusive or springing control pursuant to a Deposit Account Control Agreement; provided that such Deposit Account is a collection account and not also an operating or disbursement account.

U.S. Excess Availability: as of any date of determination, an amount equal to the U.S. Borrowing Base, minus the U.S. Revolver Usage.

U.S. Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Obligations.

U.S. Facility Guarantor: the Parent, each U.S. Borrower and each Domestic Subsidiary or other Person that guarantees payment and performance of any U.S. Facility Obligations.

U.S. Facility Obligations: all Obligations of the U.S. Domiciled Obligors (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as guarantors of the Foreign Facility Obligations).

U.S. Facility Secured Parties: Agent, any U.S. Issuing Bank, U.S. Lenders and Secured Bank Product Providers of Bank Products to U.S. Domiciled Obligors.

U.S. Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory of U.S. Borrowers, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

U.S. Issuing Bank: (a) Bank of America or any Affiliate of Bank of America, (b) any U.S. Lender or Affiliate thereof as issuer of the Existing U.S. Letters of Credit, (c) if selected by U.S. Borrower Agent, any other U.S. Lender or Affiliate thereof that agrees to issue U.S. Letters of Credit, or (d) any replacement issuer appointed pursuant to Section 2.4.

U.S. Issuing Bank Indemnitees: U.S. Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

U.S. LC Application: an application by any U.S. Borrower or the U.S. Borrower Agent to the U.S. Issuing Bank for issuance of a U.S. Letter of Credit, in form and substance satisfactory to the U.S. Issuing Bank and Agent.

U.S. LC Conditions: the following conditions necessary for issuance of a U.S. Letter of Credit: (a) each of the conditions set forth in Section 6.2 being satisfied or waived; (b) after giving effect to such issuance, the aggregate U.S. LC Obligations do not exceed the U.S. Letter of Credit Sublimit, no U.S. Overadvance exists and U.S. Revolver Usage does not exceed the U.S. Borrowing Base; (c) the U.S. Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and the U.S. Issuing Bank; and (d) the purpose and form of the proposed U.S. Letter of Credit are satisfactory to Agent and the U.S. Issuing Bank in their discretion.

U.S. LC Documents: all documents, instruments and agreements (including U.S. LC Requests and U.S. LC Applications) delivered by U.S. Borrowers or any other U.S. Domiciled Obligor to U.S. Issuing Bank or Agent in connection with any U.S. Letter of Credit.

U.S. LC Obligations: the sum (without duplication) of (a) all amounts owing by U.S. Borrowers for drawings under U.S. Letters of Credit; and (b) the Stated Amount of all outstanding U.S. Letters of Credit.

U.S. LC Request: a request for issuance of a U.S. Letter of Credit, to be provided by any U.S. Borrower or the U.S. Borrower Agent to the U.S. Issuing Bank, in form satisfactory to Agent and the U.S. Issuing Bank.

U.S. Lender: each Lender that has issued a U.S. Revolver Commitment or, if the U.S. Revolver Commitments have been terminated, that has a U.S. Loan or a participation in any U.S. LC Obligation.

U.S. Letter of Credit: any standby or documentary letter of credit or similar instrument issued by U.S. Issuing Bank for the account of a U.S. Borrower or another U.S. Domiciled Obligor, including the Existing U.S. Letters of Credit.

U.S. Letter of Credit Sublimit: $25,000,000.

U.S. Loan: a Loan made by U.S. Lenders to a U.S. Borrower pursuant to Section 2.1.1(a), which Loan shall be denominated in Dollars or, if available to all U.S. Lenders, Euros, and shall be either a U.S. Base Rate Loan or a LIBOR Loan and including any U.S. Swingline Loan, U.S. Overadvance Loan, U.S. Protective Advance and deemed Loan advanced under Section 2.2.2(a).

U.S. Overadvance: as defined in Section 2.1.5.

U.S. Overadvance Loan: a U.S. Base Rate Loan made to a U.S. Borrower when a U.S. Overadvance exists or is caused by the funding thereof.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Protective Advances: as defined in Section 2.1.6.

U.S. Reimbursement Date: as defined in Section 2.2.2(a).

U.S. Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by a U.S. Domiciled Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

U.S. Revolver Commitment: for any U.S. Lender, its obligation to make U.S. Loans and to issue U.S. Letters of Credit, in the case of U.S. Issuing Bank, or participate in U.S. LC Obligations, in the case of the other U.S. Lenders, to U.S. Borrowers up to the maximum principal amount shown on Schedule 1.1(b), as hereafter modified pursuant to Section 2.1.4, Section 2.1.7 or Section 2.1.8 or an Assignment and Acceptance to which it is a party. “U.S. Revolver Commitments” means the aggregate amount of such commitments of all U.S. Lenders.

U.S. Revolver Commitment Increase: as defined in Section 2.1.7(a).

U.S. Revolver Commitment Termination Date: the earliest of (a) the Maturity Date, (b) the date on which the U.S. Borrower Agent terminates the U.S. Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the U.S. Revolver Commitments are terminated pursuant to Section 11.2.

U.S. Revolver Usage: the Dollar Equivalent of an amount equal to (a) the aggregate principal amount of outstanding U.S. Loans; plus (b) the aggregate Stated Amount of outstanding U.S. Letters of Credit, except to the extent Cash Collateralized by U.S. Borrowers.

U.S. Swingline Lender: Bank of America or an Affiliate of Bank of America.

U.S. Swingline Loan: any Borrowing of U.S. Base Rate Loans funded with U.S. Swingline Lender’s funds, until such Borrowing is settled among U.S. Lenders or repaid by U.S. Borrowers.

U.S. Swingline Sublimit: $25,000,000.

U.S. Tax Compliance Certificate: as defined in Section 5.9.2(b)(iii).

U.S. Unused Line Fee Rate: a per annum rate equal to (a) at any time on or prior to September 30, 2016, 0.350% and (b) at all times thereafter, (i) 0.350%, if the average daily U.S. Revolver Usage was 50% or less of the U.S. Revolver Commitments during the preceding calendar month, or (ii) 0.250%, if the average daily U.S. Revolver Usage was more than 50% of the U.S. Revolver Commitments during the preceding calendar month.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

VAT:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 or the common system of value added tax (EC Directive 2006/112); and

(b) any other tax of a similar nature, that is either (i) imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or (ii) imposed elsewhere.

VAT Recipient: as defined in Section 5.8.8(g)(ii).

VAT Relevant Party: as defined in Section 5.8.8(g)(ii).

VAT Supplier: as defined in Section 5.8.8(g)(ii).

Voting Stock: with respect to any Person, Equity Interests of such Person entitling any holder thereof (whether at all times or only so long as no senior class of Equity Interest has voting power by reason of any contingency) (a) in the case of a corporation (or equivalent organization), to vote in the election of members of the board of directors (or the equivalent thereof) of such Person, (b) in the case of a limited liability company, to vote in the election of managers of such Person or to bind or otherwise act as member or agent for such Person, (c) in the case of a limited partnership, to vote on the admission of the general partner of such Person or to bind or otherwise act as agent for such Person or (d) in the case of a general partnership, to bind or otherwise act as agent for such Person.

Write-Down and Conversion Powers: means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Parent and its Subsidiaries delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements. In the event that any Accounting Changes shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then at the U.S. Borrower Agent’s or Agent’s request, Agent, the Lenders and Obligors shall enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Obligors shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Obligors, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Any Accounting Change after the date hereof that would require operating leases to be treated as capital leases shall be disregarded for the purposes of determining Debt and any financial ratio. All accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared without giving effect to any election under FASB Accounting Standards Codification Topic 825, Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt of the Parent or any Subsidiary at “fair value”, as defined therein.

1.3 Uniform Commercial Code/Australian PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Equipment,”

“Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation”; provided, that as such terms relate to any such Property of any Australian Domiciled Obligor, “Chattel Paper,” shall refer to chattel paper as that term is defined in the Australian PPSA, “Equipment” shall refer to “goods” (other than goods that are “consumer property” or “inventory”) as those terms are defined in the Australian PPSA, “Instrument” shall refer to “negotiable instrument” as that term is defined in the Australian PPSA and “Investment Property” shall refer to “investment instrument” and “intermediated security” as those terms are defined in the Australian PPSA to the extent applicable. In addition, other terms relating to Collateral used and not otherwise defined herein that are defined in the UCC and/or the Australian PPSA shall have the meanings set forth in the UCC and/or the Australian PPSA, as applicable and as the context requires.

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) unless otherwise specified, time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Security Trustee, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Security Trustee, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5 Currency Equivalents.

1.5.1 Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers or shown in Borrowers’ financial records, and unless expressly provided otherwise, the Borrower Agents shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Obligors shall repay such Obligation in such other currency.

1.5.2 Judgments. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, an Obligor shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Obligor (or to the Person legally entitled thereto).

SECTION 2.	CREDIT FACILITIES

2.1 Revolver Commitment.

2.1.1 Loans.

(a) U.S. Loans to U.S. Borrowers. Each U.S. Lender agrees, severally on a Pro Rata basis up to its U.S. Revolver Commitment, on the terms set forth herein, to make U.S. Loans in Dollars (and, if available to all U.S. Lenders, in Euros) to U.S. Borrowers from time to time through the U.S. Revolver Commitment Termination Date. The U.S. Loans may be repaid and reborrowed as provided herein. In no event shall U.S. Lenders have any obligation to honor a request for a U.S. Loan if the U.S. Revolver Usage at such time plus the Dollar Equivalent of the requested U.S. Loan would exceed the U.S. Borrowing Base.

(b) Foreign Loans to Foreign Borrowers. Each Foreign Lender agrees, severally on a Pro Rata basis up to its Foreign Revolver Commitment, on the terms set forth herein, to make Foreign Loans in Dollars, Euros, Sterling and, with respect to Australian Borrowers only, Australian Dollars to Foreign Borrowers from time to time through the Foreign Revolver Commitment Termination Date. The Foreign Loans may be repaid and reborrowed as provided herein. In no event shall Foreign Lenders have any obligation to honor a request for a Foreign Loan if the Foreign Revolver Usage at such time plus the Dollar Equivalent of the requested Foreign Loan would exceed the Foreign Borrowing Base.

(c) Cap on Total Revolver Usage. Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Loan if at the time of the proposed funding of such Loan (and after giving effect thereto and all pending requests for Loans), the Total Revolver Usage exceeds (or would exceed) the Commitments.

2.1.2 Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers within the Borrower Group to which such Lender has extended Commitments shall deliver promissory note(s) to such Lender in the amount of such Lender’s Borrower Group Commitment to such Borrower Group.

2.1.3 Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to continue any loans outstanding under the Existing Loan Agreement; (b) to pay Obligations in accordance with this Agreement; (c) to pay fees and transaction expenses associated with the closing of this amended and restated credit facility and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or the proceeds of any Loan, nor use, lend, contribute or otherwise make available any Letter of Credit or proceeds of any Loan to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of Sanctions; or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

2.1.4 Voluntary Reduction or Termination of Commitments.

(a) The U.S. Revolver Commitments shall terminate on the U.S. Revolver Commitment Termination Date and the Foreign Revolver Commitments shall terminate on the Foreign Revolver Commitment Termination Date, in each case, unless sooner terminated in accordance with this Agreement. Upon at least five Business Days prior written notice to Agent from the applicable Borrower Agent, (i) the U.S. Borrowers may, at their option, terminate the U.S. Revolver Commitments and/or (ii) the Foreign Borrowers may, at their option, terminate the Foreign Revolver Commitments. If the U.S. Borrowers elect to reduce to zero or terminate the U.S. Revolver Commitments pursuant to this Section, the Foreign Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments. Any notice of termination given by a Borrower Agent shall specify the date of effectiveness of the termination and shall be irrevocable; provided that a notice of termination of the U.S. Revolver Commitments or the Foreign Revolver Commitments may state that such notice is conditioned upon the effectiveness of another credit facility or facilities as specified therein, in which case such notice may be revoked by the applicable Borrower Agent (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. On the U.S. Revolver Commitment Termination Date, the U.S. Domiciled Obligors shall make Full Payment of all U.S. Facility Obligations. On the Foreign Revolver Commitment Termination Date, the Foreign Domiciled Obligors shall make Full Payment of all Foreign Facility Obligations.

(b) U.S. Borrowers may permanently reduce the U.S. Revolver Commitments, on a ratable basis for all U.S. Lenders, and Foreign Borrowers may permanently reduce the Foreign Revolver Commitments, on a ratable basis for all Foreign Lenders, in each case, so long as (i) no Overadvance would result therefrom, (ii) no such permanent reduction of the U.S.

Revolver Commitments would result in the Foreign Revolver Commitments exceeding 50% of the Commitments and (iii) Agent receives at least five Business Days prior written notice, which notice shall specify the date of effectiveness of the reduction and the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000 or an increment of $1,000,000 in excess thereof.

2.1.5 Overadvances. If (i) the U.S. Revolver Usage exceeds the U.S. Borrowing Base (a “U.S. Overadvance”) or (ii) the Foreign Revolver Usage exceeds the Foreign Borrowing Base (a “Foreign Overadvance”) at any time, the excess amount shall be payable by the U.S. Borrowers or Foreign Borrowers, as applicable, on demand by Agent. Agent may require Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrower(s) to cure an Overadvance, whether or not the conditions in Section 6.2 are satisfied, as long as (a) such Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), (b) the aggregate amount of Overadvances existing at any time does not exceed seven and one-half percent (7.5%) of the Commitments then in effect and (c) the aggregate amount of the Overadvances existing at any time, together with the Protective Advances outstanding at any time pursuant to Section 2.1.6 below, do not exceed twelve and one-half percent (12.5%) of the Commitments then in effect. In no event shall Overadvance Loans be required that would cause (i) the Foreign Revolver Usage to exceed the aggregate Foreign Revolver Commitments or (ii) the U.S. Revolver Usage to exceed the aggregate U.S. Revolver Commitments. All Foreign Overadvance Loans shall constitute Foreign Facility Obligations secured by the Foreign Facility Collateral and shall be entitled to all benefits of the Loan Documents. All U.S. Overadvance Loans shall constitute U.S. Facility Obligations secured by the U.S. Facility Collateral and shall be entitled to all benefits of the Loan Documents. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms. Required Borrower Group Lenders may at any time revoke Agent’s authority to make further Overadvances to the Borrowers of the applicable Borrower Group by written notice to Agent.

2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6.2 are not satisfied, to make U.S. Base Rate Loans to the U.S. Borrowers on behalf of the U.S. Lenders (“U.S. Protective Advances”) and Foreign Base Rate Loans to Foreign Borrowers on behalf of the Foreign Lenders (“Foreign Protective Advances”) (a) if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as no U.S. Protective Advance shall cause the U.S. Revolver Usage to exceed the U.S. Revolver Commitments and no Foreign Protective Advance shall cause the Foreign Revolver Usage to exceed the Foreign Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. The aggregate amount of Protective Advances outstanding at any time pursuant to this Section 2.1.6, together with the aggregate amount of Overadvances existing at any time pursuant to Section 2.1.5 above, shall not exceed twelve and one-half percent (12.5%) of the Commitments then in effect. Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis. Required Borrower Group Lenders may at any time revoke Agent’s authority to make further Protective

Advances to the Borrowers of the applicable Borrower Group by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7 Increase in Commitments; FILO.

(a) U.S. Borrower Agent may request an increase in U.S. Revolver Commitments (a “U.S. Revolver Commitment Increase”) and Foreign Borrower Agent may request an increase in Foreign Revolver Commitments (a “Foreign Revolver Commitment Increase”, and together with a U.S. Revolver Commitment Increase, each, a “Revolver Commitment Increase”) from time to time upon notice to Agent as long as (i) the requested Revolver Commitment Increase is in a minimum amount of $10,000,000 and, except as provided in Section 2.1.7(b), is offered on the same terms as the existing U.S. Revolver Commitments or Foreign Revolver Commitments, as applicable, except for any fees agreed to by the applicable Borrower Agent and the Persons providing the Revolver Commitment Increase, (ii) the Revolver Commitment Increases under this Section do not exceed $100,000,000 (the “Incremental Facility Amount”) in the aggregate, (iii) no Lender shall be obligated to increase its Commitment, (iv) no Default or Event of Default shall have occurred and be continuing both immediately before and after giving effect thereto, (v) the Revolver Commitment Increase will be allocated between the U.S. Revolver Commitments and the Foreign Revolver Commitments as designated by the applicable Borrower Agent and the Persons providing the Revolver Commitment Increase, subject to the consent of Agent and provided that the amount of the Foreign Revolver Commitments may not exceed the amount of the U.S. Revolver Commitments, (vi) the Borrowers shall deliver or cause to be delivered any officers’ certificates, board resolutions, legal opinions or other documents reasonably requested by Agent in connection with the Revolver Commitment Increase, (vii) the Borrowers within the applicable Borrower Group shall pay all of Agent’s out-of-pocket costs and expenses in connection with the Revolver Commitment Increase, any payments required pursuant to Section 3.9 in connection with the Revolver Commitment Increase and any upfront fees agreed to by the applicable Borrower Agent and the Persons providing the Revolver Commitment Increase and (viii) Agent shall have received certification from a Senior Officer of the Parent, or other evidence reasonably satisfactory to Agent, that such increase is permitted under any Permitted Term Debt and related intercreditor agreement and does not cause the aggregate Commitments to exceed 90% of any applicable cap thereunder. Provided the conditions set forth in Section 6.2 are satisfied, the applicable Borrower Group Commitments shall be increased by the requested amount on a date agreed upon by Agent and the applicable Borrower Agent, but no later than 45 days following the applicable Borrower Agent’s Revolver Commitment Increase request. Agent, the applicable Borrower Agent, Borrowers within the applicable Borrower Group, and new and existing Applicable Lenders shall execute and deliver such documents and agreements as Agent deems reasonably appropriate to evidence the Revolver Commitment Increase in and allocations of the applicable Borrower Group Commitments (including joinder agreements for any New Lenders). On the effective date of an increase, the applicable Revolver Usage and other exposures under the applicable Borrower Group Commitments shall be reallocated among Applicable Lenders, and settled by Agent if necessary, in accordance with Applicable Lenders’ adjusted shares of such Borrower Group Commitments.

(b) Borrowers may, at their election, use up to $25,000,000 of the Incremental Facility Amount to implement a first in, last out loan on terms and conditions agreed upon by Agent, participating Lenders and Borrowers, and such Persons may enter into an amendment to this Agreement in order to effectuate the foregoing.

2.1.8 Reallocation Mechanism.

(a) Subject to the terms and conditions of this Section 2.1.8, the U.S. Borrower Agent may request that the Lenders to the Borrower Groups (and such Lenders in their individual sole discretion may agree to) change the then current allocation of each such Lender’s (and, if applicable, its Affiliate’s) Commitment among the Borrower Group Commitments in order to effect an increase or decrease in particular Borrower Group Commitments, with any such increase or decrease in a Borrower Group Commitment to be accompanied by a concurrent and equal decrease or increase, respectively, in the other Borrower Group Commitment (each, a “Reallocation”). In addition to the conditions set forth in Section 2.1.8(b), any such Reallocation shall be subject to the following conditions: (i) the U.S. Borrower Agent shall have provided to Agent a written request (in reasonable detail) at least fifteen Business Days prior to the requested effective date therefor (which effective date must be a Business Day) (the “Reallocation Date”) setting forth the proposed Reallocation Date and the amounts of the proposed Borrower Group Commitment reallocations to be effected, (ii) Agent shall have consented to such Reallocation, (iii) any such Reallocation shall increase or decrease the applicable Borrower Group Commitments in an amount equal to $10,000,000 and in increments of $1,000,000 in excess thereof, (iv) Agent shall have received Reallocation Consents from Lenders having applicable Borrower Group Commitments sufficient to effectuate such requested Reallocation, (v) no more than two (2) Reallocations may be requested in any Fiscal Year, (vi) no Default or Event of Default shall have occurred and be continuing either as of the date of such request or on the Reallocation Date (both immediately before and after giving effect to such Reallocation), (vii) any increase in a Borrower Group Commitment shall result in a dollar-for-dollar decrease in the other Borrower Group Commitment, (viii) in no event shall the sum of the reallocated Borrower Group Commitments exceed the aggregate amount of the Commitments then in effect, (ix) after giving effect to such Reallocation, no Overadvance would exist or would result therefrom, (x) such increase shall be permitted under any Permitted Term Debt, (xi) no more than 50% of the Commitments may be allocated to the Foreign Revolver Commitments, and (xii) at least three Business Days prior to the proposed Reallocation Date, a Senior Officer of the U.S. Borrower Agent shall have delivered to Agent a certificate certifying as to compliance with preceding clauses (vi) and (x), which certificate shall be deemed recertified to Agent by a Senior Officer of the U.S. Borrower Agent on and as of the Reallocation Date.

(b) Agent shall promptly inform the Lenders of any request for a Reallocation. Each Lender electing to reallocate its Borrower Group Commitments shall notify Agent within five Business Days after its receipt of such notice of its election and the maximum amount of the respective Borrower Group Commitment reallocations to which it would agree (each, a “Reallocation Consent”), it being agreed that any such reallocation may be consummated, as to any Lender, by an Affiliate of such Lender providing a Borrower Group Commitment of the applicable class (whether or not such Affiliate already has a Borrower Group Commitment of such class) provided such Affiliate provides to Agent any documents requested by Agent in connection with its Borrower Group Commitment, each in form and substance reasonably satisfactory to Agent. Notwithstanding the foregoing, (i) no Lender shall be obligated to agree to any such Reallocation of its Commitment (and no consent by any Lender to any Reallocation on one occasion shall be deemed consent to any future Reallocation by such Lender), (ii) other than the Lenders consenting to such Reallocation and Agent’s consent, no consent of any other Lender shall be required, and (iii) the failure of any Lender to affirmatively consent to participate in any such Reallocation on or prior to the fifth Business Day after its receipt of notice thereof shall be deemed to constitute an election by such Lender not to participate in such Reallocation. If, at the end of such five Business Day period, Agent receives Reallocation Consents from Lenders in an aggregate amount greater than the required reallocation amounts, each such consenting Lender’s affected Borrower Group Commitments shall be increased or decreased on a pro rata basis based on the Borrower Group Commitments of the participating Lenders offered to be reallocated. If the conditions set forth in this Section, including, without limitation, the receipt of sufficient Reallocation Consents within the time period set forth above, are not satisfied on the applicable Reallocation Date (or, to the extent such conditions relate to an earlier date, such earlier date), Agent shall notify U.S. Borrower Agent in writing that the requested Reallocation will not be effectuated; provided that (A) Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by U.S. Borrower Agent pursuant to Section 2.1.8(a)(xii) in making its determination as to the satisfaction of the conditions set forth in Section 2.1.8(a)(vi) and (x) and (B) if the proposed Reallocation cannot be effected because sufficient Reallocation Consents were not received, then U.S. Borrower Agent may elect to consummate such Reallocation in the lesser amount of the Reallocation Consents that were received. On each Reallocation Date, Agent shall notify the Lenders and U.S. Borrower Agent, on or before 3:00 p.m. by facsimile, e-mail or other electronic means, of the occurrence of the Reallocation to be effected on such Reallocation Date, the amount of the Loans held by each such Lender (or an Affiliate thereof) as a result thereof and the amount of the Borrower Group Commitments of each such Lender as a result thereof. To the extent necessary where a Lender in one Borrower Group and its separate affiliate that is a Lender in the other Borrower Group are participating in a Reallocation, the Reallocation among such Persons shall be deemed to have been consummated pursuant to an Assignment and Acceptance. The respective Pro Rata shares of the Lenders shall thereafter, to the extent applicable, be determined based on such reallocated amounts (subject to any subsequent changes thereto), and Agent and the affected Lenders shall make such adjustments as Agent shall deem reasonably necessary so that the outstanding Loans and LC Obligations of each Lender equals its Pro Rata share thereof after giving effect to the Reallocation.

2.1.9 Booking of Loans. Each Foreign Lender may, at its option, make any Foreign Loan available to any Foreign Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided, that (a) any exercise of such option shall not affect the obligation of such Foreign Borrower to repay such Loan in accordance with the terms of this Agreement and (b) for the avoidance of doubt, any such advance shall constitute a Foreign Loan and Obligations entitled to the benefits of the Loan Documents and the Collateral. Each U.S. Lender may, at its option, make any U.S. Loan denominated in Euros available to any U.S. Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided, that (i) any exercise of such option shall not affect the obligation of such U.S. Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) for the avoidance of doubt, any such advance shall constitute a U.S. Loan and Obligations entitled to the benefits of the Loan Documents and the Collateral.

2.2 U.S. Letter of Credit Facility.

2.2.1 Issuance of U.S. Letters of Credit. U.S. Issuing Bank shall issue U.S. Letters of Credit for the account of any U.S. Domiciled Obligor or its Subsidiaries (provided that each U.S. Domiciled Obligor agrees that it is jointly and severally liable with respect to, and guarantees payment under Section 5.10.1 with respect to, any U.S. Letter of Credit issued for the account of a Subsidiary that is not a U.S. Domiciled Obligor) from time to time until 30 days prior to the Maturity Date (or until the U.S. Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each U.S. Borrower acknowledges that U.S. Issuing Bank’s issuance of any U.S. Letter of Credit is conditioned upon U.S. Issuing Bank’s receipt of a U.S. LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as U.S. Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. U.S. Issuing Bank shall have no obligation to issue any U.S. Letter of Credit unless (i) Agent and U.S. Issuing Bank receive a U.S. LC Request and U.S. LC Application at least three Business Days prior to the requested date of issuance; (ii) each U.S. LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.S. Lender exists, such Lender or U.S. Borrowers have entered into arrangements satisfactory to Agent and U.S. Issuing Bank to eliminate any Fronting Exposure associated with such U.S. Lender. If, in sufficient time to act, U.S. Issuing Bank receives written notice from Agent or Required Borrower Group Lenders that a U.S. LC Condition has not been satisfied, U.S. Issuing Bank shall not issue the requested U.S. Letter of Credit. Prior to receipt of any such notice, U.S. Issuing Bank shall not be deemed to have knowledge of any failure of U.S. LC Conditions. All Existing U.S. Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) U.S. Letters of Credit may be requested by a U.S. Borrower or U.S. Borrower Agent to support obligations of the Parent and its Subsidiaries incurred in the Ordinary Course of Business, or as otherwise approved by Agent. Increase, renewal or extension of a U.S. Letter of Credit shall be treated as issuance of a new U.S. Letter of Credit, except that U.S. Issuing Bank may require a new U.S. LC Application in its discretion.

(c) U.S. Borrowers assume all risks of the acts, omissions or misuses of any U.S. Letter of Credit by the beneficiary. In connection with issuance of any U.S. Letter of Credit, none of Agent, U.S. Issuing Bank or any U.S. Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.S. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and an Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any

U.S. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of U.S. Issuing Bank, Agent or any U.S. Lender, including any act or omission of a Governmental Authority. The rights and remedies of U.S. Issuing Bank under the Loan Documents shall be cumulative. U.S. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims are discharged with proceeds of any U.S. Letter of Credit issued by U.S. Issuing Bank.

(d) In connection with its administration of and enforcement of rights or remedies under any U.S. Letters of Credit or U.S. LC Documents, U.S. Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by U.S. Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. U.S. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. U.S. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.S. Letters of Credit or U.S. LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2 U.S. Letters of Credit Reimbursement; U.S. Letters of Credit Participations.

(a) If U.S. Issuing Bank honors any request for payment under a U.S. Letter of Credit, the U.S. Borrowers shall pay to U.S. Issuing Bank, within one Business Day of receipt of notice of such drawing (“U.S. Reimbursement Date”), the amount paid by U.S. Issuing Bank under such U.S. Letter of Credit, together with interest at the interest rate for U.S. Base Rate Loans from the draw date until payment by U.S. Borrowers. The obligation of U.S. Borrowers to reimburse U.S. Issuing Bank for any payment made under a U.S. Letter of Credit issued by U.S. Issuing Bank shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that U.S. Borrowers or Obligors may have at any time against the beneficiary. Whether or not U.S. Borrower Agent submits a Notice of U.S. Borrowing, U.S. Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Loans in an amount necessary to pay all amounts due to a U.S. Issuing Bank on any U.S. Reimbursement Date and each U.S. Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a U.S. Letter of Credit, each U.S. Lender shall be deemed to have irrevocably and unconditionally purchased from U.S. Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all U.S. LC Obligations relating to the U.S. Letter of Credit outstanding from time to time. U.S. Issuing Bank will issue any U.S. Letters of Credit in reliance upon this participation. If U.S. Borrowers do not make a payment to U.S. Issuing Bank when due hereunder, Agent shall promptly notify the U.S. Lenders and each U.S. Lender shall within one Business Day after such notice pay to Agent in Dollars, for the benefit of U.S. Issuing Bank, the U.S. Lender’s Pro Rata share of such payment. Upon request by a U.S. Lender, U.S. Issuing Bank shall provide copies of any U.S. Letters of Credit and U.S. LC Documents in its possession at such time.

(c) The obligation of each U.S. Lender to make payments to Agent for the account of U.S. Issuing Bank in connection with U.S. Issuing Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.S. Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by U.S. Issuing Bank of a requirement that exists for its protection (and not a U.S. Borrower’s protection) or that does not materially prejudice a U.S. Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a U.S. Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. U.S. Issuing Bank assumes no responsibility for any failure or delay in performance or any breach by any U.S. Borrower or other Person of any obligations under any U.S. LC Documents. U.S. Issuing Bank makes to U.S. Lenders no express or implied warranty, representation or guaranty with respect to any U.S. Letter of Credit, Collateral, U.S. LC Document or any U.S. Domiciled Obligor. U.S. Issuing Bank shall not be responsible to any U.S. Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any U.S. LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any U.S. Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No U.S. Issuing Bank Indemnitee shall be liable to any U.S. Lender or other Person for any action taken or omitted to be taken in connection with any U.S. Letter of Credit or U.S. LC Document except as a result of its bad faith, gross negligence or willful misconduct. U.S. Issuing Bank may refrain from taking any action with respect to a U.S. Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Required Borrower Group Lenders with respect to the U.S. Borrowers.

2.2.3 U.S. Letters of Credit Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the U.S. Revolver Commitment Termination Date has occurred, or (c) the Maturity Date is scheduled to occur within 20 Business Days, then U.S. Borrowers shall, at U.S. Issuing Bank’s or Agent’s request, Cash Collateralize all outstanding U.S. Letters of Credit. U.S. Borrowers shall, at U.S. Issuing Bank’s or Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender that is a U.S. Lender. If U.S. Borrowers fail to provide any Cash Collateral as required hereunder, U.S. Lenders may (and shall upon direction of Agent) advance, as U.S. Loans, the amount of Cash Collateral required (whether or not the U.S. Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied; provided, that any such advance may not cause the U.S. Loans to exceed the U.S. Revolver Commitments (without giving effect to any termination thereof)).

2.3 Foreign Letter of Credit Facility.

2.3.1 Issuance of Foreign Letters of Credit. Foreign Issuing Bank shall issue Foreign Letters of Credit for the account of any Foreign Borrower from time to time until 30 days prior to the Maturity Date (or until the Foreign Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Foreign Borrowers acknowledge that Foreign Issuing Bank’s issuance of any Foreign Letter of Credit is conditioned upon Foreign Issuing Bank’s receipt of a Foreign LC Application with respect to the requested Foreign Letter of Credit, as well as such other instruments and agreements as Foreign Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Foreign Issuing Bank shall not have any obligation to issue any Foreign Letter of Credit unless (i) Agent and Foreign Issuing Bank receive a Foreign LC Request and Foreign LC Application at least three Business Days prior to the requested date of issuance; (ii) each Foreign LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Foreign Lender exists, such Lender or Foreign Borrowers have entered into arrangements satisfactory to Agent and Foreign Issuing Bank to eliminate any Fronting Exposure associated with such Foreign Lender. If, in sufficient time to act, Foreign Issuing Bank receives written notice from Agent or Required Borrower Group Lenders that a Foreign LC Condition has not been satisfied, Foreign Issuing Bank shall not issue the requested Foreign Letter of Credit. Prior to receipt of any such notice, Foreign Issuing Bank shall not be deemed to have knowledge of any failure of Foreign LC Conditions. All Existing Foreign Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) Foreign Letters of Credit may be requested by Foreign Borrower Agent to support obligations of Foreign Domiciled Obligors incurred in the Ordinary Course of Business, or as otherwise approved by Agent. Increase, renewal or extension of a Foreign Letter of Credit shall be treated as issuance of a new Foreign Letter of Credit, except that Foreign Issuing Bank may require a new Foreign LC Application in its discretion.

(c) Foreign Borrowers assume all risks of the acts, omissions or misuses of any Foreign Letter of Credit by the beneficiary. In connection with issuance of any Foreign Letter of Credit, none of Agent, Foreign Issuing Bank or any Foreign Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Foreign Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and an Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Foreign Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Foreign Issuing Bank, Agent or any Foreign Lender, including any act or omission of a Governmental Authority. The rights and remedies of Foreign Issuing Bank under the Loan Documents shall be cumulative. Foreign Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims are discharged with proceeds of any Foreign Letter of Credit issued by Foreign Issuing Bank.

(d) In connection with its administration of and enforcement of rights or remedies under any Foreign Letters of Credit or Foreign LC Documents, Foreign Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Foreign Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Foreign Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Foreign Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Foreign Letters of Credit or Foreign LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2 Foreign Letters of Credit Reimbursement; Foreign Letters of Credit Participations.

(a) If Foreign Issuing Bank honors any request for payment under a Foreign Letter of Credit, Foreign Borrowers shall pay to Foreign Issuing Bank, within one Business Day of receipt of notice of such drawing (“Foreign Reimbursement Date”), the amount paid by Foreign Issuing Bank under such Foreign Letter of Credit, together with interest at the interest rate for Foreign Base Rate Loans, in each case, from the draw date until payment by Foreign Borrower. The obligation of Foreign Borrowers to reimburse Foreign Issuing Bank for any payment made under a Foreign Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Foreign Letter of Credit or the existence of any claim, setoff, defense or other right that any Foreign Domiciled Obligor or any other Obligor may have at any time against the beneficiary. Whether or not Foreign Borrower Agent submits a Notice of Foreign Borrowing, Foreign Borrowers shall be deemed to have requested a Borrowing of Foreign Base Rate Loans, as applicable, in an amount necessary to pay all amounts due to Foreign Issuing Bank in the currency in which the underlying Foreign Letter of Credit was issued on any Foreign Reimbursement Date and each Foreign Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Foreign Letter of Credit, each Foreign Lender shall be deemed to have irrevocably and unconditionally purchased from Foreign Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all Foreign LC Obligations relating to the Foreign Letter of Credit outstanding from time to time. Foreign Issuing Bank will issue any Foreign Letters of Credit in reliance upon this participation. If Foreign Borrowers do not make a payment to Foreign Issuing Bank when due hereunder, Agent shall promptly notify the Foreign Lenders and each Foreign Lender shall within one Business Day after such notice pay to Agent, for the benefit of Foreign Issuing Bank, the Foreign Lender’s Pro Rata share of such payment. Upon request by a Foreign Lender, Foreign Issuing Bank shall provide copies of Foreign Letters of Credit and Foreign LC Documents in its possession at such time.

(c) The obligation of each Foreign Lender to make payments to Agent for the account of Foreign Issuing Bank in connection with Foreign Issuing Bank’s payment under a Foreign Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Foreign Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Foreign Issuing Bank of a requirement that exists for its protection (and not Foreign Borrowers’ protection) or that does not materially prejudice Foreign Borrowers; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Foreign Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Foreign Issuing Bank assumes no responsibility for any failure or delay in performance or any breach by Foreign Borrowers or other Person of any obligations under any Foreign LC Documents. Foreign Issuing Bank makes to Foreign Lenders no express or implied warranty, representation or guaranty with respect to any Foreign Letter of Credit, Collateral, Foreign LC Document or Obligor. Foreign Issuing Bank shall not be responsible to any Foreign Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Foreign LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Foreign Issuing Bank Indemnitee shall be liable to any Foreign Lender or other Person for any action taken or omitted to be taken in connection with any Foreign Letter of Credit or Foreign LC Document except as a result of its gross negligence or willful misconduct. Foreign Issuing Bank may refrain from taking any action with respect to a Foreign Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Required Borrower Group Lenders with respect to the Foreign Borrowers.

2.3.3 Foreign Letters of Credit Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the Foreign Revolver Commitment Termination Date has occurred, or (c) the Maturity Date is scheduled to occur within 20 Business Days, then Foreign Borrowers shall, at Foreign Issuing Bank’s or Agent’s request, Cash Collateralize all outstanding Foreign Letters of Credit. Foreign Borrowers shall, at Foreign Issuing Bank’s or Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender that is a Foreign Lender. If Foreign Borrowers fail to provide any Cash Collateral as required hereunder, Foreign Lenders may (and shall upon direction of Agent) advance, as Foreign Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied; provided, that any such advance may not cause the Foreign Loans to exceed the Foreign Revolver Commitments (without giving effect to any termination thereof)).

2.4 Resignation of Issuing Bank. Any Issuing Bank may resign at any time upon notice to Agent and the applicable Borrower Agent. From the effective date of such resignation, such Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to the applicable Borrower Agent.

2.5 Interest Rate Fluctuations. If as a result of fluctuations in exchange rates or otherwise the Foreign LC Obligations exceed the Foreign Letter of Credit Sublimit, Foreign Borrowers shall Cash Collateralize the Foreign Letters of Credit to the extent necessary to eliminate such excess amount within three Business Days following demand by Agent.

SECTION 3.	INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a U.S. Base Rate Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; (iii) if a Foreign Base Rate Loan, at the Foreign Base Rate in effect from time to time, plus the Applicable Margin; (iv) if an Australian Bank Bill Rate Loan, at the Australian Bank Bill Rate in effect from time to time, plus the Applicable Margin; (v) if any other U.S. Facility Obligation (except as provided in Section 3.2.2(a) but including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Loans; and (vi) if any other Foreign Facility Obligation (except as provided in Section 3.2.2(b) but including, to the extent permitted by law, interest not paid when due), at the Foreign Base Rate in effect from time to time, plus the Applicable Margin for Foreign Base Rate Loans. Interest on the Loans shall be payable in the currency (i.e., Dollars, Euros, Australian Dollars or Sterling, as the case may be) of the underlying Loan.

(b) During any Event of Default under Section 11.1(a) or 11.1(h), or during any other Event of Default if Agent or Required Lenders in their discretion so elect after written notice to Borrowers Agents, the Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by the applicable Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue. Interest accrued on the Loans shall be due and payable in arrears, (i) for any Base Rate Loan, on the first day of each month; (ii) for any Australian Bank Bill Rate Loan or LIBOR Loan, on the last day of its Interest Period; and (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid. In addition, interest accrued on the Foreign Loans shall be due and payable on the Foreign Revolver

Commitment Termination Date, and interest accrued on the U.S. Loans shall be due and payable on the U.S. Revolver Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a) The U.S. Borrower Agent may on any Business Day, subject to delivery of a Notice of U.S. Conversion/Continuation, elect to convert any portion of the U.S. Base Rate Loans to, or to continue any U.S. Loan that is a LIBOR Loan at the end of its Interest Period as a LIBOR Loan. The Foreign Borrower Agent may on any Business Day, subject to delivery of a Notice of Foreign Conversion/Continuation, elect to continue any Foreign Loan that is a LIBOR Loan at the end of its Interest Period as a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Borrower Group Lenders of the applicable Borrower Group) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers within a Borrower Group desire to convert or continue Loans as LIBOR Loans, the applicable Borrower Agent shall give Agent and in the case of any such request by Foreign Borrowers, Bank of America (London), a Notice of Conversion/Continuation, no later than 12:00 p.m. (Local Time) at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Applicable Lender thereof. Except as provided for in Section 3.6, each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation, the applicable Borrowers shall be deemed to have elected to convert such Loans into U.S. Base Rate Loans (if owing by the U.S. Borrowers in Dollars) or Foreign Base Rate Loans (if owing by the Foreign Borrowers).

3.1.3 Application of Australian Bank Bill Rate to Outstanding Loans.

(a) The Foreign Borrower Agent may on any Business Day, subject to delivery of a Notice of Foreign Conversion/Continuation, elect to continue any Australian Bank Bill Rate Loan at the end of its Interest Period as an Australian Bank Bill Rate Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Borrower Group Lenders of the applicable Borrower Group) declare that no Loan may be made or continued as an Australian Bank Bill Rate Loan.

(b) Whenever Foreign Borrowers desire to continue Loans as Australian Bank Bill Rate Loans, the Foreign Borrower Agent shall give Agent, Bank of America (Australia) and Bank of America (London), a Notice of Foreign Conversion/Continuation, no later than 12:00 p.m. (Local Time) at least three Business Days before the requested continuation date. Promptly after receiving any such notice, Agent shall notify each Foreign Lender thereof. Except as provided for in Section 3.6, each Notice of Foreign Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be continued and the continuation date

(which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any Australian Bank Bill Rate Loans, Foreign Borrower Agent shall have failed to deliver a Notice of Foreign Conversion/Continuation, the applicable Foreign Borrowers shall be deemed to have elected to convert such Loans into Foreign Base Rate Loans.

3.1.4 Interest Periods. In connection with the making, conversion or continuation of any Australian Bank Bill Rate Loans or LIBOR Loans, the applicable Borrower Agent, on behalf of the applicable Borrower(s), shall select an interest period (“Interest Period”) to apply, which interest period shall be 7 (other than for Australian Bank Bill Rate Loans), 30, 60, 90 or, if available to all Lenders, 180 days; provided, however, that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, an Australian Bank Bill Rate Loan or a LIBOR Loan, as applicable, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Maturity Date (or, if earlier in the case of any U.S. Loan, the U.S. Revolver Commitment Termination Date, or, if earlier in the case of any Foreign Loan, the Foreign Revolver Commitment Termination Date).

3.1.5 Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Agent determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or any Interest Period is not available on the basis provided herein, then Agent shall immediately notify Borrower Agents of such determination. Until Agent notifies Borrower Agents that such circumstance no longer exists, the obligation of Lenders to make affected LIBOR Loans shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans (in which case the affected LIBOR Loans of Foreign Borrowers or affected LIBOR Loans of the U.S. Borrowers denominated in Euros shall be repaid at the end of the applicable Interest Period). If, due to any circumstance affecting the Australian market, Agent determines that adequate and fair means do not exist for ascertaining the Australian Bank Bill Rate on any applicable date or any Interest Period is not available on the basis provided herein, then Agent shall immediately notify Foreign Borrower Agent of such determination. Until Agent notifies Foreign Borrower Agent that such circumstance no longer exists, the obligation of Foreign Lenders to make affected Australian Bank Bill Rate Loans shall be suspended and no further Loans may be converted into or continued as such Australian Bank Bill Rate Loans (in which case the affected Australian Bank Bill Rate Loans shall be repaid).

3.2 Fees.

3.2.1 Unused Line Fee.

(a) U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the U.S. Unused Line Fee Rate times the amount by which the U.S. Revolver Commitments exceed the average daily U.S. Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the U.S. Revolver Commitment Termination Date.

(b) Foreign Borrowers shall pay to Agent, for the Pro Rata benefit of Foreign Lenders, a fee equal to the Foreign Unused Line Fee Rate times the amount by which the Foreign Revolver Commitments exceed the average daily Foreign Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Foreign Revolver Commitment Termination Date.

3.2.2 LC Facility Fees.

(a) U.S. Borrowers shall pay (i) to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Stated Amount of U.S. Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (ii) to each U.S. Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each U.S. Letter of Credit issued by such U.S. Issuing Bank, which fee shall be payable monthly in arrears, on the first day of each month; and (iii) to each U.S. Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit issued by such U.S. Issuing Bank, which charges shall be paid as and when incurred. If during an Event of Default the Default Rate applies to U.S. Loans, the fee payable under clause (i) shall be increased by 2% per annum.

(b) Foreign Borrowers shall pay (i) to Agent, for the Pro Rata benefit of Foreign Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Stated Amount of Foreign Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (ii) to Foreign Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Foreign Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (iii) to Foreign Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Foreign Letters of Credit, which charges shall be paid as and when incurred. If during an Event of Default the Default Rate applies to Foreign Loans, the fee payable under clause (i) shall be increased by 2% per annum.

3.2.3 Fee Letter. Borrowers shall pay all fees set forth in the Fee Letter.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, provided that in the case of interest on Loans computed by reference to the U.S. Base Rate at times when the U.S. Base Rate is based on the Prime Rate, interest will be determined on the basis of a year of 365 days (or 366 days in a leap year) and provided further that in the case of interest on Foreign Loans funded in Sterling, interest will be determined on the basis of a year of 365 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to a Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Agent and Security Trustee for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Australian Bank Bill Rate Loans or LIBOR Loans, or to determine or charge interest rates based upon the Australian Bank Bill Rate or LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits, in the London interbank market or Australian Dollars, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans or to make or continue Australian Bank Bill Rate Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, (a) U.S. Borrowers shall, in the case of all U.S. Loans bearing interest based on LIBOR and denominated in Dollars, prepay or, if applicable, convert all such LIBOR Loans of such Lender to U.S. Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans, (b) U.S. Borrowers shall, in the case of all U.S. Loans bearing interest based on LIBOR and denominated in Euros, prepay all such LIBOR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans, (c) Foreign Borrowers shall, in the case of all Foreign Loans bearing interest based on LIBOR, prepay all such LIBOR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (d) Foreign Borrowers shall, in the case of all Australian Bank Bill Rate Loans, prepay all such Australian Bank Bill Rate Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Australian Bank Bill Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Australian Bank Bill Rate Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates. Agent will promptly notify Borrower Agents and Lenders if, in connection with a Borrowing of, conversion to or continuation of a LIBOR Loan or an Australian Bank Bill Rate Loan, (a) Agent determines that (i) deposits are not being offered to (A) with respect to LIBOR, banks in the London interbank market for the applicable Loan amount or Interest Period or (B) with respect to the Australian Bank Bill Rate, Persons in Australia for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining the Australian Bank Bill Rate or LIBOR for the applicable Interest Period; or (b) Required Lenders determine for any reason that the Australian Bank Bill Rate or LIBOR for the applicable Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loan. Thereafter, the obligation of Lenders to make or maintain Australian Bank Bill Rate Loans or LIBOR Loans, as applicable, shall be suspended to the extent of the affected Loan or Interest Period until Agent (upon instruction by Required Lenders) revokes the notice. Upon receipt of such notice, (a) U.S. Borrower Agent may revoke any pending request for a Borrowing, conversion or continuation of a U.S. Loan bearing interest based on LIBOR and denominated in Dollars or, failing that, will be deemed to have submitted a request for a U.S. Base Rate Loan, (b) U.S. Borrower Agent shall revoke any pending request for a Borrowing, conversion or continuation of a U.S. Loan bearing interest based on LIBOR and denominated in Euros and (c) Foreign Borrower Agent shall revoke any pending request for a Borrowing, conversion or continuation of a Foreign Loan bearing interest based on the Australian Bank Bill Rate or LIBOR, as applicable.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement that is already reflected in the Australian Bank Bill Rate or LIBOR) or Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, including, for the avoidance of doubt, Taxes indemnified pursuant to Sections 5.8.7, 5.8.8 and 5.8.9, (ii) Taxes described in clauses (b), (c) or (d) of the definition of Excluded Taxes, (iii) Connection Income Taxes or (iv) with respect to the Foreign Loans, any Taxes explicitly excluded from the gross-up or indemnity provisions of Sections 5.8.7, 5.8.8 and 5.8.9) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, the Borrower Group to which such Lender or Issuing Bank has a Commitment will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2 Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time the Borrower Group to which such Lender or Issuing Bank has a Commitment shall pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3 Additional Reserve Costs.

(a) If any Lender is required by the Federal Reserve System or other authority to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then the additional interest shall be payable 10 days after Borrowers’ receipt of the notice. If and so long as any Lender is required by the Bank of England, the European Central Bank or the Financial Conduct Authority or any other monetary or other authority of the UK to make special deposits, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s LIBOR Loans, such Lender may require the Borrower in respect of such Loans to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Schedule 3.7.

(b) Any additional cost owed pursuant to Section 3.7.3(a) above shall be payable to the Agent by the applicable Borrower for the account of such Lender on each date on which interest is payable for such Loan.

3.7.4 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 3.7 shall not constitute a waiver of its right to demand such compensation, but Borrowers of a Borrower Group shall not be required to compensate a Lender to such Borrower Group or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies a Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, then at the request of the applicable Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers of the affected Borrower Group shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (a) any Borrowing of, or conversion to or continuation of, an Australian Bank Bill Rate Loan or a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Australian Bank Bill Rate Loan or a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay an Australian Bank Bill Rate Loan or a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign an Australian Bank Bill Rate Loan or a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers within the applicable Borrower Group shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss, expense or fee arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, each Lender shall be deemed to have funded an Australian Bank Bill Rate Loan or a LIBOR Loan, as applicable, by a matching deposit or other borrowing in the applicable market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Obligations of the Borrower Group to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower Group. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.	LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Loans.

4.1.1 Notice of Borrowing.

(a) U.S. Loans. Whenever any U.S. Borrower desires funding of a Borrowing of U.S. Loans, U.S. Borrower Agent shall give Agent a Notice of U.S. Borrowing. Such notice must be received by Agent by 12:00 p.m. (Local Time) (i) on the requested funding date, in the case of U.S. Base Rate Loans and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of U.S. Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan, in the case of a Borrowing by a U.S. Borrower in Dollars, or a LIBOR Loan, (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified), and (E) whether such Loan is to be denominated in Dollars or Euros (which in the case of Euros must be approved by all U.S. Lenders). Borrowings by the U.S. Borrowers in currencies other than Dollars shall only be available on a LIBOR basis.

(b) Foreign Loans. Whenever any Foreign Borrower desires funding of a Borrowing of Foreign Loans, the Foreign Borrower Agent shall give Agent a Notice of Foreign Borrowing. Such notice must be received by Agent and Bank of America (London) and, with respect to any Australian Loan, Bank of America (Australia), by 11:00 a.m. (Local Time) (i) on the requested funding date, in the case of Foreign Base Rate Loans (other than any Foreign Base Rate Loans that are Australian Loans), (ii) at least one Business Day prior to the requested funding date, in the case of any Foreign Base Rate Loans that are Australian Loans, and (iii) at least three Business Days prior to the requested funding date, in the case of Australian Bank Bill Rate Loans and LIBOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Foreign Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Foreign Base Rate Loan, an Australian Bank Bill Rate Loan or a LIBOR Loan, (D) in the case of Australian Bank Bill Rate Loans and LIBOR Loans, the applicable Interest Period (which shall be deemed to be 30 days if not specified), (E) the name of the relevant Foreign Borrower and (F) whether such Loan is to be denominated in Dollars, Euros, Australian Dollars or Sterling.

(c) Unless payment is otherwise timely made by the Borrowers within a Borrower Group, the becoming due of any Obligations of the Borrower Group to which such Borrower belongs (whether principal, interest, fees or other charges, including Extraordinary

Expenses, Foreign LC Obligations, U.S. LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Loan by the related Borrower Group on the due date, in the amount due and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of such Obligations owing by any U.S. Domiciled Obligor, or to Foreign Base Rate Loans, in the case of such Obligations owing by a Foreign Domiciled Obligor. The proceeds of such Loan shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower within the applicable Borrower Group maintained with Agent or any of its Affiliates.

(d) If a Borrower within a Borrower Group maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan by such Borrower Group on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the disbursement account.

4.1.2 Fundings by Lenders. Each Applicable Lender shall timely honor its Borrower Group Commitment by funding its Pro Rata share of each Borrowing of Loans under such Borrower Group Commitment that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by (a) 1:00 p.m. (Local Time) on the proposed funding date for a U.S. Base Rate Loan, (b) 1:00 p.m. (Local Time) at least two Business Days before a proposed funding date for a Foreign Base Rate Loan, or (c) 3:00 p.m. (Local Time) at least three Business Days before a proposed funding of an Australian Bank Bill Rate Loan or a LIBOR Loan. Each Applicable Lender shall fund its Pro Rata share of a Borrowing to the account specified by Agent in immediately available funds not later than 3:00 p.m. (Local Time) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case each Applicable Lender shall fund its Pro Rata share by 11:00 a.m. (Local Time) on the next Business Day. Subject to its receipt of such amounts from the Applicable Lenders, Agent shall disburse the Borrowing proceeds as directed by the applicable Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the Borrower or Borrowers within such Borrower Group. If an Applicable Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then the Borrower or Borrowers within the Borrower Group agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3 Swingline Loans; Settlement.

(a) (i) To fulfill any request for a Foreign Base Rate Loan hereunder, Foreign Swingline Lender may in its discretion advance Foreign Swingline Loans to the requesting Foreign Borrower up to an aggregate outstanding amount not to exceed the Foreign Swingline Sublimit and (ii) to fulfill any request for a U.S. Base Rate Loan hereunder, U.S. Swingline Lender may in its discretion advance U.S. Swingline Loans to the requesting U.S. Borrower up to an aggregate outstanding amount not to exceed the U.S. Swingline Sublimit. Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to Swingline Lender, for its own account until Applicable Lenders have funded their participations therein as provided below.

(b) Settlement of (i) Foreign Loans, including Foreign Swingline Loans, among the Foreign Lenders and Agent shall take place on a date determined from time to time by Agent (but at least twice per month), and (ii) U.S. Loans, including U.S. Swingline Loans, among the U.S. Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), in each case, on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to the Applicable Lenders. Agent shall endeavor to notify the U.S. Lenders of each settlement date for U.S. Swingline Loans by 1:00 p.m. (Local Time) on the proposed settlement date. Agent shall endeavor to notify the Foreign Lenders of each settlement date for Foreign Swingline Loans by 1:00 p.m. (Local Time) at least two Business Days prior to the proposed settlement date. Each Applicable Lender shall fund its Pro Rata share of the settlement to the account specified by Agent in immediately available funds not later than 3:00 p.m. (Local Time) on the proposed settlement date, unless Agent’s notice is received after the time provided above, in which case each Applicable Lender shall fund its Pro Rata share by 11:00 a.m. (Local Time) on the next Business Day. Borrowers authorize Agent to settle Swingline Loans into Base Rate Loans. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by any Borrower Agent or any Borrower or any provision herein to the contrary. Each Applicable Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all U.S. Swingline Loans or Foreign Swingline Loans, as applicable, outstanding from time to time until settled. If a Swingline Loan cannot be settled among Applicable Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Applicable Lender shall pay the amount of its participation in the U.S. Swingline Loan or Foreign Swingline Loan, as applicable, to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4 Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on instructions delivered by the applicable Borrower Agent to Agent via e-mail, telecopy or other electronic means approved by Agent. Borrower Agents shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of instructions delivered via e-mail, telecopy or other electronic means approved by Agent from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on Borrower’s behalf.

4.2 Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding the Commitments and Loans of a Defaulting Lender from the calculation of such shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2 Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3 Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrower Agents, Agent and each Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated Australian Bank Bill Rate Loans and LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and each Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document, and no Lender shall be responsible for default by another Lender.

4.3 Number and Amount of Australian Bank Bill Rate Loans and LIBOR Loans; Determination of Rate. Each Borrowing of Australian Bank Bill Rate Loans and LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than six (6) Borrowings of LIBOR Loans may be outstanding to the U.S. Borrowers at any time. No more than six (6) Borrowings of Australian Bank Bill Rate Loans and LIBOR Loans in the aggregate may be outstanding to the Foreign Borrowers at any time. All Australian Bank Bill Rate Loans or LIBOR Loans to a Borrower Group having the same length and beginning date of their Interest Periods and the same currency shall be aggregated together and considered one Borrowing for this purpose, and such Loans shall be allocated among the Applicable Lenders on a Pro Rata basis. Upon determining the Australian Bank Bill Rate or LIBOR for any Interest Period requested by Borrowers within a Borrower Group, Agent shall promptly notify the applicable Borrower Agent thereof electronically.

4.4 Borrower Agents.

(a) Foreign Borrower Agent. Each Foreign Domiciled Obligor hereby designates HY UK (“Foreign Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Foreign Loans and Foreign Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrower Materials, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Foreign Issuing Bank or any Foreign Lender. Foreign Borrower Agent hereby accepts such appointment. Agent and Foreign Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Foreign Borrower Agent on behalf of any Foreign Borrower. Agent and Foreign Lenders may give any notice or communication with a Foreign Domiciled Obligor hereunder to Foreign Borrower Agent on behalf of such Foreign Domiciled Obligor. Each of Agent, Foreign Issuing Bank and Foreign Lenders shall have the right, in its discretion, to deal exclusively with Foreign Borrower Agent for any or all purposes under the Loan Documents. Each Foreign Domiciled Obligor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Foreign Borrower Agent shall be binding upon and enforceable against it.

(b) U.S. Borrower Agent. Each U.S. Domiciled Obligor hereby designates the Parent (“U.S. Borrower Agent”, and together with Foreign Borrower Agent, the “Borrower Agents” and each, a “Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for U.S. Loans and U.S. Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrower Materials, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, U.S. Issuing Bank or any U.S. Lender. U.S. Borrower Agent hereby accepts such appointment. Agent and U.S. Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by U.S. Borrower Agent on behalf of any U.S. Borrower. Agent and U.S. Lenders may give any notice or communication with a U.S. Domiciled Obligor hereunder to U.S. Borrower Agent on behalf of such U.S. Domiciled Obligor. Each of Agent, U.S. Issuing Bank and U.S. Lenders shall have the right, in its discretion, to deal exclusively with U.S. Borrower Agent for any or all purposes under the Loan Documents. Each U.S. Domiciled Obligor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by U.S. Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation. Without in any way limiting any guaranty of the Obligations, the U.S. Facility Obligations owing by each U.S. Domiciled Obligor shall constitute one general obligation of the U.S. Domiciled Obligors and (unless otherwise expressly provided in any Loan Document) shall be secured by the Agent’s Lien upon all Collateral of each U.S. Domiciled Obligor, provided that Agent, each U.S. Lender and each U.S. Issuing Bank shall be deemed to be a creditor of, and the holder of a separate claim against, each U.S. Domiciled Obligor to the extent of any U.S. Facility Obligations owed by such U.S. Domiciled Obligor to such Person. The Foreign Facility Obligations owing by each Foreign Domiciled Obligor shall constitute one general obligation of the Foreign Domiciled Obligors and (unless otherwise expressly provided in any Loan Document) shall be secured by the Agent’s and Security Trustee’s Lien upon all Collateral of each Foreign Domiciled Obligor, provided that Agent, each Foreign Lender and Foreign Issuing Bank shall be deemed to be a creditor of, and the holder of a separate claim against, each Foreign Domiciled Obligor to the extent of any Foreign Facility Obligations owed by such Foreign Domiciled Obligor to such Person.

4.6 Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Agent and Security Trustee shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 2.3, 2.4, 2.5, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 5.9, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.	PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes (subject to Section 5.8), and in immediately available funds, not later than 12:00 noon (Local Time) on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of an Australian Bank Bill Rate Loan or a LIBOR Loan to a Borrower Group prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. All payments shall be made in the currency of the underlying Obligation.

5.2 Repayment of Loans. All Foreign Loans shall be immediately due and payable in full on the Foreign Revolver Commitment Termination Date, and all U.S. Loans shall be immediately due and payable in full on the U.S. Revolver Commitment Termination Date, in each case, unless payment of such Obligations is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of Australian Bank Bill Rate Loans and LIBOR Loans, the payment of costs set forth in Section 3.9. Subject to Section 2.1.5, if an Overadvance exists at any time (whether as a result of exchange rate fluctuations or otherwise), Borrowers of the Borrower Group owing such Overadvance shall, on the sooner of Agent’s demand or the first Business Day after any Borrower of such Borrower Group has knowledge thereof, repay Loans or Cash Collateralize Letters of Credit in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition (other than Asset Dispositions permitted under Section 10.2.5(a), (b) or (c)) includes the disposition of Accounts or Inventory, or, following the PP&E Component Implementation Date, Equipment or Real Estate, the applicable Borrowers of the relevant Borrower Group shall apply an amount to repay Loans equal to the greater of (a) the amount of the Net Proceeds of such Asset Disposition or (b) the reduction in the Borrowing Base resulting from the disposition.

5.3 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4 Marshaling; Payments Set Aside. None of Agent, Security Trustee or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Security Trustee, Foreign Issuing Bank, U.S. Issuing Bank or any Lender, or if Agent, Security Trustee, Foreign Issuing Bank, U.S. Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Security Trustee, Foreign Issuing Bank, U.S. Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5 Application and Allocation of Payments.

5.5.1 Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing by the applicable Borrower making such payment; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its discretion; provided, however, that payments made by Foreign Borrowers shall not be applied to any U.S. Facility Obligations (other than the Foreign Facility Obligations) except to the extent such Foreign Borrower has expressly guaranteed such U.S. Facility Obligations.

5.5.2 Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary (but subject to Section 4.2.2), during an Event of Default monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) with respect to monies, payments or Collateral of or from any U.S. Domiciled Obligor:

(i) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any U.S. Domiciled Obligor;

(ii) second, to all amounts owing to U.S. Swingline Lender on U.S. Swingline Loans, Agent on U.S. Protective Advances, and Agent on U.S. Loans and participations that a Defaulting Lender has failed to settle or fund;

(iii) third, to all amounts owing to U.S. Issuing Bank on U.S. LC Obligations;

(iv) fourth, to all U.S. Facility Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to U.S. Lenders (exclusive of any Foreign Facility Obligations which are guaranteed by the U.S. Domiciled Obligors);

(v) fifth, to all U.S. Facility Obligations (other than Secured Bank Product Obligations) constituting interest (exclusive of any Foreign Facility Obligations which are guaranteed by the U.S. Domiciled Obligors);

(vi) sixth, to Cash Collateralize all U.S. LC Obligations;

(vii) seventh, to all U.S. Loans, and to Qualified Secured Bank Product Obligations (including Cash Collateralization thereof) owing by the U.S. Domiciled Obligors (exclusive of any Foreign Facility Obligations which are guaranteed by the U.S. Domiciled Obligors) up to the amount of the U.S. Availability Reserves existing therefor;

(viii) eighth, to all interest on FILO Loans owing by U.S. Borrowers to U.S. Lenders;

(ix) ninth, to all principal on FILO Loans owing by U.S. Borrowers to U.S. Lenders;

(x) tenth, to all other Secured Bank Product Obligations owing by the U.S. Domiciled Obligors (exclusive of any Foreign Facility Obligations which are guaranteed by the U.S. Domiciled Obligors);

(xi) eleventh, to all remaining U.S. Facility Obligations (exclusive of any Foreign Facility Obligations which are guaranteed by the U.S. Domiciled Obligors); and

(xii) twelfth, to be applied in accordance with clause (b) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by the Foreign Domiciled Obligors.

(b) with respect to monies, payments or Collateral of or from any Foreign Domiciled Obligor, together with any allocations pursuant to subclause (xii) of clause (a) above:

(i) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any Foreign Domiciled Obligor;

(ii) second, to all amounts owing to Foreign Swingline Lender on Foreign Swingline Loans, Agent on Foreign Protective Advances, and Agent on Foreign Loans and participations that a Defaulting Lender has failed to settle or fund;

(iii) third, to all amounts owing to Foreign Issuing Bank on Foreign LC Obligations;

(iv) fourth, to all Foreign Facility Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Foreign Lenders;

(v) fifth, to all Foreign Facility Obligations (other than Secured Bank Product Obligations) constituting interest;

(vi) sixth, to Cash Collateralize all Foreign LC Obligations;

(vii) seventh, to all Foreign Loans, and to Qualified Secured Bank Product Obligations (including Cash Collateralization thereof) owing by Foreign Domiciled Obligors up to the amount of Foreign Availability Reserves existing therefor;

(viii) eighth, to all interest on FILO Loans owing by Foreign Borrowers to Foreign Lenders;

(ix) ninth, to all principal on FILO Loans owing by Foreign Borrowers to Foreign Lenders;

(x) tenth, to all other Secured Bank Product Obligations owing by Foreign Domiciled Obligors; and

(xi) eleventh, to all remaining Foreign Facility Obligations.

Amounts shall be applied to payment of each category of Obligations set forth within subsections (a) and (b) above only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the Secured Bank Product Provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties as among themselves, and any allocation within subsections (a) and (b), and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.5.3 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Secured Party or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.6 Dominion Account. The ledger balance in the Dominion Account of (a) each U.S. Borrower as of the end of a Business Day shall be applied to the U.S. Facility Obligations at the beginning of the next Business Day during any Cash Dominion Event, (b) each UK Borrower as of the end of a Business Day may be applied to the Foreign Facility Obligations at the beginning of the next Business Day at any time (whether or not a Cash Dominion Event exists) and (c) each Australian Borrower and each Dutch Borrower as of the end of a Business Day shall be applied to the Foreign Facility Obligations at the beginning of the next Business Day during any Cash Dominion Event. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers of the applicable Borrower Group as long as no Default or Event of Default exists.

5.7 Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) (including, for the avoidance of doubt, the register maintained pursuant to Section 13.3.4) evidencing the Debt of Borrowers within each Borrower Group hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.8 Taxes.

5.8.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by the applicable withholding agent in its reasonable discretion) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.9.

(b) If a withholding agent is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) the applicable withholding agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If a withholding agent is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) the applicable withholding agent, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.8.2 Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.8.3 Tax Indemnification.

(a) Each U.S. Domiciled Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses (other than any penalties and interest incurred as a result of the gross negligence or willful misconduct of such Recipient) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each U.S. Domiciled Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to the U.S. Borrower Agent by an Applicable Lender or an Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.8.4 Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent or Borrower Agent, as applicable.

5.8.5 Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or

Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers pursuant to this Section 5.8.5 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything in this Section 5.8.5 to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.8.6 Survival. Each party’s obligations under Sections 5.8 and 5.9 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.8.7 Dutch Tax Matters. Instead of Sections 5.8.3 and 5.8.5, and in addition to Sections 5.8.1 and 5.8.2, the provisions of this Section 5.8.7 shall apply to any advance under any Loan Document to any Dutch Borrower or any other Borrower that is required to make a Tax Deduction in accordance with the relevant provisions of Dutch law (each a “Relevant Borrower” for the purposes of this Section 5.8.7).

(a) Tax Indemnity.

(i) The Relevant Borrowers shall (within ten Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii) Clause (a)(i) above shall not apply:

(A) if such Taxes are Excluded Taxes (other than U.S. federal withholding Taxes imposed pursuant to FATCA) or Dutch withholding taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower

Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or the Lender immediately prior to its change in Lending Office; or

(B) to the extent a loss, liability or cost is compensated for by an increased payment under Section 5.8.1.

(iii) A Lender making, or intending to make a claim under Section 5.8.7(a)(i) above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the Borrowers.

(iv) A Lender shall, on receiving a payment from the Relevant Borrowers under this Section 5.8.7(a), notify Agent.

(b) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii) that Lender has obtained and utilized that Tax Credit,

the Lender shall promptly following receipt of such Tax Credit pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(c) Value Added Tax.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any such supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (subject to provision by such Lender of a valid VAT invoice).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Dutch VAT Recipient”) under a Loan Document, and any party other than the Dutch VAT Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Dutch VAT Recipient in respect of that consideration),

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT), the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT; the Dutch VAT Recipient must (where this subsection (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Dutch VAT Recipient receives from the relevant tax authority which the Dutch VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Dutch VAT Recipient is the person required to account to the relevant tax authority for the VAT), the Relevant Party must promptly, following demand from the Dutch VAT Recipient, pay to the Dutch VAT Recipient an amount equal to the VAT chargeable on that supply. The Dutch VAT Recipient must (where this subsection (ii)(B) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Dutch VAT Recipient receives from the relevant tax authority which the Dutch VAT Recipient reasonably determines relates to the VAT chargeable on that supply.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense incurred in connection with such Loan Document, the reimbursement or indemnity (as the case may be) shall be for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority, provided that any VAT which is subsequently received by the party being reimbursed (by way of credit or repayment) in excess of the amount assumed to be reasonable for the purpose of this clause shall be repayable to the reimbursing party on demand.

(iv) Any reference in this Section 5.8.7 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time.

(v) In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must as promptly as reasonably practicable provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

(vi) Except as otherwise expressly provided in Section 5.8.7, a reference to “determines” or “determined” in connection with tax provisions contained in Section 5.8.7 means a determination made in the absolute discretion of the person making the determination, acting reasonably and in good faith.

5.8.8 United Kingdom Tax Matters. Instead of Sections 5.8.1, 5.8.2, 5.8.3 and 5.8.5, the provisions of this Section 5.8.8 shall apply to any advance under any Loan Document to any UK Borrower (each a “Relevant Borrower” for the purposes of this Section 5.8.8):

Solely for the purposes of this Section 5.8.8, the following terms shall have the following meanings:

“Qualifying Lender” means:

(a) a Lender (other than a Lender within clause (b) of the definition of Qualifying Lender) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(i) a Lender;

(A) that is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document; or

(B) in respect of an advance under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance under a Loan Document was made,

and, in each case, which is within the charge to United Kingdom corporation Tax with respect to any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from Section 18A of the CTA; or

(ii) a Lender which is:

(A) a company resident in the United Kingdom for United Kingdom Tax purposes;

(B) a partnership, each member of which is:

(1) A company so resident in the United Kingdom; or

(2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii) a Treaty Lender; or

(b) a building society (as defined for the purposes of section 880 of the ITA) making an advance.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a) a company resident in the United Kingdom for United Kingdom Tax purposes; or

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Treaty Lender” means a Lender which

(a) is treated as a resident of a Treaty State for the purposes of the relevant Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any advance is effectively connected; and

(c) satisfies all conditions (other than the completion of any procedural formalities) under the relevant double taxation agreement to obtain full exemption from Tax imposed by the United Kingdom on interest.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means:

(a) a Lender (which falls within clause (a)(ii) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Agent; and

(b) where a Lender becomes a party after the Closing Date, an Assignee which gives a Tax Confirmation in the Assignment and Acceptance Agreement which it executes on becoming a party hereunder.

(a) Tax Gross-up.

(i) Each Relevant Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.

(ii) A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly. Similarly, a Lender shall notify Agent on becoming so aware in respect of a payment payable to that Lender. If Agent receives such notification from a Lender it shall notify the Relevant Borrower.

(iii) If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower to a Lender shall be increased to an amount which (after making any Tax Deduction) is equal to the payment which would have been due to such Lender if no Tax Deduction had been required.

(iv) A payment shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the published interpretation, administration, or application by any taxing authority of) any law or treaty or any published practice or published concession of any relevant taxing authority; or

(B) the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender, and:

(1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Relevant Borrower making the payment a certified copy of that Direction; and

(2) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C) the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender and:

(1) the relevant Lender has not given a Tax Confirmation to the Relevant Borrower; and

(2) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Relevant Borrower, on the basis that the Tax Confirmation would have enabled the Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(D) the relevant Lender is a Treaty Lender and the Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause (a)(vii) below; or

(E) U.K. withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were imposed on amounts payable to or for the account of its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office.

(v) If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii) A Treaty Lender and each Relevant Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in promptly completing any procedural formalities (including in respect of the HMRC DT Treaty Passport Scheme) necessary for that Relevant Borrower to obtain authorization to make that payment without a Tax Deduction.

(viii) Nothing in clause (a)(vii) above shall require a Treaty Lender to:

(A) register under the HMRC DT Treaty Passport scheme;

(B) apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or

(C) file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with subsections (a)(xi) or (e)(i) (HMRC DT Treaty Passport scheme confirmation) and the Relevant Borrower making that payment has not complied with its obligations under subsections (a)(xii) or (e)(ii) (HMRC DT Treaty Passport scheme confirmation).

(ix) A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the Agent by entering into this Agreement.

(x) A UK Non-Bank Lender shall promptly notify the Agent if there is any change in the position from that set out in the Tax Confirmation.

(xi) A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of Agent and without liability to any Relevant Borrower) by notifying Agent of its scheme reference number and its jurisdiction of Tax residence. The Agent shall notify each Relevant Borrower of such scheme reference number and jurisdiction of Tax residence.

(xii) Where a Lender notifies the Agent as described in clause (a)(xi) above each Relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing. Any Borrower’s failure to file the form DTTP2 with regard to a particular Lender shall not negate any Borrower obligations with regard to the UK tax gross up or indemnity provisions contained in this Section.

(xiii) If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (a)(xi) above or clause (e)(i) (HMRC DT Treaty Passport scheme confirmation), no Relevant Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance.

(b) Tax Indemnity.

(i) The Relevant Borrowers shall (within ten (10) Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii) Clause (b)(i) above shall not apply:

(A) with respect to any Taxes assessed on a Lender:

(1) under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for Tax purposes; or

(2) under the law of the jurisdiction in which such Lender’s Lending Office is located in respect of amounts received or receivable in such jurisdiction,

if such Taxes are imposed on or calculated by reference to the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by such Lender;

(B) to the extent a loss, liability or cost:

(1) is compensated for by an increased payment under Section 5.8.8(a)(iii) (Tax Gross-up); or

(2) would have been compensated for by an increased payment under Section 5.8.8(a)(iii) (Tax Gross-up) but was not so compensated solely because one of the exclusions in Section 5.8.8(a)(iv) (Tax Gross-up) applied; or

(C) if such Taxes are Excluded Taxes (other than U.S. federal withholding Taxes imposed pursuant to FATCA).

(iii) A Lender making, or intending to make a claim under Section 5.8.8(b)(i) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

(iv) A Lender shall, on receiving a payment from the Relevant Borrowers under this Section 5.8.8(b), notify the Agent.

(c) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii) that Lender has obtained and utilized that Tax Credit,

the Lender shall as soon as reasonably practicable following receipt of such Tax Credit pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(d) Lender Status Confirmation. Each New Lender shall indicate, in the Assignment and Acceptance which it executes on becoming a party, and for the benefit of the Agent and without liability to any Relevant Borrower, which of the following categories it falls within:

(i) not a Qualifying Lender;

(ii) a Qualifying Lender (other than a Treaty Lender); or

(iii) a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 5.8.8(d), then such New Lender or Lender (as appropriate) shall be treated for the purposes of this Agreement (including by each Relevant Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category of Qualifying Lender applies (and the Agent, upon receipt of such notification, shall inform the Relevant Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 5.8.8(d).

(e) HMRC DT Treaty Passport Scheme Confirmation.

(i) A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of Tax residence in that Assignment and Acceptance.

(ii) Where an Assignment and Acceptance includes the indication described in clause (e)(i) above in the relevant Assignment and Acceptance, each Relevant Borrower which is a party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “HMRC Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that HMRC Transfer Date and shall promptly provide the Lender with a copy of that filing.

(f) United Kingdom Stamp Taxes. The Relevant Borrowers shall pay and, within ten Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duties, registration or other similar Taxes payable in respect of any Loan Document.

(g) Value Added Tax.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (subject to provision by such Lender of a valid VAT invoice).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “VAT Supplier”) to any other Lender (the “VAT Recipient”) under a Loan Document, and any party other than the VAT Recipient (the “VAT Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the VAT Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration),

(A) (where the VAT Supplier is the person required to account to the relevant tax authority for the VAT) the VAT Relevant Party must also pay to the VAT Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT. The VAT Recipient must (where this subsection (ii)(A) applies) promptly pay to the VAT Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the VAT Recipient is the person required to account to the relevant tax authority for the VAT), the VAT Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply. The VAT Recipient must (where this subsection (ii)(B) applies) promptly pay to the VAT Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense in connection with such Loan Document, the reimbursement or indemnity (as the case may be) shall be for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority) provided that (i) any VAT which is subsequently received by the party being reimbursed (by way of credit or repayment) in excess of the amount assumed to be reasonable for the purpose of this clause shall be repayable to the reimbursing party on demand and (ii) that such Lender is placed, after reimbursement or indemnification and after such payment or reimbursements of VAT, in the same positions it was in before the need to reimburse or indemnify that Lender arose.

(iv) Any reference in this Section 5.8.8 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

(v) In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must as promptly as reasonably practicable provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

Except as otherwise expressly provided in this Section 5.8.8, a reference to “determines” or “determined” in connection with Tax provisions contained in Section 5.8.8 means a determination made in the absolute discretion of the person making the determination, acting reasonably and in good faith.

5.8.9 Australia Tax Matters. Instead of Sections 5.8.1(c), 5.8.3 and 5.8.5, and in addition to Sections 5.8.1(a), 5.8.1(b) and 5.8.2, the provisions of this Section 5.8.9 shall apply to any advance under any Loan Document to any Australian Borrower or any other Borrower that is required to make a Tax Deduction in accordance with the relevant provisions of Australian law (each a “Relevant Borrower” for the purposes of this Section 5.8.9).

(a) Definitions. Solely for purposes of this Section 5.8.9, the following terms shall have the following meanings:

“Australian Double Tax Treaty” means an ‘international tax agreement’ as defined in section 995-1 of the Income Tax Assessment Act 1997 (Cth) of Australia.

“GST” has the meaning given to it in the GST Act.

“Qualifying Lender” means, in relation to a Relevant Borrower:

(a) a Foreign Lender which:

(i) is treated as a resident of a Treaty State for the purposes of the relevant Australian Double Tax Treaty;

(ii) does not perform its role as a Foreign Lender at or through a permanent establishment in Australia; and

(iii) fulfills all conditions which must be fulfilled under the relevant Australian Double Tax Treaty by residents of the Treaty State and qualifies for a full exemption from taxation imposed in Australia in respect of the relevant payment; or

(b) a Foreign Lender which receives all payments of interest in respect of a Loan either:

(i) as a resident of Australia (and not in the course of carrying on a business at or through a permanent establishment outside Australia); or

(ii) as a non-resident of Australia in the course of carrying on a business at or through a permanent establishment in Australia.

“Treaty State” means a jurisdiction having an Australian Double Tax Treaty with Australia.

(b) Tax Gross-up. Save to the extent required under any applicable law, all payments to be made by a Relevant Borrower to any Foreign Lender hereunder or under any Loan Document shall be made free and clear of and without deduction or withholding for or on account of Taxes. If a Relevant Borrower is required, as a consequence of the application of section 128B(2) of the Income Tax Assessment Act 1936 (Cth) of Australia, in conjunction with section 12-245 of Schedule 1 to the Taxation Administration Act 1953 (Cth) of Australia, to deduct or withhold any Taxes, or an amount for or on account of any Taxes from any payment made hereunder or under the Loan Documents to any Foreign Lender, the sum payable by such Relevant Borrower (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that such Foreign Lender receives a sum equal to the sum that such Foreign Lender would have received if no such deduction or withholding had been made; provided, that this Section 5.8.9(b) shall not apply (1) to the extent that such deduction or withholding is made on account of Excluded Taxes, (2) to Australian withholding taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or the Lender immediately prior to its change in Lending Office, or (3) to the extent that such deduction or withholding would not have arisen if the relevant Foreign Lender had complied with its obligations under Section 5.8.9(e) (Foreign Lender’s Status), or Section 5.8.9(f) (Double Taxation Relief) or Subdivision 12-E of Schedule 1 to the Taxation Administration Act 1953 (Cth) of Australia to the extent the Foreign Lender is required to have an Australian tax file number or an Australian business number under Australian law, as the case may be.

(c) Tax Indemnity.

(i) The Relevant Borrowers shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii) Clause (c)(i) above shall not apply:

(A) with respect to any Taxes assessed on a Lender:

(1) under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or

(2) under the law of the jurisdiction in which such Lender’s Lending Office is located in respect of amounts received or receivable in such jurisdiction,

if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(B) to the extent a loss, liability or cost:

(1) is compensated for by an increased payment under Section 5.8.9(b) (Tax Gross-up); or

(2) would have been compensated for by an increased payment under Section 5.8.9(b) (Tax Gross-up) but was not so compensated solely because one of the exclusions in that Section 5.8.9(b) (Tax Gross-up) applied.

(iii) A Lender making, or intending to make a claim under Section 5.8.9(c)(i) above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the Borrowers.

(iv) A Lender shall, on receiving a payment from the Relevant Borrowers under this Section 5.8.9(c), notify Agent.

(d) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii) that Lender has obtained, utilized and retained that Tax Credit.

the Lender shall as soon as reasonably practicable following receipt of such Tax Credit pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(e) Foreign Lender’s Status. Each Foreign Lender certifies to the Agent and the Relevant Borrowers (on the date hereof or, in the case of a Foreign Lender which becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that it is a Qualifying Lender and each Foreign Lender shall promptly notify the Agent if there is any change in its position from that set out above. Upon receipt of any such notification from a Foreign Lender, the Agent shall promptly notify the Relevant Borrowers thereof. If any Foreign Lender is not or ceases to be a Qualifying Lender or does not comply with or perform the formalities required to be a Qualifying Lender (except by reason of any Change in Tax Law after the date the Foreign Lender becomes a party to this agreement) the Relevant Borrower shall not be liable pursuant to this Section 5.8.9 to pay with respect to the Foreign Lender any amount greater than the amount which the Relevant Borrower would have been liable to pay pursuant to this Section 5.8.9 with respect to that Foreign Lender if that Foreign Lender had been, or had not ceased to be on that date, a Qualifying Lender and had complied with or had performed the formalities required to be a Qualifying Lender.

(f) Double Taxation Relief. If, and to the extent that, the effect of Section 5.8.9(b) (Tax Gross-up) or Section 5.8.9(c) (Tax Indemnity) can be mitigated by virtue of the provisions of any applicable double taxation agreement or any applicable tax law (whether by a claim to repayment of any taxes referred to in Section 5.8.9(b) (Tax Gross-up) or Section 5.8.9(c) (Tax Indemnity) or otherwise) the relevant Foreign Lender shall co-operate with the Relevant Borrower with a view to ensuring the application of such double taxation agreement or applicable tax law so far as relevant.

(g) Notification of Requirement to Deduct Tax. If, at any time, a Relevant Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder or under the other Loan Documents (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Relevant Borrower shall promptly notify Agent.

(h) Evidence of Payment of Tax. If a Relevant Borrower makes any payment hereunder or under the other Loan Documents in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall, as promptly as reasonably practicable thereafter, deliver to the Agent on behalf of the Foreign Lenders to which such payment was made evidence of payment as is reasonably satisfactory to Agent.

(i) Goods and Services Tax.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a taxable supply or taxable supplies for GST purposes shall be deemed to be exclusive of GST and the party liable to make that payment shall pay to the Lender (in addition to and at the same time as paying any consideration for such supply) an amount equal to the GST payable on that supply, subject to receiving a valid tax invoice, complying with the relevant GST legislation, from the supplier of that supply.

(ii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any loss, cost or expense incurred by that lender, the reimbursement or indemnity (as the case may be) shall be reduced by the amount of any input tax credit that the Lender (or representative member of the GST Group of which the Lender is a member) is entitled to.

(j) Stamp Taxes. The Australian Borrowers shall:

(i) pay all stamp duty, registration and other similar Taxes payable in respect of any Loan Document; and

(ii) within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Loan Document.

Except as otherwise expressly provided in this Section 5.8.9, a reference to “determines” or “determined” in connection with Tax provisions contained in Section 5.8.9 means a determination made in the absolute discretion of the person making the determination, acting reasonably and in good faith.

5.9 Lender Tax Information.

5.9.1 Status of Lenders. Any Lender and, if requested by a Borrower or Agent, a Security Trustee, that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to the relevant Borrower Agent and Agent, at the time or times reasonably requested by the relevant Borrower Agent or Agent, properly completed and executed documentation reasonably requested by the relevant Borrower Agent or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the relevant Borrower Agent or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower Agent or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than (a) documentation with respect to the U.S. Loans described in Sections 5.9.2(a), (b) and (d) and (b) documentation with respect to the Foreign Loans described in Sections 5.8.7, 5.8.8 and 5.8.9) shall not be required if a Lender or Security Trustee reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.2 Documentation. Without limiting the generality of the foregoing, with respect to a Borrower that is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to U.S. Borrower Agent and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of U.S. Borrower Agent or Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Non-Domiciled Lender shall, to the extent it is legally entitled to do so, deliver to U.S. Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-Domiciled Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of U.S. Borrower Agent or Agent), whichever of the following is applicable:

(i) in the case of a Non-Domiciled Lender claiming the benefits of an income tax treaty to which the U.S. is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Non-Domiciled Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Non-Domiciled Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv) to the extent a Non-Domiciled Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-Domiciled Lender is a partnership and one or more direct or indirect partners of such Non-Domiciled Lender are claiming the portfolio interest exemption, such Non-Domiciled Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c) any Non-Domiciled Lender shall, to the extent it is legally entitled to do so, deliver to U.S. Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-Domiciled Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of U.S. Borrower Agent or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit U.S. Borrower Agent or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Non-Domiciled Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to U.S. Borrower Agent and Agent at the time(s) prescribed by law and otherwise as reasonably requested by U.S. Borrower Agent or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by U.S. Borrower Agent or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.9.3 Redelivery of Documentation. If any form or certification previously delivered by a Lender or Security Trustee pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender or Security Trustee shall promptly update the form or certification or notify the applicable Borrower Agent and Agent in writing of its legal inability to do so.

5.9.4 Defined Terms. For purposes of this Section 5.9, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

5.10 Guaranties.

5.10.1 Joint and Several Liability of U.S. Domiciled Obligors. Subject in each case to any limitations imposed by Applicable Law, each U.S. Domiciled Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each U.S. Domiciled Obligor agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section 5.10) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.10.2 Waivers by U.S. Domiciled Obligors.

(a) Each U.S. Domiciled Obligor hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each U.S. Domiciled Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is an Obligor. It is agreed among each U.S. Domiciled Obligor, Agent and Lenders that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each U.S. Domiciled Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any U.S. Domiciled Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each U.S. Domiciled Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any U.S. Domiciled Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any U.S. Domiciled Obligor shall not impair any other U.S. Domiciled Obligor’s obligation to pay the full amount of the Obligations. Each U.S. Domiciled Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such U.S. Domiciled Obligor’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the

Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.10.3 Extent of Liability of U.S. Domiciled Obligors; Contribution.

(a) Notwithstanding anything herein to the contrary, each U.S. Domiciled Obligor’s liability under this Section 5.10 shall not exceed the greater of (i) all amounts for which such U.S. Domiciled Obligor is primarily liable, as described in clause (c) below, and (ii) such U.S. Domiciled Obligor’s Allocable Amount.

(b) If any U.S. Domiciled Obligor makes a payment under this Section 5.10 of any Obligations (other than amounts for which such U.S. Domiciled Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other U.S. Domiciled Obligor, exceeds the amount that such U.S. Domiciled Obligor would otherwise have paid if each U.S. Domiciled Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such U.S. Domiciled Obligor’s Allocable Amount bore to the total Allocable Amounts of all U.S. Domiciled Obligors, then such U.S. Domiciled Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other U.S. Domiciled Obligor for the amount of such excess, ratably based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any U.S. Domiciled Obligor shall be the maximum amount that could then be recovered from such U.S. Domiciled Obligor under this Section 5.10 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Section 5.10.3(a) shall not limit the liability of any U.S. Domiciled Obligor to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), U.S. LC Obligations relating to U.S. Letters of Credit issued to support such Obligor’s business, Secured Bank Product Obligations incurred to support such Obligor’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d) Each U.S. Domiciled Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.10 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each U.S. Domiciled Obligor that is a Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.4 Joint and Several Liability of Foreign Domiciled Obligors. Each Foreign Domiciled Obligor agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to Agent and Foreign Lenders the prompt payment and performance of, all Foreign Facility Obligations. Each Foreign Domiciled Obligor agrees that its guaranty obligations as a Foreign Facility Guarantor hereunder constitute a continuing guaranty of payment and not of collection, that such guaranty obligations shall not be discharged until Full Payment of the Foreign Facility Obligations, and that such guaranty obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Foreign Facility Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section 5.10.4) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Foreign Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect, register, stamp or terminate a Lien or to preserve rights against, any security or guaranty for any Foreign Facility Obligations or any action, or the absence of any action, by Agent or any Foreign Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Foreign Domiciled Obligor; (e) any election by Agent or any Foreign Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code (or the equivalent under any other debtor relief law); (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code (or the equivalent under any other debtor relief law) or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code (or the equivalent under any other debtor relief law) or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Foreign Facility Obligations.

5.10.5 Waivers by Foreign Domiciled Obligors.

(a) Each Foreign Domiciled Obligor hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent, Security Trustee or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Foreign Facility Obligations before, or as a condition to, proceeding against such Obligor. Each Foreign Domiciled Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Foreign Facility Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Foreign Facility Obligations as long as it is an Obligor. It is agreed among each Foreign Domiciled Obligor, Agent and Lenders that the provisions of this Section 5.10.5 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Foreign Domiciled Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent, Security Trustee and Foreign Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.10.5. If, in taking any action in connection with the exercise of any rights or remedies, Agent, Security Trustee or any Foreign Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Foreign Domiciled Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Foreign Domiciled Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Foreign Domiciled Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent, Security Trustee or any Lender to seek a deficiency judgment against any Foreign Domiciled Obligor shall not impair any other Foreign Domiciled Obligor’s obligation to pay the full amount of the Foreign Facility Obligations. Each Foreign Domiciled Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Foreign Facility Obligations, even though that election of remedies destroys such Foreign Domiciled Obligor’s rights of subrogation against any other Person. Agent or Security Trustee may bid Foreign Facility Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent or Security Trustee but shall be credited against the Foreign Facility Obligations. The amount of the successful bid at any such sale, whether Agent, Security Trustee or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Foreign Facility Obligations shall be conclusively deemed to be the amount of the Foreign Facility Obligations guaranteed under this Section 5.10.5, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent, Security Trustee or any Foreign Lender might otherwise be entitled but for such bidding at any such sale.

5.10.6 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.7 Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

5.11 Foreign Domiciled Obligors. For the avoidance of doubt, and notwithstanding anything herein or in the other Loan Documents to the contrary, the Foreign Domiciled Obligors shall only have liability for, and be obligated in connection with, the Foreign Loans and the other Foreign Facility Obligations and in any event shall not have any liability for or in connection with any of the U.S. Facility Obligations (other than the Foreign Facility Obligations), in each case unless such Foreign Domiciled Obligor has expressly guaranteed such U.S. Facility Obligations.

SECTION 6.	CONDITIONS PRECEDENT

6.1 Conditions Precedent to Restatement. In addition to the conditions set forth in Section 6.2, the amendment and restatement of the Existing Loan Agreement is conditioned upon, and Lenders and Issuing Banks shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied (or waived by Agent with the consent of all Lenders):

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto (including all Lenders under the Existing Loan Agreement consenting hereto), and each Obligor shall be in compliance with all terms thereof.

(b) Except as provided on Schedule 10.1.11, Agent shall have received satisfactory evidence that Agent and/or Security Trustee has a valid and perfected first priority (except as otherwise permitted hereunder) Lien in the Collateral (including acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral) and that all Liens on the Collateral other than Permitted Liens have been (or are being) terminated.

(c) Agent shall have received evidence of the establishment of each Dominion Account and related lockboxes (or similar arrangements acceptable to the Agent), together with fully-executed Deposit Account Control Agreements with respect thereto and covering the other Deposit Accounts listed on Schedule 8.5, in each case as required by Sections 8.2.4 and 8.5.

(d) Agent shall have received certificates, in form satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents as of the Closing Date.

(e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this amended and restated credit facility; (iii) to the title, name and signature of each Person authorized to sign the Loan Documents; and (iv) that attached thereto are all governmental and third party consents and approvals as may be appropriate for such Obligor to obtain in connection with this Agreement (or a statement that no such consents or approvals are required). Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) Agent shall have received a written opinion of Jones Day, as UK counsel to the UK Domiciled Obligors and U.S. counsel to the Obligors, Norton Rose Fulbright, as Dutch and UK counsel to Agent, as well as any other local counsel to Obligors or Agent, in form and substance satisfactory to Agent.

(g) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor (to the extent applicable in an Obligor’s jurisdiction of organization), issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(h) [Reserved.]

(i) No material adverse change in the financial condition of any Borrower or of the Obligors, taken as a whole, shall have occurred since December 31, 2015.

(j) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date, including all fees and expenses due under the Fee Letter.

(k) Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Total Excess Availability shall be at least $100,000,000.

(l) [Reserved.]

(m) Any information reasonably required by a Lender and any other Secured Party to enable it to meet its internal “know your customer” compliance requirements and normal operating procedures shall have been delivered.

(n) There shall be no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in Agent’s judgment could reasonably be expected to have a Material Adverse Effect or adversely affect this Agreement or the transactions contemplated hereby.

(o) Agent shall have received (a) financial projections of Parent through 2020 which, among other things, evidence Borrowers’ ability to comply with the Fixed Charge Coverage Ratio and (b) a pro forma balance sheet of Parent and its Subsidiaries giving effect to this Agreement.

(p) Agent shall have received UCC and Lien searches and other evidence satisfactory to Agent that its and/or Security Trustees’ Liens are the only Liens upon the Collateral, except Permitted Liens.

For purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable to a Lender or Agent unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date which shall be true and correct on such date);

(c) Availability of not less than the amount of the proposed Borrowing shall exist; and

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.

SECTION 7.	COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations (including all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all of the following Property of such Obligor, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.15;

(d) all Deposit Accounts, Commodities Accounts and Securities Accounts, including all cash, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in any of the foregoing;

(e) all Documents and rental contracts;

(f) all General Intangibles (including payment intangibles but, prior to the PP&E Component Implementation Date, excluding Intellectual Property) and all rights under Hedging Agreements;

(g) all Goods (including Inventory but, prior to the PP&E Component Implementation Date, excluding Equipment and fixtures);

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding the foregoing, (i) no security interest is being granted to Agent under this Section 7.1 in any Excluded Asset, (ii) until the PP&E Component Implementation Date, no security interest is being granted to Agent under this Section 7.1 in any PP&E Collateral and (iii) the Collateral granted under this Section 7.1 in respect of Equity Interests shall (A) subject to the proviso below, exclude (1) Equity Interests of any Subsidiary organized under the laws of Canada, the People’s Republic of China, France, Germany, Hong Kong, India, Mauritius and Singapore or any province or territory thereof, and (2) prior to the Australian Borrower Activation Date, Equity Interests of any Australian Subsidiary and (B) with respect to Equity Interests in any Foreign Subsidiary or CFC Holdco, be limited to 65% of the Voting Stock of such Foreign Subsidiary or CFC Holdco and 100% of any Equity Interests that do not constitute Voting Stock of such Foreign Subsidiary or CFC Holdco, in each case, owned directly by Parent or any Domestic Subsidiary; provided, that, if at any time after the Closing Date any Subsidiary whose Equity Interests are excluded from the Collateral pursuant to clause (iii)(A) above (other than any Subsidiary whose Equity Interests are also excluded from the Collateral pursuant to clause (i) above) owns assets exceeding $10,000,000 in value, the U.S. Borrower Agent shall promptly notify Agent in writing and if requested by Agent shall cause the applicable U.S.

Domiciled Obligor to, within 30 days following such request, execute and deliver to Agent a supplement, joinder or other modification to this Agreement and/or, to the extent requested by Agent, enter into a new Security Document in form and substance satisfactory to Agent (including local law security, if applicable), pursuant to which such Obligor grants a security interest to Agent in the Equity Interests of such Subsidiary (subject to the limitations in clause (iii)(B) above). Notwithstanding the foregoing, the Agent may grant exceptions to the requirement for the creation or perfection of Liens in particular Property if, in the reasonable judgment of Agent, the costs or consequences of such creation or perfection will be excessive in view of the benefits to be obtained from the Secured Parties therefrom.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of its Obligations, each U.S. Domiciled Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such U.S. Domiciled Obligor, including sums in any blocked, lockbox, sweep or collection account. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained for such Obligor, without inquiry into the authority or right of Agent to make such request.

7.2.2 Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion (and with the consent of the applicable Borrower Agent, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. To further secure the prompt payment and performance of all Obligations, each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all Cash Collateral of such U.S. Domiciled Obligor from time to time and all proceeds thereof, whether such Cash Collateral is held in a Cash Collateral Account or otherwise. The Foreign Domiciled Obligors shall grant Liens to Security Trustee on Cash Collateral pursuant to the relevant Security Documents. Agent and Security Trustee may apply Cash Collateral of a U.S. Domiciled Obligor to the payment of any Obligations and a Foreign Domiciled Obligor to the payment of any Foreign Facility Obligations, in each case, first to the Obligations for which such Cash Collateral Account was established or otherwise in accordance with Section 5 hereof. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent and Security Trustee. No U.S. Domiciled Obligor or other Person claiming through or on behalf of any U.S. Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations. No Foreign Domiciled Obligor or other Person claiming through or on behalf of any Foreign Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Foreign Facility Obligations.

7.3 PP&E Collateral. On or prior to the PP&E Component Implementation Date, (a) each Obligor shall grant Liens to Agent or Security Trustee, as applicable, in all of its PP&E Collateral pursuant to security documents in form and substance reasonably satisfactory to Agent or Security Trustee, as applicable (and Agent and Obligors may amend Section 7 of this Agreement to include such Collateral without the consent of the Required Lenders), (b) with respect to any owned Real Estate, the applicable Obligor shall execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent or Security Trustee on such

Real Estate (subject to Customary Permitted Liens) and shall deliver all Real Estate Related Documents, (c) the Obligors shall deliver a real estate and equipment appraisal in form and substance satisfactory to Agent, which appraisals shall each have been completed no greater than nine months prior to the PP&E Component Implementation Date, and (d) with respect to any Intellectual Property, the applicable Obligor shall execute, deliver and record an IP Assignment. If any Obligor acquires owned Real Estate thereafter, such Obligor shall, within 30 days (or such later time as Agent may agree in its discretion), execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent or Security Trustee on such Real Estate (subject to Customary Permitted Liens), and shall deliver all Real Estate Related Documents for such Real Estate. Notwithstanding the foregoing, Obligors shall only be required to deliver a Mortgage and the Real Estate Related Documents with respect to owned Real Estate with a value exceeding $1,000,000 (as reasonably determined by Agent).

7.4 Pledged Collateral.

7.4.1 Pledged Equity Interests and Debt. As security for the payment or performance, as the case may be, in full of all Obligations, each U.S. Domiciled Obligor hereby assigns and pledges to Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such U.S. Domiciled Obligor’s right, title and interest in, to and under (i) the Equity Interests now owned or at any time hereafter acquired by such U.S. Domiciled Obligor in any Domestic Subsidiary other than a CFC Holdco and, to the extent required under the last paragraph of Section 7.1, in any Foreign Subsidiary and CFC Holdco, including the Equity Interests set forth on Schedule 7.4, and all certificates and other instruments representing such Equity Interests (collectively, the “Pledged Equity Interests”); (ii) the debt instruments now owned or at any time hereafter acquired by such U.S. Domiciled Obligor, including the debt instruments set forth on Schedule 7.4, and all promissory notes and other instruments evidencing such debt instruments (collectively, the “Pledged Debt”); (iii) all other Property that may be delivered to and held by the Agent pursuant to the terms of this Section; (iv) subject to Section 7.4.5, all payments of principal or interest, dividends, cash, instruments and other Property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the Equity Interests and instruments referred to in clauses (i), (ii) and (iii) above; (v) subject to Section 7.4.5, all rights and privileges of such U.S. Domiciled Obligor with respect to the Equity Interests, instruments and other Property referred to in clauses (i), (ii), (iii) and (iv) above; and (vi) all proceeds of any and all of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”).

7.4.2 Delivery of the Pledged Collateral.

(a) Each of the U.S. Domiciled Obligors agrees to deliver or cause to be delivered to the Agent any and all tangible Pledged Collateral at every time owned by such U.S. Domiciled Obligor promptly following its acquisition thereof.

(b) Each of the U.S. Domiciled Obligors will cause (i) all Debt of any of its Subsidiaries or any other of its Affiliates and (ii) following Agent’s request therefor, all Debt of any other Person that, in each case, is owing to such Obligor and exceeds $1,000,000 to be evidenced by a duly executed promissory note that is pledged and delivered to Agent pursuant to the terms hereof.

(c) Upon delivery to Agent, (i) any Pledged Equity Interests shall be accompanied by undated transfer powers duly executed by the applicable U.S. Domiciled Obligor in blank or other instruments of transfer satisfactory to Agent and by such other instruments and documents as Agent may reasonably request and (ii) all other Property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable U.S. Domiciled Obligor in blank and by such other instruments and documents as Agent may reasonably request. Each delivery of Pledged Collateral after the date hereof shall be accompanied by a schedule describing the Pledged Collateral so delivered, which schedule shall be attached to Schedule 7.4 and made a part hereof; provided that failure to attach any such schedule hereto or any error in a schedule so attached shall not affect the validity of the pledge of any Pledged Collateral.

7.4.3 Pledge Related Representations, Warranties and Covenants. Each of the U.S. Domiciled Obligors hereby represents, warrants and covenants to the Agent and the Secured Parties that:

(a) Schedule 7.4 sets forth a true and complete list of (i) all the Equity Interests owned by such U.S. Domiciled Obligor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such U.S. Domiciled Obligor and required to be pledged hereunder and (ii) all debt owned by such U.S. Domiciled Obligor, and all promissory notes and other instruments evidencing such debt which are required to be pledged hereunder. Schedule 7.4 sets forth all Equity Interests, debt and promissory notes required to be pledged hereunder.

(b) The Pledged Equity Interests and Pledged Debt have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable and (ii) in the case of Pledged Debt, are legal, valid and binding obligations of the issuers thereof, subject to applicable debtor relief laws and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) Except for the security interests granted hereunder, such U.S. Domiciled Obligor (i) is and, subject to any transfers or dispositions made in compliance with this Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral listed on Schedule 7.4, (ii) holds the same free and clear of all Liens (other than Permitted Liens or transfers or dispositions permitted under this Agreement), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral (other than Permitted Liens or transfers or dispositions permitted under this Agreement) and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens or transfers or dispositions permitted under this Agreement), however arising, of all Persons whomsoever.

(d) Each of the U.S. Domiciled Obligors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated.

(e) No Governmental Approval or any other action by any Governmental Authority and no consent or approval of any securities exchange or any other Person (including stockholders, partners, members or creditors of the applicable Obligor) is or will be required for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect).

(f) By virtue of the execution and delivery by each U.S. Domiciled Obligor of this Agreement (or a supplement or joinder to this Agreement) or, when any Pledged Collateral of any such U.S. Domiciled Obligor is delivered to Agent (or its gratuitous bailee) in accordance with this Agreement, Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Collateral as security for the payment and performance of the Obligations.

7.4.4 Registration in Nominee Name; Denominations. Agent shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable U.S. Domiciled Obligor, endorsed or assigned in blank or in favor of Agent. Each of the U.S. Domiciled Obligors will promptly give to Agent copies of any notices or other communications received by it with respect to its Pledged Collateral. Agent shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

7.4.5 Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and Agent shall have notified the U.S. Borrower Agent that the U.S. Domiciled Obligors’ rights under this Section are being suspended:

(i) Each of the U.S. Domiciled Obligors shall be entitled to exercise any and all voting and other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) Agent shall execute and deliver to each U.S. Domiciled Obligor, or cause to be executed and delivered to it, all such proxies, powers of attorney and other instruments as such U.S. Domiciled Obligor may reasonably request for the purpose of enabling such U.S. Domiciled Obligor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to paragraph (i) above.

(iii) Each of the U.S. Domiciled Obligors shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of its Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of this Agreement, the other Loan Documents and Applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by such Obligor, shall be held in trust for the benefit of the Agent, shall be segregated from other Property or funds of such Obligor and shall be forthwith delivered to the Agent upon demand in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after Agent shall have notified U.S. Borrower Agent of the suspension of each of the U.S. Domiciled Obligors’ rights under paragraph (a)(iii) of this Section, all rights of each of the U.S. Domiciled Obligors to dividends, interest, principal or other distributions that such U.S. Domiciled Obligor is authorized to receive pursuant to paragraph (a)(iii) of this Section shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any U.S. Domiciled Obligor contrary to the provisions of this Section shall be held in trust for the benefit of Agent, shall be segregated from other Property or funds of such U.S. Domiciled Obligor and shall be forthwith delivered to Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other Property paid over to or received by Agent pursuant to the provisions of this paragraph shall be retained by Agent in an account to be established by Agent upon receipt of such money or other Property, shall be held as security for Obligations and shall be applied in accordance with the provisions of Section 5.5.

(c) Upon the occurrence and during the continuance of an Event of Default, after Agent shall have notified U.S. Borrower Agent of the suspension of the U.S. Domiciled Obligors’ rights under paragraph (a)(i) of this Section, all rights of each of the U.S. Domiciled Obligors to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section, and the obligations of Agent under paragraph (a)(ii) of this Section, shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to exercise such voting and other consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, Agent shall have the right from time to, in its sole discretion, notwithstanding the continuance of an Event of Default, to permit such Obligor to exercise such rights and powers.

7.5 Other Collateral.

7.5.1 Commercial Tort Claims. U.S. Borrower Agent shall promptly notify Agent in writing if any U.S. Domiciled Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $2,500,000), shall promptly amend Schedule 9.1.15 to include such claim, and shall take such actions as Agent deems reasonably appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.5.2 Certain After-Acquired Collateral. The applicable Borrower Agent shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts (other than Excluded Deposit Accounts), Securities Accounts, Commodities Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter-of-Credit Rights or, following the PP&E Component Implementation Date, Intellectual Property and, upon Agent’s or Security Trustee’s request, shall promptly take such actions as Agent or Security Trustee deems reasonably appropriate to effect Agent’s or Security Trustee’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s or Security Trustee’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent or Security Trustee.

7.6 Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent, Security Trustee or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.7 Further Assurances. All Liens granted to Agent under the Loan Documents by (a) the U.S. Domiciled Obligors are for the benefit of the Secured Parties and (b) the Foreign Domiciled Obligors are for the benefit of the Foreign Facility Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent or Security Trustee deems reasonably appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent or Security Trustee before the Closing Date to effect or perfect its Lien on any Collateral.

7.8 Excluded Creation and Perfection Actions. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, no Property of any Foreign Domiciled Obligor will secure the U.S. Facility Obligations (other than the Foreign Facility Obligations) unless such Foreign Domiciled Obligor has expressly guaranteed the U.S. Facility Obligations. In addition, the creation or perfection of Liens in particular Property will not be required if, in the reasonable judgment of Agent, the costs or consequences of such creation or perfection will be excessive in view of the benefits to be obtained by the Secured Parties therefrom.

SECTION 8.	COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates. By the second Wednesday of each calendar month, U.S. Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate with respect to the Total Borrowing Base, the U.S. Borrowing Base and the Foreign Borrowing Base (including information regarding any retention of title from vendors to the Foreign Borrowers), in each case, prepared as of the close of business of the previous month; provided that U.S. Borrower Agent will be required to furnish Borrowing Base Certificates by the Wednesday following the end of each calendar week prepared as of the end of such calendar week during which either (i) Total Excess Availability (with the Total Borrowing Base determined by reference to the most recently delivered Borrowing Base Certificate) is less than 12.5% of the Commitments at any time or (ii) U.S. Excess Availability (with the U.S. Borrowing Base determined by reference to the most recently delivered Borrowing Base Certificate) is less than 12.5% of the U.S. Revolver Commitments at any time, and in each case continuing until the calendar week following the date that, at all times for 30 consecutive days, Total Excess Availability and U.S. Excess Availability have exceeded the thresholds set forth in clauses (i) and (ii) above, as applicable; provided, further, that the U.S. Borrower Agent will be required to furnish Borrowing Base Certificates within five Business Days following any (A) Asset Disposition other than an Asset Disposition under Section 10.2.5(a), (b) or (c) and (B) casualty or condemnation relating to the loss of or destruction of Inventory, Equipment or Real Estate in an amount equal to or exceeding $10,000,000. In connection with the delivery of each Borrowing Base Certificate and at all other times that Agent or Security Trustee, in its sole discretion, requires, each Dutch Borrower owning receivables not yet subject to a Dutch Security Agreement in favor of Security Trustee shall execute a supplemental pledge in favor of Security Trustee of all such receivables, which supplemental pledge shall be submitted to the local Dutch tax office. The U.S. Borrower Agent may deliver updates to the Foreign Allocated U.S. Availability component of the Foreign Borrowing Base (x) when no Cash Dominion Event is continuing, once per calendar week and (y) at such other times as Agent may agree in its discretion. The inclusion of Accounts, Inventory, Equipment and Real Estate as eligible on any Borrowing Base Certificate shall constitute a representation and warranty by Borrowers that the eligibility criteria therefor are satisfied. All calculations of Availability in any Borrowing Base Certificate shall originally be made by the U.S. Borrower Agent and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2 Administration of Accounts.

8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. U.S. Borrower Agent shall provide to Agent, on or before the second Wednesday of each calendar month, a summary aged trial balance by Account Debtor of all Accounts of Borrowers as of the end of the preceding month. Promptly following Agent’s request therefor, U.S. Borrower Agent shall also provide to Agent (a) proof of invoice delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request and (b) a detailed aged trial balance by Account Debtor of all Accounts of Borrowers as of the end of the preceding month, including each Account’s Account Debtor name and address, amount, invoice date and due date and showing any discount, allowance, credit, authorized return or dispute. If Accounts in an aggregate face amount of $2,000,000 or more cease to be Eligible Accounts, the applicable Borrower(s) or Borrower Agent shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2 Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion if such Borrower has not paid such Taxes when due and an Event of Default or a Cash Dominion Event has occurred and is continuing, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge such Borrower therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Accounts. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Obligors shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s or Security Trustee’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges; provided that, except as provided below with respect to UK Domiciled Obligors, Dominion Accounts will be subject to springing dominion and are not required to be subject to full dominion unless and until a Cash Dominion Event is in effect. Dominion Accounts for UK Domiciled Obligors shall be subject to a fixed charge and under the sole dominion and exclusive control of Agent (or European Security Trustee) whether or not a Cash Dominion Event exists; provided that collected funds will, in the discretion of Agent, either be disbursed from such Dominion Accounts to an operating account of one of such UK Domiciled Obligors or be applied to the Obligations of Foreign Domiciled Obligors. Each UK Domiciled Obligor and Dutch Domiciled Obligor shall continue to maintain Dominion Accounts (subject to (a) a fixed charge (in the case of each UK Domiciled Obligor) or (b) a floating charge (in the case of each Dutch Domiciled Obligor) in favor of Agent or European Security Trustee) at Bank of America (London) for collection of Accounts from its Account Debtors. If a Dominion Account for U.S. Domiciled Obligors is not maintained with Bank of America, the Agent may, during the existence of any Cash Dominion Event, require such account to be subject to the exclusive control of Agent and immediate transfer of all cash receipts in such account to a Dominion Account maintained with Bank of America. If a Dominion Account for any of the

Australian Domiciled Obligors is not maintained with Bank of America or Bank of America (Australia), the Agent (or Australian Security Trustee) may, during the existence of any Cash Dominion Event, require such account to be subject to the exclusive control of Agent (or Australian Security Trustee) and immediate transfer of all cash receipts in such account to a Dominion Account maintained with Bank of America or Bank of America (Australia). Promptly upon request, the Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent or the applicable Security Trustee deems reasonably appropriate under Applicable Law to evidence or perfect its Lien on any collection accounts maintained outside of Australia, the Netherlands, the UK and the U.S., or otherwise to give effect to the intent of this Agreement. The Agent, Security Trustee and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral; Cash Pooling. Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent or Security Trustee and promptly (not later than the next Business Day) deposit same into a Dominion Account. Cash pooling arrangements for Foreign Domiciled Obligors shall be structured and documented in a manner satisfactory to Agent and Security Trustee; provided that, in order for any Foreign Subsidiary (including HY Italy) to participate in any cash pooling arrangements, such Foreign Subsidiary must be a Foreign Facility Guarantor; provided, further, that the Agent confirms (assuming compliance with the first proviso of this sentence), the cash pooling arrangements of the Foreign Domiciled Obligors as of the Closing Date are satisfactory to Agent and Security Trustee.

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Obligor shall conduct periodic cycle counts consistent with historical practice, and shall provide to Agent such supporting information as Agent may request.

8.3.2 Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $2,000,000; and (d) during a Cash Dominion Event, any payment received by an Obligor for a return is promptly remitted to Agent for application to the Obligations.

8.3.3 Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all

Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4 Administration of Equipment. Following the PP&E Component Implementation Date:

8.4.1 Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2 Condition of Equipment. Each Obligor shall ensure that its Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Obligor shall permit any Equipment to become affixed to Real Estate unless any landlord or mortgagee delivers a Lien Waiver.

8.5 Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts. Each Obligor shall take all actions necessary to establish Agent’s or Security Trustee’s control of each such Deposit Account (other than an Excluded Deposit Account and any other Deposit Account with less than $250,000 on deposit therein at all times since the Closing Date on an individual basis (but not to exceed $2,500,000 on deposit therein for all such other Deposit Accounts at any time on an aggregate basis)). All Dominion Accounts shall be subject to Agent’s or Security Trustee’s control pursuant to Section 8.2.4. Each Obligor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent or Security Trustee) to have control over a Deposit Account or any Property deposited therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account.

8.6 General Provisions.

8.6.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; (b) in the case of any U.S. Domiciled Obligor, move Collateral to another location in the U.S.; (c) in the case of any Dutch Domiciled Obligor, move Collateral to another location in the Netherlands; (d) in the case of any UK Domiciled Obligor, move Collateral to another location in England and Wales or Northern Ireland; and (e) in the case of any Australian Domiciled Obligor, move Collateral to another location in Australia; provided that in the case of clauses (b), (c), (d) and (e), the applicable Borrower Agent (i) shall provide 30 days prior written notice to the Agent of any new locations (or such lesser time as the Agent may agree) and (ii) shall take such actions prior to such move to ensure that the Agent or Security Trustee, as applicable, has a perfected first priority security interest in and Lien on such Collateral. With respect to any location in which there is, or is reasonably expected to be, during any period of thirty days or more, Inventory and, following the PP&E Component Implementation Date, Equipment with a fair market value of $250,000 or more, each Obligor shall use, and shall cause the Obligors to use, its commercially reasonable efforts to obtain and deliver to Agent a Lien Waiver.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A-VII, unless otherwise approved by Agent in its discretion) satisfactory to Agent. All proceeds under each policy shall be payable to Agent except as provided in Section 8.6.2(b) below. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise (giving due consideration to what is commercially available in the insurance market), each policy shall include satisfactory endorsements (i) showing Agent as lender’s loss payee; (ii) providing notice of cancellation; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation, fiduciary insurance or D&O insurance) and/or any awards arising from condemnation of any Collateral in excess of $1,000,000 per occurrence shall be paid to Agent (unless a Cash Dominion Event is continuing, in which case all such proceeds shall be paid to Agent). Any such proceeds or awards that relate to Inventory or business interruption shall be applied to payment of the Loans and then to the other Obligations. After the PP&E Component Implementation Date and subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied to Loans and then to other Obligations. Any other proceeds shall be returned to the relevant Obligor so long as no Cash Dominion Event exists.

(c) If requested by Obligors in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate and so long as no Default or Cash Dominion Event exists or would result therefrom (including as a result of any decrease to the Borrowing Base from the loss or destruction of such Equipment or Real Estate), Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) pursuant to conditions and procedures reasonably approved by Agent (including that such replacement Equipment or Real Estate becomes Collateral).

8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral of an Obligor Group, all Taxes payable with respect to any Collateral of an Obligor Group (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral of an Obligor Group, shall be borne and paid by Obligors of such Obligor Group. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4 Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of the Obligors within such Obligor’s Obligor Group:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of Obligors of the assignment of their Accounts, demand and enforce payment of Accounts of Obligors by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts of Obligors; (ii) settle, adjust, modify, compromise, discharge or release any Accounts of Obligors or other Collateral, or any legal proceedings brought to collect Accounts of Obligors or Collateral; (iii) sell or assign any Accounts of Obligors and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or Securities Accounts of Obligors, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor of such Obligor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9.	REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent, the Lenders and the Issuing Banks to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor (other than the Foreign Domiciled Obligors, which so represent and warrant in favor of the Foreign Facility Secured Parties only with respect to themselves and their separate liabilities, assets, business and operations; provided, that the foregoing limitation shall not be construed to result in the duplication of any materiality qualifications or threshold amounts set forth herein which, unless expressly stated otherwise, are intended to be on a consolidated basis for Parent and its Subsidiaries) represents and warrants that:

9.1.1 Organization and Qualification. Each of Parent and its Subsidiaries is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such jurisdiction provides for the designation of entities organized or incorporated thereunder as existing in good standing). Each of Parent and its Subsidiaries is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. U.S. Borrowers have filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in such states that require such filings in order to enforce rights in or against Collateral or obligors of Collateral located in such jurisdictions.

9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property. In relation to the execution, delivery and performance of the Loan Documents by each Dutch Domiciled Obligor, any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden) has been duly undertaken and an unconditional positive advice (advies) from each competent works council has been obtained.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4 Capital Structure. Part (a) of Schedule 9.1.4 shows for each of Parent and each of its Subsidiaries, its name, jurisdiction of organization and holders of its Equity Interests. Except as disclosed on Part (b) of Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s or Security Trustee’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any of Parent’s Subsidiaries.

9.1.5 Title to Properties; Priority of Liens. Each of Parent and each of its Subsidiaries has good and marketable title (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets) to all of the Collateral and other material assets and Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each of Parent and each of its Subsidiaries has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s or Security Trustee’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC or other Applicable Law, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s Credit and Collection Policies, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7 Financial Statements. The balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in all material respects in accordance with GAAP, except as noted therein, and fairly present in all material respects the financial positions and results of operations of Parent and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions at the time prepared in light of the circumstances at such time. Since December 31, 2015, there has been no change in the condition, financial or otherwise, of Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. Each Obligor is Solvent.

9.1.8 Taxes. All federal and other material tax returns and reports of Parent and each Subsidiary required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective Property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid other than such taxes, assessments, fees and other governmental charges (i) which are being Properly Contested and (ii) the non-payment of which would not, individually or in the aggregate, result in a Material Adverse Effect. Neither Parent nor any Subsidiary has any knowledge of any proposed tax assessment against Parent or any Subsidiary that shall have or is reasonably likely to have a Material Adverse Effect. As of the Australian Borrower Activation Date, none of the Australian Domiciled Obligors is, or has ever been, a member of a GST Group.

9.1.9 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.10 Intellectual Property. Each of Parent and each of its Subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to Parent, any of its Subsidiaries or any of their Property (including any Intellectual Property) which is reasonably likely to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.10 and subject to Section 10.1.2(l) with respect to the Bolzoni Entities, neither Parent nor any of its Subsidiaries pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property.

9.1.11 Governmental Approvals. Each of Parent and each of its Subsidiaries has, is in compliance with, and is in good standing with respect to, all material Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Parent and each of its Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.12 Compliance with Laws. Each of Parent and each of its Subsidiaries has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in the U.S. in violation of the FLSA.

9.1.13 Compliance with Environmental, Health or Safety Applicable Law. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) the operations of Parent and its Subsidiaries comply in all respects with all applicable Environmental, Health or Safety Applicable Law;

(b) each of Parent and each Subsidiary has obtained all environmental, health and safety Permits necessary for its respective operations as currently conducted and Properties as currently used, and all such Permits are in good standing, and each of Parent and each Subsidiary is currently in compliance with all terms and conditions of such Permits;

(c) Parent, its Subsidiaries and their respective present or past Property or operations are not subject to or the subject of any currently effective or ongoing judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement, or settlement respecting (i) any violation of or liability under any Environmental, Health or Safety Applicable Law, (ii) any Remedial Action, or (iii) any Claims or liabilities and costs arising from the Release or threatened Release of a Contaminant into the environment;

(d) Neither Parent nor any Subsidiary has filed any notice under any Applicable Law: (i) reporting to any Person or Governmental Authority a Release of a Contaminant within the past three years; (ii) reporting under Section 103(c) of CERCLA, indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (iii) reporting a violation of any applicable Environmental, Health or Safety Applicable Law or condition in any Permit under an Environmental, Health or Safety Applicable Law within the past three years;

(e) none of the present or, to any Obligor’s knowledge, past Property of Parent or any Subsidiary is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar state list of sites requiring Remedial Action;

(f) neither Parent nor any Subsidiary has, to its knowledge, sent or directly arranged for the transport of any product, material or waste, to any current or proposed NPL site, or any site on any similar state list of sites requiring Remedial Action;

(g) there is not now in connection with or resulting from Parent or any Subsidiary’s operations, nor, to any Obligor’s knowledge, has there ever been on or in any of the current or former Property (i) any treatment, recycling, storage or disposal of any hazardous waste requiring a permit under 40 C.F.R. Parts 264 and 265 or any state equivalent, (ii) any solid waste landfill, waste pile, petroleum or hazardous waste, swamp, pit, pond, underground storage tank or surface impoundment, or (iii) a reportable or non-permitted Release to the environment of any Contaminant involving any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other Equipment;

(h) to each of Parent’s and each Subsidiary’s knowledge, there have been no Releases of any Contaminants to the environment from any Property except (i) in compliance with Environmental, Health or Safety Applicable Law, or (ii) which have been addressed to the satisfaction of the appropriate Governmental Authorities;

(i) no Environmental Lien has attached to any Property;

(j) to the knowledge of each of Parent and each Subsidiary, none of its Property contains any asbestos-containing material or visible evidence of mold growth;

(k) none of the Property presently is subject to any Environmental Property Transfer Act, or to the extent such acts are presently applicable to any such Property, the Parent and each of its Subsidiaries have fully complied with the requirements of such acts; and

(l) the Parent and each of its Subsidiaries, taken as a whole, are not, and to their knowledge will not be, subject to liabilities and costs arising out of or relating to environmental, health or safety matters.

9.1.14 Burdensome Contracts. Except as set forth on Schedule 9.1.14, neither Parent nor any of its Subsidiaries is a party or subject to any contract, agreement or charter restriction that if violated could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither Parent nor any of its Subsidiaries is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.14 and subject to Section 10.1.2(l) with respect to the Bolzoni Entities. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.15 Litigation. Except as shown on Schedule 9.1.15, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against Parent or any of its Subsidiaries, or any of their businesses, operations or Properties, that (a) challenge the validity or enforceability of any of the Loan Documents or transactions contemplated thereby; (b) could reasonably be expected to have a Material Adverse Effect; or (c) under the Racketeering Influenced and Corrupt Organizations Act, any AML Legislation or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a criminal penalty. There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated financial statements of Parent and its Subsidiaries. Except as shown on such Schedule or as disclosed to Agent in accordance with Section 7.5.1, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $2,500,000). Neither Parent nor any of its Subsidiaries is (1) in violation of any Applicable Law which violation has had or is reasonably likely to have a Material Adverse Effect or (2) in default with respect to any order, injunction or judgment of any Governmental Authority which default has had or could reasonably be expected to have a Material Adverse Effect.

9.1.16 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. Neither Parent nor any of its Subsidiaries is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract.

9.1.17 Employee Benefit Plans.

(a) ERISA. In relation to Plans subject to ERISA, except as disclosed on Schedule 9.1.17 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(i) (A) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code, and other federal and state laws; (B) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification; and (C) each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Pension Plan.

(ii) (A) There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; and (B) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(iii) (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has an Unfunded Pension Liability; (C) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (E) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(b) Foreign Plans. Except as disclosed on Schedule 9.1.17 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(c) UK Pension Plan.

(i) Except as disclosed on Schedule 9.1.17, no UK Domiciled Obligor is or has at any time during the last six years been (A) is an employer (as defined for the purposes of sections 38 to 51 of the Pensions Act 2004(UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act (1993)(UK)) or (B) is or has at any time during the last six years been “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004(UK)) of such an employer.

(ii) No UK Domiciled Obligor has been issued with a Financial Support Direction or Contribution Notice in respect of any pension scheme.

9.1.18 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor and any customer or supplier, or any group of customers or suppliers, that could reasonably be expected to have a Material Adverse Effect.

9.1.19 Labor Relations. Except as described on Schedule 9.1.19 and subject to Section 10.1.2(l) with respect to the Bolzoni Entities, neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of any of Parent’s or any of its Subsidiaries’ employees, or, to any Obligor’s knowledge, any asserted or threatened strikes or work stoppages.

9.1.20 Payable Practices. Neither Parent nor any of its Subsidiaries has made any material change in its historical accounts payable practices from those in effect on the Closing Date that would be materially adverse to the Lenders.

9.1.21 Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt; or (c) has a license pursuant to the Dutch Financial Supervision Act.

9.1.22 Margin Stock. Neither Parent nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.23 Sanctions. Neither Parent nor any of its Subsidiaries, nor to the knowledge of Parent or any of its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction.

9.1.24 UK Charges. Under the law of each Obligor’s jurisdiction of incorporation it is not necessary that any UK Security Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to any UK Security Agreement or the transactions contemplated thereby, except (a) registration of particulars of each UK Security Agreement at the Companies Registration Office in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (b) filing, registration or recordation on a voluntary basis or as required in order to perfect the security interest created by any UK Security Agreement in any relevant jurisdiction and (c) in each case, payment of associated fees, stamp Taxes or mortgage duties.

9.1.25 Centre of Main Interests and Establishments. For the purposes of The Council of the European Union regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), each of the Foreign Domiciled Obligor’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and none of them have an “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

9.1.26 Pari Passu Ranking. Each Borrower’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

9.1.27 Ranking. Each Security Document has or will have the ranking in priority which it is expressed to have therein and, other than as permitted under or contemplated by the Loan Documents (including with respect to Permitted Liens), it is not subject to any prior ranking or pari passu ranking Lien.

9.1.28 Receivables Sale Agreements. Each of the Receivables Sale Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and is in full force and effect. All Accounts originated by the Dutch Borrowers have been sold and assigned to HY UK and will be sold and assigned to HY UK on a daily basis. With respect to Accounts originated by the Dutch Borrowers, at all times, and with respect to all Accounts originated by other Obligors subject to a Receivables Sale Agreement, at any time that such Accounts are included as Eligible Foreign Accounts, (A) all steps necessary to ensure that HY UK can exercise all of its rights under the Accounts transferred under the applicable Receivables Sale Agreement directly against the relevant account debtors have been taken, (B) the relevant account debtor has been notified of the transfer of such Accounts, (C) the proceeds of any such Accounts are paid into a Foreign Dominion Account and

(D) to the extent required, the applicable Receivables Sale Agreement enables HY UK and Agent to effect transfers of the bare legal title of any Accounts to HY UK at agreed times in the future.

9.1.29 Australian Domiciled Obligors. If it is an Australian Domiciled Obligor, (a) the entering into and performance by it of its obligations under the Loan Documents to which it is expressed to be a party are for its commercial benefit and are in its commercial interests; and (b) the entry into and performance by it of its obligations under the Loan Documents to which it is a party do not contravene Part 2J.3 or Part 2E of the Australian Corporations Act.

9.1.30 Foreign Corrupt Practices Act. None of the Obligors or any of their Subsidiaries nor, to the knowledge of any Obligor, any director, officer, agent, employee or other person acting on behalf of such Obligor or any of its Subsidiaries have taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law; and the Obligors and their Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

9.2 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein, in light of the circumstances under which and at the time at which they were made, not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. Obligors (but with respect to the Foreign Domiciled Obligors, such Foreign Domiciled Obligors so covenant in favor of the Foreign Facility Secured Parties only with respect to themselves and their separate liabilities, assets, business and operations; provided, that the foregoing limitation shall not be construed to result in the duplication of any materiality qualifications or threshold amounts set forth herein which, unless expressly stated otherwise, are intended to be on a consolidated basis for Parent and its Subsidiaries) hereby covenant and agree that until the Commitments have terminated and Full Payment of all Obligations, each of them shall, and shall cause each Subsidiary to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of Parent or any of its Subsidiaries, inspect, audit and make extracts from any of Parent’s or any of its Subsidiaries’ books and records (other than privileged correspondence with legal counsel), and discuss with its officers, employees, agents, advisors and independent accountants (with respect to independent accountants, in the presence of representatives of Obligors or otherwise with the consent of the Parent) Parent’s or any of its Subsidiaries’ business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate; and (ii) appraisals of Inventory; provided, that if no Default or Event of Default shall have occurred and be continuing, only one such examination and one such appraisal under the foregoing clauses (i) and (ii), respectively, per Fiscal Year shall be conducted at Borrowers’ expense (exclusive of any appraisals and examinations conducted pursuant to Section 10.1.9); provided, further, that if Total Excess Availability is less than 15% of the Commitments at any time during a Fiscal Year, one additional appraisal and one additional examination may be conducted at Borrowers’ expense during such Fiscal Year (exclusive of any appraisals and field examinations conducted pursuant to Section 10.1.9). Prior to the PP&E Component Implementation Date, Borrowers shall reimburse Agent for all charges, costs and expenses of Agent in connection with appraisals of Equipment and Real Estate (and any other reports required under the Real Estate Related Documents). The foregoing shall not limit Agent’s ability to perform additional appraisals or examinations at the sole expense of the Borrowers upon the occurrence and continuance of a Default or Event of Default (or if a Default or Event of Default was in existence at the time such appraisal or examination was initiated), including, following the PP&E Component Implementation Date, additional appraisals and reports in respect of Equipment and Real Estate. Borrowers agree to pay Agent’s then standard charges for examination and appraisal activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP in all material respects reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, (i) balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on a consolidated basis for Parent and its Subsidiaries, which consolidated statements shall be audited and certified (without a “going concern” or scope of audit qualification) by Ernst & Young LLP or by another firm of independent certified public accountants of recognized standing selected by Parent and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and (ii) unaudited balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on a consolidating basis for Parent and its Subsidiaries, which consolidating statements shall be based on SEC reporting segments and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b) as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of Parent, (i) an unaudited balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated and consolidating basis for Parent and its Subsidiaries (in the case of consolidating statements, based on SEC reporting segments and which shall include Bolzoni Holdco and its Subsidiaries as a separate reporting segment), setting forth in comparative form corresponding figures for the preceding Fiscal Year, (ii) an unaudited balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, for HY UK and its Subsidiaries, (iii) an unaudited balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for HYN BV and its Subsidiaries, (iv) in the event that financial information of Bolzoni Holdco and its Subsidiaries is not reported on a separate consolidating basis under clause (i) above, an unaudited balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Bolzoni Holdco and its Subsidiaries, and (v) following the Australian Borrower Activation Date, an unaudited balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Australian Borrower(s) and their Subsidiaries, in each case, certified by a Financial Officer as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c) as soon as available, and in any event within 30 days after the end of each month (other than the last month of each Fiscal Quarter), an unaudited balance sheet as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Financial Officer as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year end adjustments and the absence of footnotes;

(d) concurrently with the delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by a Financial Officer;

(e) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Parent or its Subsidiaries by their accountants in connection with such financial statements;

(f) (i) not later than March 31st of each Fiscal Year, and containing substantially the same types of financial information contained in the projections delivered pursuant to Section 6.1(o), the annual business plan for Parent and its Subsidiaries for such Fiscal Year and for each month in such Fiscal Year, and (ii) not later than June 30th of each Fiscal Year, the annual long-range business forecast of Parent and its Subsidiaries for each succeeding Fiscal Year, up to and including the Fiscal Year during which it is anticipated that there shall be Full Payment of all Obligations, containing a consolidated balance sheet, income statement and statement of cash flow;

(g) at Agent’s reasonable request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(h) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Parent or any of its Subsidiaries has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Parent or any of its Subsidiaries files with the SEC or similar securities regulatory authority; and copies of any press releases or other statements made available by Parent or any of its Subsidiaries to the public concerning material changes to or developments in their business;

(i) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Pension Plan, Foreign Plan (that is a defined benefit pension plan) and UK Pension Plan;

(j) promptly following receipt, a copy of any notice from the Pensions Regulator in which it proposes to take action which may result in the issuance of a Contribution Notice or Financial Support Direction in respect of any UK Pension Plan;

(k) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or Parent’s or any Subsidiary’s financial condition or business; and

(l) if any of the information or disclosures provided on any of Schedules 7.4, 8.5, 8.6.1, 9.1.4, 9.1.10, or 9.1.19 attached hereto as of the Closing Date become outdated or incorrect in any material respect, the Borrowers shall deliver to the Agent and the Lenders as part of the Compliance Certificate required pursuant to Section 10.1.2(d) (or more frequently in the Borrowers’ reasonable judgment or upon the request of the Agent) such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s) which revisions shall be effective from the date accepted in writing by the Agent, such acceptance not to be unreasonably withheld; provided, that (i) no such revisions or updates to any such Schedule(s) shall be deemed to have cured any breach of warranty or misrepresentation occurring prior to the delivery of such revision or update by reason of the inaccuracy or incompleteness of any such Schedule(s) at the time such warranty or representation previously was made or deemed to be made and (ii) such Schedule(s) may only be updated to the extent that such related actions disclosed are otherwise not prohibited by this Agreement and other Loan Documents prior to such Schedule being revised or updated. Obligors shall deliver Schedules 9.1.10, 9.1.14, 9.1.19, 10.2.2, 10.2.8 and 10.2.16 with information for the Bolzoni Entities (which in the case of Schedule 10.2.2 shall not include Liens otherwise permitted under Section 10.2.2(l)) on or before the date that is 90 days following the Closing Date (or such later date as to which Agent may agree), which delivery shall constitute a representation and warranty as to the matters set forth in such schedules as they pertain to the Bolzoni Entities.

10.1.3 Notices. Notify Agent and Lenders in writing, promptly after an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened material labor dispute, material strike or material walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $5,000,0000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental, Health or Safety Applicable Law), if an adverse resolution could have a Material Adverse Effect; (h) any Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice in each case, involving potential liability greater than $1,000,000; (i) the occurrence of any ERISA Event; or (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants.

10.1.4 Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and, promptly after execution thereof, upon request provide Agent with copies of all future agreements between an Obligor and any landlord, warehouseman, processor, shipper, or bailee that owns or leases any premises at which any material Collateral is located.

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental, Health or Safety Applicable Law, FLSA, OSHA, AML Legislation, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, in each case unless failure to comply (other than failure to comply with AML Legislation) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Release, whether or not directed to do so by any Governmental Authority.

10.1.6 Taxes; Australian Tax Consolidation.

(a) Pay (i) all taxes, assessments and other governmental charges less than or equal to $2,000,000 imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property within 5 Business Days upon obtaining knowledge that a penalty or interest has accrued thereon, and (ii) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums less than or equal to $2,000,000 which have become due and payable and which by law have or may become a Lien (other than a Permitted Lien) upon any of Parent’s or any Subsidiary’s Property or assets, within fifteen days upon obtaining knowledge that any penalty or fine has accrued with respect thereto. Obligors shall, and shall cause each Subsidiary to, pay no later than the day when due (A) all taxes, assessments and other governmental charges greater than $2,000,000 imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property, and (B) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums greater than $2,000,000 which have become due and payable and which by law have or may become a Lien (other than a Permitted Lien) upon any of Parent’s or any Subsidiary’s Property or assets. Notwithstanding the preceding sentences, Parent or any Subsidiary shall have the right to Properly Contest the validity or amount of any such taxes or Claims.

(b) Each Australian Domiciled Obligor shall ensure that (i) so long as it is a member of a Tax Consolidated Group there is at all times a valid Tax Sharing Agreement for that Tax Consolidated Group (having regard to changes in the composition or activities of the Tax Consolidated Group); and (ii) it is not at any time liable for “group liability” (as such term is defined in Section 721-10 of the Income Tax Assessment Act 1997 (Cth) of Australia) other than on a reasonable basis in accordance with the principles set out in Division 721 of the Income Tax Assessment Act 1997 (Cth) of Australia (including as a result of tax consolidation or any tax sharing agreement), in each case except to the extent such Obligor is maintaining adequate reserves (in the good faith judgment of the management of such Obligor) with respect thereto and the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(c) Each Australian Domiciled Obligor must ensure that it will not become a member of a GST Group unless the GST Group of which the Australian Domiciled Obligor becomes a member has at all times while the Australian Domiciled Obligor is a member a valid ITSA for that GST Group in a form and substance reasonably satisfactory to Agent, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A-VII, unless otherwise approved by Agent) reasonably acceptable to Agent, with respect to the Properties and business of Parent and its Subsidiaries of such type (including business interruption, product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

10.1.8 Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Parent and its Subsidiaries in full force and effect and pay all Royalties when due.

10.1.9 Additional Obligors.

(a) Subject to limitations imposed by Applicable Law, each Foreign Borrower will cause each direct or indirect Foreign Subsidiary of Parent (including any Domestic Subsidiary of a CFC but excluding the Bolzoni Entities) with assets exceeding $10,000,000 in value and that is organized under the laws of the Republic of Italy, the Netherlands, the UK, the U.S. or, following the Australian Borrower Activation Date under Section 10.1.9(c), Australia, in each case within 30 days of the date formed or acquired (or such date as such Foreign Subsidiary’s assets exceed $10,000,000) or such later date as to which Agent may agree, (i) to execute a supplement or joinder to this Agreement, substantially in the form of Exhibit C, in order for such Foreign Subsidiary to become a Foreign Borrower (provided, that any such Foreign Subsidiary organized under the laws of the Republic of Italy, the U.S. or under the laws of the UK outside of England and Wales shall not be permitted to become a Foreign Borrower) and/or a Foreign Facility Guarantor under Section 5.10 and a grantor under the applicable Foreign Security Documents or, to the extent requested by the Agent, enter into new Security Documents in form and substance reasonably satisfactory to the Agent and Security Trustee and where such Foreign Subsidiary is an Australian Subsidiary, execute the Australian Security Trust Deed or (as the case may be) an accession deed to the Australian Security Trust Deed in form and substance reasonably satisfactory to Agent and the Australian Security Trustee, (ii) with respect to any such Foreign Subsidiary joining this Agreement as a Foreign Borrower, to deliver a Borrowing Base Certificate for such Foreign Subsidiary effective as of not more than 30 days preceding the date on which such Foreign Subsidiary becomes a Foreign Borrower and (iii) to execute and deliver such other documents, instruments and agreements as Agent or Security Trustee may reasonably require (including documents, instruments and agreements similar to those set forth in Section 6.1 or, with respect to Australian Subsidiaries, Section 10.1.9(c)). Notwithstanding the foregoing, (A) no Foreign Subsidiary may be joined as a Foreign Borrower until completion of the Agent’s due diligence to its reasonable satisfaction and of the Agent’s and Foreign Lenders’ compliance procedures for applicable “know your customer” and anti-money laundering rules and (B) prior to permitting such new Foreign Borrower to borrow any Foreign Loans or obtain the issuance of any Foreign Letters of Credit hereunder, the Agent, in its discretion, shall have the right to conduct an appraisal and field examination with respect to such Foreign Subsidiary, including, without limitation, of (x) such Foreign Subsidiary’s practices in the computation of its component of the Foreign Borrowing Base and (y) the assets included in such Foreign Subsidiary’s component of the Foreign Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to the Agent and at the sole expense of such Foreign Subsidiary.

(b) Each U.S. Borrower will cause each direct or indirect Domestic Subsidiary of Parent (other than a Domestic Subsidiary of a CFC) with assets exceeding $10,000,000 in value and formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), in each case within 30 days of the date formed or acquired (or such date as such Domestic Subsidiary’s assets exceed $10,000,000) or such later date as to which Agent may agree, (i) to execute a supplement or joinder to this Agreement, substantially in the form of Exhibit C, in order for such Domestic Subsidiary to become a U.S. Borrower and/or a U.S. Facility Guarantor under Section 5.10 and a grantor under Section 7.1 or, to the extent requested by the Agent, enter into new Security Documents in form and substance reasonably satisfactory to the Agent and U.S. Borrower Agent, (ii) with respect to a Domestic Subsidiary joining this Agreement as a U.S. Borrower, to deliver a Borrowing Base Certificate for such Domestic Subsidiary effective as of not more than 30 days preceding the date on which such Domestic Subsidiary becomes a U.S. Borrower and (iii) to execute and deliver such other documents, instruments and agreements as Agent may reasonably require. Notwithstanding the foregoing, (A) no Domestic Subsidiary may be joined as a U.S. Borrower until completion of the Agent’s due diligence to its reasonable satisfaction and of the Agent’s and U.S. Lenders’ compliance procedures for applicable “know your customer” and anti-money laundering rules and (B) prior to permitting such new U.S. Borrower to borrow any Loans or obtain the issuance of any U.S. Letters of Credit hereunder, the Agent, in its discretion, shall have the right to conduct an appraisal and field examination with respect to such Domestic Subsidiary, including, without limitation, of (x) such Domestic Subsidiary’s practices in the computation of its component of the U.S. Borrowing Base and (y) the assets included in such Domestic Subsidiary’s component of the U.S. Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to the Agent and at the sole expense of such Domestic Subsidiary.

(c) Any Subsidiary organized under the laws of Australia or any state or territory thereof may, at the election of the U.S. Borrower Agent by at least 30 days prior written notice to Agent (a copy of which Agent shall promptly provide to the Foreign Lenders), become the initial Australian Borrower hereunder upon (i) the execution and delivery to Agent and/or Australian Security Trustee (A) by such Subsidiary of a supplement or joinder to this Agreement, substantially in the form of Exhibit C, (B) by such Subsidiary of Australian Security Agreements in form and substance reasonably satisfactory to Agent and the Australian Security Trustee as may be required for Australia, (C) by such Subsidiary of the Australian Security Trust Deed or (as the case may be) an accession deed to the Australian Security Trust Deed in form and substance reasonably satisfactory to Agent and the Australian Security Trustee, (D) by a Senior Officer of the U.S. Borrower Agent of a Borrowing Base Certificate for such Foreign Subsidiary effective as of not more than 30 days preceding the date on which such Foreign Subsidiary becomes an Australian Borrower and (D) such other documents, instruments and agreements as Agent or Australian Security Trustee may reasonably require, and (ii) the Agent receiving all the documents and evidence as Agent or Australian Security Trustee may reasonably require including but not limited to the following:

(A) each relevant Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof;

(B) satisfactory evidence that the Australian Security Trustee shall have a valid and perfected first priority (except as otherwise permitted hereunder) Lien in the Collateral charged by the required Australian Security Agreements executed and delivered by that Subsidiary;

(C) a certificate of a duly authorized officer of that Subsidiary, certifying (A) that attached copies of that Subsidiary’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (B) that an attached copy of resolutions authorizing execution and delivery of the relevant Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; (C) to the title, name and signature of each Person authorized to sign the relevant Loan Documents; and (D) that attached thereto are all governmental and third party consents and approvals as may be appropriate for that Subsidiary to obtain in connection with this Agreement (or a statement that no such consents or approvals are required) (and Agent may conclusively rely on this certificate until it is otherwise notified by that Subsidiary in writing);

(D) copies of policies or certificates of insurance for the insurance policies carried that Subsidiary, all in compliance with the Loan Documents, and, if applicable, the designation of Agent or (as the case may be) the Australian Security Trustee as lender’s loss payee as its interest may appear thereunder, in each case, in form and substance satisfactory to Agent;

(E) all Debt arising under the Australian Credit Facility shall have been repaid in full, and Agent shall have received a satisfactory payoff letter, lien release documentation or similar agreements which evidence the foregoing;

(F) Lien searches and other evidence satisfactory to Agent that its and/or the Australian Security Trustee’s Liens are the only Liens upon the Collateral, except Permitted Liens;

(G) a certificate of an authorized officer of that Subsidiary certifying that it is not in breach of Chapter 2E of the Australian Corporations Act;

(H) a duly executed statutory declaration from the directors of the relevant Subsidiaries relating to the location and value of the assets of that Subsidiary;

(I) if assets of the relevant Subsidiary are located in New South Wales, a completed New South Wales Office of State Revenue multi-jurisdictional mortgage statement form duly executed by a Senior Officer of that Subsidiary;

(J) evidence that, to the extent applicable, estimated funds for payment of mortgage duty by the grantors under the Australian Security Agreements have either been paid to the Agent (or its counsel) or withheld from the initial Foreign Loan to the Australian Borrower;

(K) any written opinions of Australian counsel to that Subsidiary in form and substance satisfactory to Agent; and

(L) to the extent necessary, any amendments or supplements to the Loan Documents.

Notwithstanding the foregoing, (1) no Foreign Subsidiary may be joined as an Australian Borrower until completion of the Agent’s due diligence to its reasonable satisfaction and of the Agent’s and Foreign Lenders’ compliance procedures for applicable “know your customer” and anti-money laundering rules and (2) prior to permitting such new Australian Borrower to borrow any Foreign Loans or obtain the issuance of any Foreign Letters of Credit hereunder, the Agent, in its discretion, shall have the right to conduct an appraisal and field examination with respect to such Foreign Subsidiary, including, without limitation, of (x) such Foreign Subsidiary’s practices in the computation of its component of the Foreign Borrowing Base and (y) the assets included in such Foreign Subsidiary’s component of the Foreign Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to the Agent and at the sole expense of such Foreign Subsidiary.

10.1.10 UK Pension Plans.

(a) Each UK Domiciled Obligor shall ensure that all pension schemes operated by or maintained for the benefit of members of the UK Domiciled Obligors and/or any of their employees are funded based on the recovery plan applicable to the relevant pension scheme in accordance with section 226 of the Pensions Act 2004 (UK) until completed, and thereafter, based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) and, in each case, in compliance with the schedule of contributions under section 227 of the Pensions Act 2004 (UK) and that no action or omission (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme) is taken by any UK Domiciled Obligor in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect.

(b) Except as disclosed on Schedule 9.1.17, each UK Domiciled Obligor shall ensure that no UK Domiciled Obligor is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer.

(c) Each UK Domiciled Obligor shall deliver to the Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the UK Domiciled Obligor), actuarial reports in relation to all pension schemes mentioned in clause (a) above.

(d) Each UK Domiciled Obligor shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in clause (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

10.1.11 Post-Closing Actions. Each Obligor shall complete each of the actions applicable to it that is described in Schedule 10.1.11 as soon as commercially reasonable, but in any event no later than the date set forth in Schedule 10.1.11 with respect to such action (or such later date as Agent may agree in its discretion).

10.1.12 Use of Proceeds. No part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law. Each Borrower will maintain in effect policies and procedures designed to promote compliance by such Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws.

10.2 Negative Covenants. Obligors (but with respect to the Foreign Domiciled Obligors, such Foreign Domiciled Obligors so covenant in favor of the Foreign Facility Secured Parties only with respect to themselves and their separate liabilities, assets, business and operations; provided, that the foregoing limitation shall not be construed to result in the duplication of any materiality qualifications or threshold amounts set forth herein which, unless expressly stated otherwise, are intended to be on a consolidated basis for Parent and its Subsidiaries) hereby covenant and agree that until the Commitments have terminated and Full Payment of all Obligations, each of them shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Debt for trade payables, wages and other accrued expenses incurred in the Ordinary Course of Business;

(c) Permitted Existing Debt and any extensions, renewals, refundings or replacements of such Debt, provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of, and taken as a whole is on terms no less favorable to Parent or any Subsidiary, as applicable, than the terms of, such Permitted Existing Debt so extended, renewed, refunded or replaced;

(d) Purchase Money Debt and Debt in connection with sale-leaseback transactions in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

(e) Debt in respect of taxes, assessments, governmental charges and Claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 10.1.6;

(f) Debt constituting Investments permitted by Section 10.2.4 or Accommodation Obligations permitted by Section 10.2.8;

(g) Debt arising from unsecured intercompany loans (i) from any Obligor to any other Obligor, (ii) from any Subsidiary that is not an Obligor to any Obligor or Pledged Entity, (iii) among Subsidiaries that are not Obligors or Pledged Entities, (iv) among Pledged Entities, or (v) from any Obligor or Pledged Entity to any Subsidiary that is not an Obligor or Pledged Entity not to exceed, when aggregated with Investments permitted under Section 10.2.4(e)(v) and Accommodation Obligations permitted under Section 10.2.8(e)(v) but without duplication, $60,500,000 in principal amount outstanding at any time; provided, that all such loans specified in clauses (i) and (v) (with respect to loans by an Obligor only) shall be evidenced by promissory notes and pledged to Agent; provided, further that no additional loans described in clauses (i) through (v) shall be permitted after the occurrence and during the continuance of an Event of Default; provided, further that clause (v) shall not be utilized for intercompany loans from any Obligor or Pledged Entity to the Bolzoni Entities;

(h) Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(i) Debt with respect to customary warranties and indemnities made under (i) any agreements for asset sales permitted under Section 10.2.5, or (ii) Contractual Obligations of Parent or any Subsidiary entered into in the Ordinary Course of its Business;

(j) prior to the Australian Borrower Activation Date, (i) Debt of the Australian Subsidiaries with respect to the Australian Credit Facility and letters of credit issued by Citibank N.A. and its Affiliates in an aggregate amount not to exceed $10,000,000 at any time and (ii) Accommodation Obligations with respect to any working capital facility and letters of credit guaranteed pursuant to the Foreign Working Capital Guaranty in an aggregate guaranteed amount not to exceed $10,000,000 at any time;

(k) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided, however, that such Debt is extinguished within five Business Days of its incurrence;

(l) Debt arising under a declaration of joint and several liability used for the purpose of section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);

(m) Debt under one or more term loan agreements in an aggregate principal amount not to exceed at any time $350,000,000, provided that (i) the maturity date of such Debt shall be no earlier than the date that is 180 days after the Maturity Date, (ii) any amortization payments on such Debt shall not exceed ten percent (10%) of the original principal amount of such Debt per year and (iii) if such Debt is secured, the holders of such Debt, or a duly authorized agent on their behalf, shall agree in writing to be bound by an intercreditor agreement containing terms that are satisfactory to Agent, provided, further, that (A) if such Debt is incurred subsequent to the PP&E Component Implementation Date, either (1) such Debt may be secured by a second priority Lien on the Collateral (including the PP&E Collateral) of the U.S. Domiciled Obligors or (2) the U.S. Borrowers may request that Agent release or subordinate its first priority Lien on the PP&E Collateral of the U.S. Domiciled Obligors subject to (I) the delivery of a pro forma Borrowing Base Certificate eliminating the PP&E Collateral from the Borrowing Base and demonstrating that the Investment Condition is satisfied after giving effect thereto, and (II) if such Debt is secured by a second priority Lien on the other Collateral of the U.S. Domiciled Obligors, the Agent shall retain a second priority Lien on the PP&E Collateral of the U.S. Domiciled Obligors and in any event under this clause (A)(2), the PP&E Component shall not be permitted to be included in the Borrowing Base thereafter, and (B) prior to the PP&E Component Implementation Date, such Debt may be secured by (1) a first priority Lien on the PP&E Collateral of the U.S. Domiciled Obligors, (2) a second priority Lien on the other Collateral of the U.S. Domiciled Obligors and (3) if clause (B)(2) applies, the Agent shall be granted a second priority Lien on the PP&E Collateral of the U.S. Domiciled Obligors and the PP&E Component shall not be permitted to be included in the Borrowing Base thereafter (“Permitted Term Debt”);

(n) unsecured Debt arising from unsecured intercompany loans borrowed for the use in Parent or any Subsidiary’s business and operations in the People’s Republic of China not to exceed, with Investments permitted under Section 10.2.4(i), $12,000,000 in principal amount outstanding at any time;

(o) Debt arising under any receivables factoring, discounting facility or receivables assignment facility by any Foreign Subsidiary that is not a Borrower in an aggregate amount not to exceed $10,000,000 outstanding at any time;

(p) Debt of the Bolzoni Entities in an aggregate principal amount not to exceed EUR 50,000,000 at any time which, as of the Closing Date, is scheduled on Schedule 10.2.1(p);

(q) unsecured Debt of Foreign Subsidiaries that are not organized in a jurisdiction in which an Obligor under this Agreement is organized in an aggregate amount not to exceed $10,000,000 outstanding at any time; and

(r) in addition to Debt permitted by clauses (a) through (q) above, other unsecured Debt (but excluding intercompany loans), in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that, at least seventy-five percent (75%) of all Debt outstanding under this clause (r) shall have a scheduled maturity at least six (6) months after the Maturity Date;

provided, however, that further incurrences of the Debt or other items described in clauses (d), (g), (m) or (r) above shall be prohibited if either (A) a Default or an Event of Default shall have occurred and be continuing at the time of such incurrence or would result therefrom or (B) such Debt is prohibited under the terms of any other Debt of Parent or any Subsidiary.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) existing Liens shown on Schedule 10.2.2 (subject to Section 10.1.2(l) with respect to the Bolzoni Entities) and extensions, renewals, refundings and replacements thereof; provided that any such extension, renewal, refunding or replacement of any such Lien shall be limited to the Property covered by the Lien extended, renewed, refunded or replaced and that the obligations secured by any such extension, renewal, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations then secured by the Lien extended, renewed, refunded or replaced;

(c) Customary Permitted Liens;

(d) Purchase Money Liens securing Debt permitted under Section 10.2.1(d); provided that such Purchase Money Liens are created within 90 days after the incurrence of the related Debt;

(e) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(f) certain statutory and contractual rights of retention on the Inventory of Parent and its Subsidiaries located outside of the U.S. which are subordinate to Agent’s security interest therein;

(g) Liens arising from judgments, decrees or attachments under circumstances that do not otherwise result in an Event of Default;

(h) Liens arising from precautionary UCC-1 financing statement filings regarding Operating Leases covering only the Property subject thereto;

(i) any Lien approved by Agent in connection with a Permitted Acquisition on or affecting any Property (other than Equity Interests) acquired by Parent or any of its Subsidiaries or Property of any acquired Subsidiary or Person which becomes a Subsidiary after the Closing Date of this Agreement; provided, that (i) such Lien is created prior to the date on which such Person becomes a Subsidiary, (ii) the Lien was not created in contemplation of such Acquisition, (iii) such Lien secures Debt permitted hereunder and the principal amount thereof has not increased in contemplation of or since such Acquisition and (iv) such Lien is removed or discharged within ninety (90) days of such Property being acquired or such Person becoming a Subsidiary, as the case may be;

(j) Liens upon cash or Cash Equivalents securing obligations owing by Parent or any Subsidiary to Agent, a Lender or an Affiliate thereof that arise as a result of the termination of a Hedging Agreement in respect of interest rates permitted hereunder to which Parent or any Subsidiary, as applicable, and Agent, a Lender, or an Affiliate thereof, as applicable, were subject; provided, that the Agent, the Lender or the Affiliate thereof, as applicable, that is the counterparty under such Hedging Agreement shall determine in its reasonable judgment such termination amount; provided, further, that such Lien shall run solely for the benefit of Agent, the Lender or the Affiliate thereof, as applicable;

(k) Liens securing Permitted Term Debt; provided that such Liens are in compliance with the requirements of Section 10.2.1(m); and

(l) Liens on Property of the Bolzoni Entities securing Debt permitted under Section 10.2.1(p) in an aggregate principal amount not to exceed EUR 50,000,000 at any time.

10.2.3 Distributions; Upstream Payments. Declare or make any Distributions, except (a) Upstream Payments or (b) any other Distributions if, after giving effect to such Distribution as if it occurred on the first day of the Pro Forma Period, either (i) each of the following is satisfied: (A) pro forma Total Excess Availability is greater than 15% of the aggregate Commitments at all times during the Pro Forma Period, (B) pro forma U.S. Excess Availability is greater than 15% of the aggregate U.S. Revolver Commitments at all times during the Pro Forma Period and (C) the Borrowers are in compliance with Section 10.3 (computed on a pro forma basis for the most recent four fiscal quarter period for which financials are required to be delivered), whether or not a Trigger Period is in effect, or (ii) each of the following is satisfied: (A) pro forma Total Excess Availability is greater than 20% of the aggregate Commitments at all times during the Pro Forma Period and (B) pro forma U.S. Excess Availability is greater than 20% of the aggregate U.S. Revolver Commitments at all times during the Pro Forma Period; provided, that subsequent to the PP&E Component Implementation Date, the above-listed percentages in subclause (ii) shall instead be 25% in each case; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.14.

10.2.4 Permitted Investments. Make any Investment, except the following:

(a) Investments in cash and Cash Equivalents in the Ordinary Course of Business (including, without limitation, Cash Collateral), subject to Section 7;

(b) Investments existing on the Closing Date and identified as such on Schedule 10.2.4;

(c) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(d) Investments in the form of advances to officers or employees for relocation, salary, commissions, travel expenses and similar items in the Ordinary Course of Business and other loans to employees for any lawful purpose, provided that (i) each loan permitted under this clause (d) shall be evidenced by a promissory note and (ii) the aggregate principal amount of all such advances and loans at any time outstanding shall not exceed $1,500,000 and (iii) no such advances or loans outstanding at any time to any one Person shall exceed $500,000;

(e) (i) Investments by Obligors in other Obligors, (ii) Investments by Subsidiaries that are not Obligors in Pledged Entities or Obligors, (iii) Investments by Pledged Entities in other Pledged Entities, (iv) Investments among Subsidiaries that are not Obligors or Pledged Entities, and (v) Investments by Obligors and Pledged Entities in Subsidiaries that are not Obligors or Pledged Entities which, when aggregated with Debt permitted pursuant to Section 10.2.1(g)(v) and Accommodation Obligations permitted pursuant to Section 10.2.8(e)(v) but without duplication, does not exceed $60,500,000; provided, that clause (v) shall not be utilized for Investments by Obligors or Pledged Entities in the Bolzoni Entities;

(f) Investments constituting an Acquisition so long as at the time and after giving effect to such Acquisition: (i) Agent has received at least 10 Business Days’ prior written notice of such Acquisition (or such shorter time as to which Agent may agree); (ii) unless the assets or Person to be acquired (A) is in a similar line of business to that of any Borrower or (B) is vertically integrated in a line of business of any Borrower, Agent shall have consented to such Acquisition prior to the consummation thereof; (iii) unless the Investment Condition is satisfied both immediately before and after giving pro forma effect to such Acquisition, the purchase price payable in cash and non-cash consideration does not exceed $5,000,000 in any one Acquisition or $15,000,000 in the aggregate in any Fiscal Year; (iv) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Acquisition, (v) to the extent applicable, the requirements of Section 10.2.7 and Section 10.2.9 have been satisfied; (vi) to the extent any Lien is required pursuant to Section 10.1.9, Agent has been granted such a first priority perfected Lien (subject only to Customary Permitted Liens) in all Property (other than Property excluded from the definition of Collateral) acquired in such Acquisition, and the Obligors and the target of such Acquisition shall have executed all documents and taken all actions as may be required by Agent in connection therewith; (vii) the board of directors of the target of such Acquisition shall have approved such Acquisition and such Acquisition shall otherwise be consensual; (viii) the Debt acquired in connection with such Acquisition, if any, is otherwise permitted pursuant to Section 10.2.1; and (ix) the Borrowers shall have delivered all financial reports and other documents requested by Agent in connection with such Acquisition (an Acquisition satisfying the foregoing requirements, a “Permitted Acquisition”); provided, that any Inventory and Accounts acquired in connection with such Acquisition shall not constitute Eligible Inventory or Eligible Accounts, as applicable, until (A) the Agent completes any audit and/or appraisal to the extent requested by Agent (which request may be made by Agent in its sole discretion), which audit and appraisal shall, in each case, be reasonably satisfactory to Agent and (B) Agent has otherwise approved such Property for inclusion in the Borrowing Base;

(g) Investments permitted in connection with Accommodation Obligations permitted pursuant to Section 10.2.8;

(h) Investments in Equity Interests received as consideration in a sale of Property pursuant to Section 10.2.5, subject to the limitation on the amount of non-cash consideration that may be received in connection with such sale as set forth therein;

(i) Investments in the business and operations of the Obligors and Subsidiaries in the People’s Republic of China not to exceed, when aggregated with Debt permitted under Section 10.2.1(n), $12,000,000; and

(j) any Investment not otherwise permitted above (excluding Acquisitions) if, after giving effect to such Investment as if it occurred on the first day of the Pro Forma Period, the Investment Condition is satisfied.

10.2.5 Disposition of Assets. Make any Asset Disposition, except the following:

(a) any replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens;

(b) a sale of Inventory in the Ordinary Course of Business;

(c) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default;

(d) the sale of Property for consideration not less than the fair market value thereof and (i) with respect to sales not covered by clauses (ii) through (v) below, having an aggregate fair market value not in excess of $15,000,000 in any twelve consecutive month period; (ii) in connection with the closure or relocation of any facilities; (iii) such sale is of the assets or the Equity Interests of the Hyster Mauritius Entities or, prior to the Australian Borrower

Activation Date, the Australian Subsidiaries; (iv) such sale is of the assets or Equity Interests of any Subsidiary engaged in retail operations that is neither an Obligor nor a Pledged Entity; or (v) such sale is of the plants and/or Property described on Schedule 1.1(d); provided, however, that (A) none of the Property subject to sales permitted above shall constitute Collateral, (B) any non-cash consideration resulting from such sale (which shall be limited to not more than twenty-five percent (25.0%) of the total consideration for such sale) shall, to the extent received by an Obligor, be pledged or assigned to Agent pursuant to the applicable Security Documents to which it is a party, (C) with respect to any such sale by a Borrower, such Borrower applies the Net Proceeds thereof to the Loans and (D) before and after giving effect to such sale, no Default or Event of Default shall have occurred and be continuing;

(e) the transfer of Property from any Subsidiary to any Obligor, among any of the Obligors, or among any Subsidiaries not constituting Obligors, in each case, otherwise in accordance with the Loan Documents;

(f) Investments and dispositions of Investments in cash and Cash Equivalents permitted pursuant to Section 10.2.4(a);

(g) the transfer of Property permitted in connection with transactions permitted in Section 10.2.7;

(h) the sale of accounts receivable and related assets under any receivables factoring, discounting facility or receivables assignment facility by any Foreign Subsidiary that is not a Borrower in an aggregate amount not to exceed $10,000,000 outstanding at any time;

(i) Asset Dispositions of Property not constituting Collateral in connection with any sale-leaseback transaction not to exceed $100,000,000 (less any Purchase Money Debt outstanding under Section 10.2.1(d)) in the aggregate during the term of this Agreement; and

(j) additional Asset Dispositions of Property other than Inventory and Accounts (and, following the PP&E Component Implementation Date, Equipment and Real Estate) of the Obligors which may be approved by Agent in its sole discretion and which result in Net Proceeds of not more than $5,000,000 in the aggregate and $2,000,000 in any single transaction in any Fiscal Year.

Notwithstanding the foregoing, any disposition of Equipment that is subject to a fixed charge under any Foreign Security Document to which any UK Domiciled Obligor is a party shall require the consent of the Agent.

10.2.6 Restrictions on Payment of Certain Debt. Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other Property) of or in respect of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Debt, except:

(a) payments and other distributions in respect of Debt created under the Loan Documents;

(b) regularly scheduled interest and principal payments (excluding any excess cash flow payments but including payments due on the scheduled maturity), other than payments in respect of Subordinated Debt prohibited by the subordination provisions thereof;

(c) refinancings of Debt with proceeds of other Debt to the extent permitted by Section 10.2.1;

(d) any payment in respect of secured Debt (other than Permitted Term Debt) that becomes due as a result of the voluntary sale or transfer of the Property securing such Debt; and

(e) so long as no Default or Event of Default exists or would result therefrom, other payments and distributions in respect of Debt; provided that, after giving effect to such payment or distribution as if it occurred on the first day of the Pro Forma Period, either (i) each of the following is satisfied: (A) pro forma Total Excess Availability is greater than 15% of the aggregate Commitments at all times during the Pro Forma Period, (B) pro forma U.S. Excess Availability is greater than 15% of the aggregate U.S. Revolver Commitments at all times during the Pro Forma Period and (C) the Borrowers are in compliance with Section 10.3 (computed on a pro forma basis for the most recent four fiscal quarter period for which financials are required to be delivered), whether or not a Trigger Period is in effect, or (ii) each of the following is satisfied: (A) pro forma Total Excess Availability is greater than 20% of the aggregate Commitments at all times during the Pro Forma Period and (B) pro forma U.S. Excess Availability is greater than 20% of the aggregate U.S. Revolver Commitments at all times during the Pro Forma Period; provided, further that subsequent to the PP&E Component Implementation Date, the above-listed percentages in subclause (ii) shall instead be 25% in each case. Prior to making any payment or distribution under this clause (e), the U.S. Borrower Agent shall deliver to Agent a certificate from a Senior Officer of the Parent certifying compliance with clause (e)(i) or (ii) above, as applicable.

10.2.7 Fundamental Changes. (1) Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization, in each case without the prior written consent of Agent or (2) liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for the following:

(a) in connection with transactions permitted under Section 10.2.5;

(b) a merger of (i) a U.S. Domiciled Obligor into a U.S. Borrower or a Foreign Domiciled Obligor into a Foreign Borrower, (ii) a Guarantor (that is not a Borrower) into another Guarantor (that is not a Borrower), or (iii) any other Subsidiary (that is not an Obligor) into another Subsidiary (that is not an Obligor), provided that (A) if the non-surviving entity was a Pledged Entity, the Equity Interests of such surviving entity shall be pledged to Agent as if such surviving entity is a newly acquired entity; (B) if the non-surviving entity had pledged the Equity Interests of a Pledged Entity, the Person owning such Equity Interests of such Pledged Entity following such merger shall pledge such Equity Interests of the Pledged Entity to Agent; and (C) the documents governing such merger are satisfactory to Agent;

(c) any of the following:

(i) any dissolution or liquidation of the assets and liabilities of a U.S. Domiciled Obligor (that is not a Borrower) into another U.S. Domiciled Obligor;

(ii) any dissolution or liquidation of the assets and liabilities of a Foreign Domiciled Obligor (that is not a Borrower) into another Foreign Domiciled Obligor;

(iii) any dissolution or liquidation of the assets and liabilities of a Foreign Domiciled Obligor (that is not a Borrower) into a U.S. Domiciled Obligor; or

(iv) any dissolution or liquidation of the assets and liabilities of any Subsidiary that is not an Obligor into another Subsidiary or an Obligor,

so long as, in any case of clauses (i) through (iv) above:

(A)	if the dissolved or liquidated entity was a Pledged Entity, the Equity Interests of the entity into which such entity is liquidated or dissolved shall be pledged to Agent as if such entity acquiring the assets of such dissolved or liquidated entity is a newly acquired entity; and

(B)	if the liquidated or dissolved entity had pledged the Equity Interests of a Pledged Entity, the Person owning such Equity Interests of such Pledged Entity following such dissolution or liquidation shall pledge such Equity Interests of the Pledged Entity to Agent; and

(d) the merger of a merger subsidiary into a target as part of a Permitted Acquisition.

10.2.8 Accommodation Obligations. Directly or indirectly create or become or be liable with respect to any Accommodation Obligation, except:

(a) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of its business;

(b) (i) Permitted Existing Accommodation Obligations and any extensions, renewals or replacements thereof, provided that the aggregate Debt under any such extension, renewal or replacement is not greater than the Debt under, and shall be on terms no less favorable to Parent or any of its Subsidiaries, as applicable, than the terms of, the Permitted Existing Accommodation Obligation so extended, renewed or replaced; and (ii) Accommodation Obligations evidenced by Financing Agreements of the type described in clause (c) of the definition thereof, and any renewal, amendment, restatement or replacement thereof permitted by the definition thereof;

(c) Accommodation Obligations (i) arising under the Loan Documents, (ii) with respect to the Debt permitted under Section 10.2.1(d) so long as such Accommodation Obligations are unsecured and the remedies thereunder only arise after a default has occurred or is continuing under such related Debt or (iii) otherwise in respect of the Debt permitted under Section 10.2.1(a) or (h);

(d) Accommodation Obligations with respect to Financing Guarantees;

(e) Accommodation Obligations (i) of Obligors with respect to Debt of Obligors; (ii) of Subsidiaries of the Parent not constituting Obligors with respect to Debt of Obligors or Pledged Entities; (iii) of Pledged Entities with respect to Debt of Pledged Entities; (iv) of Subsidiaries of the Parent not constituting Obligors with respect to Debt of Subsidiaries of the Parent not constituting Obligors; and (v) of Obligors with respect to Debt of Subsidiaries of the Parent not constituting Obligors in an aggregate amount, together with Debt permitted pursuant to Section 10.2.1(g)(v) and Investments permitted pursuant to Section 10.2.4(e)(v) but without duplication, not to exceed $60,500,000; provided, that clause (v) shall not be utilized for Accommodation Obligations of Obligors with respect to Debt of the Bolzoni Entities;

(f) Accommodation Obligations of Parent or any of the U.S. Domiciled Obligors in respect of Permitted Term Debt; and

(g) in addition to the Accommodation Obligations permitted by clauses (a) through (f) above, other unsecured Accommodation Obligations in an aggregate amount not to exceed $16,500,000 at any time outstanding.

10.2.9 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.4 and 10.2.7.

10.2.10 Organic Documents. Amend, modify or otherwise change any of its Organic Documents in a manner adverse to Agent or Lenders.

10.2.11 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent and its Subsidiaries.

10.2.12 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.13 Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases and other contracts; or (d) entered into by, and relating solely to, the Bolzoni Entities under Debt instruments permitted pursuant to Section 10.2.1(p).

10.2.14 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.15 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

10.2.16 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions solely among Obligors within an Obligor Group; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.16 (and subject to Section 10.1.2(l) with respect to the Bolzoni Entities); and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.17 Plans. Become party to any Multiemployer Plan or Foreign Plan (that is a defined benefit pension plan), other than any in existence on the Closing Date.

10.3 Financial Covenant. Until the Commitments have terminated and Full Payment of all Obligations has occurred, the Parent and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for each period of four Fiscal Quarters while a Trigger Period is in effect, commencing with the most recent period for which financial statements were, or were required to be, delivered hereunder pursuant to Section 10.1.2(a) or (b), as applicable, prior to the Trigger Period.

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Borrower fails to pay (i) any principal of the Loans when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any other Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise) and, so long as no Cash Dominion Event exists, such failure shall continue for three Business Days; or

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) An Obligor breaches or fails to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.5, 7.7, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2 (except 10.1.2(i)), 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party (other than Agent or any Lender) denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) (i) Parent or any of its Subsidiaries shall fail to make any payment when due after any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Debt (other than the Obligations) in excess of $10,000,000, or (ii) any breach or default of Parent or any of its Subsidiaries occurs under (A) any Hedging Agreement or (B) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $10,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against Parent or any of its Subsidiaries in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against Parent and its Subsidiaries, $2,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) An Insolvency Proceeding is commenced by Parent or any of its Subsidiaries; Parent or any of its Subsidiaries makes an offer of settlement, extension or composition to its unsecured creditors generally; Parent or any of its Subsidiaries agrees to or commences any liquidation, dissolution, receivership or winding up of its affairs (other than as permitted under Section 10.2.7); a trustee is appointed to take possession of any substantial Property of or to operate any of the business of Parent or any of its Subsidiaries; or an Insolvency Proceeding is commenced against Parent or any of its Subsidiaries and such Person consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by such Person, the petition is not dismissed within 30 days after filing (other than with respect to any Australian Domiciled Obligor, as to which the 30 day period shall not apply and an Event of Default shall immediately arise), or an order for relief is entered in the proceeding;

(i) Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Australian Domiciled Obligor;

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan; (ii) Parent or any of its Subsidiaries or ERISA Affiliates fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(k) The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any UK Domiciled Obligor; or

(l) A Change of Control occurs.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(h) occurs, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to any Borrowing Base;

(c) require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) together with the Security Trustee, exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or other similar domestic or foreign statutes. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent and Security Trustee at a place designated by any of them; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent and Security Trustee, in their discretion, deem advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent or Security Trustee shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent and Security Trustee may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent and Security Trustee shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent and Security Trustee may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. Agent and Security Trustee are hereby granted an irrevocable, non-exclusive license or other right, effective only upon and during the continuance of an Event of Default, to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s and Security Trustee’s benefit.

11.4 Setoff. At any time during an Event of Default, each of Agent, Security Trustee, any Issuing Bank, any Lender and any of their respective Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Security Trustee, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Security Trustee, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Security Trustee, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Security Trustee, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Security Trustee and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Security Trustee or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Security Trustee or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy the financial covenant set forth in Section 10.3 on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.	AGENT AND SECURITY TRUSTEE

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the Agent’s benefit and the Pro Rata benefit of the Secured Parties. Each Secured Party agrees that any action taken by the Agent or Required Lenders (as applicable) in accordance with the provisions of the Loan Documents, and the exercise by the Agent or Required Lenders (as applicable) of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent, together with Security Trustee, shall have the sole and exclusive authority to act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement (or joinder thereto), and accept delivery of each Loan Document from any Obligor or other Person; act as collateral agent and security trustee, as applicable, for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; manage, supervise or otherwise deal with Collateral; and take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Document, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under any Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2 Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent or Security Trustee have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent or Security Trustee of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent and Security Trustee may perform its duties through agents and employees. Agent and Security Trustee may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent and Security Trustee shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent and Security Trustee under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6,

Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines, in its discretion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2 European Security Trustee.

12.2.1 Appointment.

(a) The Foreign Facility Secured Parties appoint European Security Trustee to hold (i) any security interest created by any European Security Agreement; and (ii) the covenants and undertakings of the relevant European Security Agreements, with respect to any jurisdiction where the concept of trust is appropriate, on trust for the Foreign Facility Secured Parties and with respect to any jurisdiction where the concept of trust is not appropriate, as security agent for Foreign Facility Secured Parties, and, in each case, European Security Trustee accepts that appointment.

(b) European Security Trustee, its subsidiaries and associated companies may retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents and (ii) its engagement in any kind of banking or other business with any Obligor.

12.2.2 Delegation. European Security Trustee may delegate to any Person on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, all or any of the rights, powers, authorities and discretions vested in it by any of the Loan Documents.

12.2.3 Separate European Security Trustees.

(a) European Security Trustee may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint any Person to act jointly with European Security Trustee either as a separate trustee or as a co-trustee (each an “Appointee”) on such terms and subject to such conditions as European Security Trustee thinks fit and with such of the rights, powers, authorities and discretions vested in European Security Trustee by any Loan Document as may be conferred by the instrument of appointment of the Appointee.

(b) European Security Trustee may pay reasonable remuneration to any Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by European Security Trustee.

12.2.4 European Security Agreements.

(a) Each Foreign Facility Secured Party confirms its approval of the relevant European Security Agreements and of any security interest intended to be created under it, and authorizes and instructs European Security Trustee to execute and deliver the relevant European Security Agreements.

(b) European Security Trustee may accept without enquiry the title (if any) which any Person may have to any assets over which security interest is intended to be created by the relevant European Security Agreements, and shall not be liable to any other party for any defect in or failure of any such title.

(c) European Security Trustee shall not be (i) liable or responsible to any Foreign Facility Secured Party for any failure to perfect, protect, register, make any filing or give notice in respect of the security interest intended to be created by the relevant European Security Agreements, unless that failure arises directly from its own gross negligence or willful misconduct; (ii) obliged to insure any assets over which security interest is intended to be created by the relevant European Security Agreements, to require any other person to maintain any such insurance, or to make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over any such asset; or (iii) obliged to hold in its own possession the relevant European Security Agreements, title deed or other document relating to any assets over which security interest is intended to be created by the relevant European Security Agreements.

12.2.5 European Security Trustee as Proprietor. Each Foreign Facility Secured Party confirms that it does not wish to be registered as a joint proprietor of any mortgage or charge created pursuant to the relevant European Security Agreements and accordingly authorizes the European Security Trustee to hold such mortgages and charges in its sole name as trustee for Foreign Facility Secured Parties; and requests the Land Registry (or other relevant registry) to register European Security Trustee as a sole proprietor (or heritable creditor, as the case may be) of any such mortgage or charge.

12.2.6 Investments. Except to the extent that an European Security Agreement otherwise requires, any moneys received by European Security Trustee under or pursuant to an European Security Agreement may be invested in any investments which it may select and which are authorized by Applicable Law; or placed on deposit at any bank or institution (including itself) on such terms as it may think fit, in each case in the name or under the control of European Security Trustee, and those moneys, together with any accrued income (net of any applicable Tax) shall be held by European Security Trustee to the order of the Agent, and shall be payable to the Agent on demand.

12.2.7 Foreign Facility Secured Parties’ Indemnity to European Security Trustee. Each Foreign Facility Secured Party shall indemnify European Security Trustee, its delegates and sub-delegates and Appointees (each an “Indemnified Party”), within three Business Days of demand, against any cost, loss or liability incurred by European Security Trustee or the relevant Indemnified Party (otherwise than by reason of the gross negligence or willful misconduct of European Security Trustee or that Indemnified Party) in acting as European Security Trustee or its delegate, sub-delegate or Appointee under the relevant European Security Agreements (except to the extent that European Security Trustee, or the relevant Indemnified Party has been reimbursed by any Obligor pursuant to the relevant European Security Agreements).

12.2.8 Conduct of Business by European Security Trustee. No provision of this Agreement will interfere with the right of European Security Trustee to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; oblige European Security Trustee to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or oblige European Security Trustee to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of tax.

12.2.9 Liability of European Security Trustee.

(a) European Security Trustee shall not nor shall any of its officers, employees or agents from time to time be responsible for: the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Obligor or any other person given in or in connection with the relevant European Security Agreements; or the legality, validity, effectiveness, adequacy or enforceability of the relevant European Security Agreements or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with the relevant European Security Agreements.

(b) Without limiting Section 12.2.9(a), European Security Trustee shall not be liable for any action taken by it or not taken by it under or in connection with the relevant European Security Agreements, unless directly caused by its gross negligence or willful misconduct.

(c) No party (other than European Security Trustee) may take any proceedings against any officer, employee or agent of European Security Trustee in respect of any claim it might have against European Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to the relevant European Security Agreements and any officer, employee or agent of European Security Trustee may rely on this Section 12.2.9 and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(d) European Security Trustee shall not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by European Security Trustee, if European Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by European Security Trustee for that purpose.

(e) Without affecting the responsibility of Obligors for information supplied by them or on their behalf in connection with any Loan Document, each Foreign Facility Secured Party confirms to European Security Trustee that it has been, and shall continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the relevant European Security Agreements including but not limited to: (i) the financial condition, status and nature of the Obligors; (ii) the legality, validity, effectiveness, adequacy or enforceability of the relevant European Security Agreements and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the relevant European Security Agreements; (iii) whether such Foreign Facility Secured Party has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Loan Document, the transactions contemplated by the European Security Agreements or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the relevant European Security Agreements; and (iv) the adequacy, accuracy and/or completeness of any information provided by any person under or in connection with the relevant European Security Agreements, the transactions contemplated by the relevant European Security Agreements or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the relevant European Security Agreements.

12.2.10 Other European Security Agreement Matters.

(a) European Security Trustee shall accept without investigation, requisition or objection, such title as any person may have to the assets which are subject to the relevant European Security Agreements and shall not (i) be bound or concerned to examine or enquire into the title of any person; (ii) be liable for any defect or failure in the title of any person, whether that defect or failure was known to European Security Trustee or might have been discovered upon examination or enquiry and whether capable of remedy or not; or (iii) be liable for any failure on its part to give notice of the relevant European Security Agreements to any third party or otherwise perfect or register the security interests created by the relevant European Security Agreements (unless such failure arises directly from European Security Trustee’s gross negligence or willful misconduct).

(b) European Security Trustee shall hold the relevant European Security Agreements and all proceeds of enforcement of them on trust for the Foreign Facility Secured Parties on the terms and conditions of this Agreement.

(c) The relevant European Security Agreements shall rank as continuing security interest for the discharge of the liabilities secured by it.

12.2.11 Disposals.

(a) Subject to Section 12.4.1, European Security Trustee is authorized by each of the Foreign Facility Secured Parties to execute on behalf of itself and each such Foreign Facility Secured Party without the need for any further referral to or authority from such Foreign Facility Secured Party, any release of the security interests created by the relevant European Security Agreements over that asset and, if such asset comprises all of the shares in any Obligor,

European Security Trustee is further authorized, without the need for any further referral to or authority from such Foreign Facility Secured Party, to execute a release of any security interests granted by such Obligor over its assets pursuant to any of the European Security Agreements.

(b) Each Foreign Facility Secured Party undertakes to execute such releases and other documents as may be necessary to give effect to the releases specified in Section 12.2.11(a).

12.2.12 Trust. The perpetuity period for each trust created by this Agreement shall be 80 years.

12.2.13 Appointment and Retirement of European Security Trustee. European Security Trustee subject to the appointment of a successor (in consultation with the Foreign Borrower Agent) may, and must if the Agent requires, retire at any time from its position as European Security Trustee under the Loan Documents without assigning any reason, and must give notice of its intention to retire by giving to the other Foreign Facility Secured Parties and the Foreign Borrower Agent not less than 30 days’ nor more than 60 days’ notice.

12.2.14 Appointment of Successor. Agent may, with the approval of Foreign Borrower Agent (such approval not to be unreasonably withheld) other than during the continuation of an Event of Default, appoint a successor to European Security Trustee, during the period of notice in Section 12.2.13. If no successor is appointed by the Agent, European Security Trustee may appoint (after consultation with the Agent and Foreign Borrower Agent) its successor. The Foreign Facility Secured Parties shall promptly enter into any agreements that the successor may reasonably require to effect its appointment.

12.2.15 Discharge of European Security Trustee. From the date that the appointment of a successor is effected under Section 12.2.14, the retiring European Security Trustee must be discharged from any further obligations under the Loan Documents as European Security Trustee, and the successor to European Security Trustee and each of the other Foreign Facility Secured Parties have the same rights and obligations between themselves as they would have had if the successor had been a party to those Loan Documents.

12.2.16 Parallel Debt Obligations. In order to ensure the continuing validity of the security interests governed by Dutch law (a) each Dutch Domiciled Obligor irrevocably and unconditionally undertakes (that undertaking in respect of any amount, a “Parallel Debt Obligation” and in respect of all of them, the “Parallel Debt Obligations”) to pay to the European Security Trustee an amount equal to and in the same currency as all amounts from time to time due and payable by that Dutch Domiciled Obligor to the Foreign Lenders under the Loan Documents (the obligations to the Foreign Lenders in respect of any amount and a certain currency, an “Original Obligation” and its obligations to the Foreign Lenders in respect of all of them, the “Original Obligations”); (b) the Parallel Debt Obligations shall be separate from and independent of the Original Obligations, so that the European Security Trustee will have an independent right to demand performance of any Parallel Debt Obligation; (c) the Parallel Debt Obligations shall be owed to the European Security Trustee in its own name and any European Security Agreement governed by Dutch law shall also be expanded to secure the Parallel Debt Obligations; (d) the Foreign Lenders, the Dutch Domiciled Obligors and the

European Security Trustee acknowledge that the European Security Trustee acts in its own name and not as an agent or representative of the Foreign Lenders and the security interests governed by Dutch law created in favor of the European Security Trustee will not be held on trust; (e) other than as set out in Section 12.2.16(f), the Parallel Debt Obligations shall not limit or affect the existence of the Original Obligations, for which the Foreign Lenders shall have an independent right to demand performance (to the extent permitted by this Agreement); (f) payment by the Dutch Domiciled Obligors of any Parallel Debt Obligation shall to the same extent decrease and be a good discharge of the corresponding Original Obligation owing to the Foreign Lenders and payment by the Dutch Domiciled Obligors of any Original Obligations to the Foreign Lenders shall to the same extent decrease and be a good discharge of the corresponding Parallel Debt Obligation owing by it to the European Security Trustee; and (g) without limiting or affecting the European Security Trustee’s right to protect, preserve or enforce its rights under any European Security Agreements governed by Dutch law, the European Security Trustee undertakes to the Foreign Lenders not to exercise its rights in respect of any Parallel Debt Obligation without the consent of the Agent. Notwithstanding clause (f) above, no Dutch Domiciled Obligor may pay any Parallel Debt Obligation other than at the instruction of, and in the manner determined by, the European Security Trustee. For the avoidance of doubt, the Parallel Debt Obligations will become due and payable (opeisbaar) at the same time as the corresponding Original Obligations.

12.3 Australian Security Trustee.

12.3.1 Australian Security Trust Deed. On or before the Australian Borrower Activation Date:

(a) the Australian Security Trustee, the Agent, each Foreign Facility Secured Party and each Australian Domiciled Obligor shall enter into the Australian Security Trust Deed; and

(b) the Australian Security Trustee, the Agent, each Foreign Facility Secured Party or any Australian Domiciled Obligor shall enter into any other documents as may be required by the Australian Security Trustee or the Agent in connection the Australian Security Trust Deed.

12.4 Agreements Regarding Collateral and Reports.

12.4.1 Lien Releases; Care of Collateral.

(a) Foreign Facility Secured Parties authorize Agent and Security Trustee to release any Lien with respect to any Foreign Facility Collateral (i) upon Full Payment of the Foreign Facility Obligations or in connection with a liquidation or dissolution permitted under Section 10.2.7; (ii) that the Foreign Borrower Agent certifies in writing to Agent is subject to a disposal permitted under Section 10.2.5 or a Lien which Foreign Borrower Agent certifies is permitted under Section 10.2.2 and entitled to priority over Agent’s and Security Trustee’s Liens (and Agent or Security Trustee, as applicable, may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the Foreign Facility Collateral; (iv) following an Event of Default, in connection with an enforcement action and realization on Foreign Facility Collateral; or (v) with the written consent of the Required Borrower Group Lenders; provided that, a release of all or substantially all of the Foreign Facility Collateral shall require the written consent of all Foreign Lenders.

(b) U.S. Facility Secured Parties authorize the Agent to release any Lien with respect to any U.S. Facility Collateral (i) upon Full Payment of the U.S. Facility Obligations or in connection with a liquidation or dissolution permitted under Section 10.2.7; (ii) that the U.S. Borrower Agent certifies in writing to the Agent is subject to a disposal permitted under Section 10.2.5 or a Lien which the U.S. Borrower Agent certifies is permitted under Section 10.2.2 and entitled to priority over the Agent’s Liens (including any subordination or release contemplated by Section 10.2.1(m)) (and the Agent may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the U.S. Facility Collateral; (iv) following an Event of Default, in connection with an enforcement action and realization on U.S. Facility Collateral; or (v) with the written consent of the Required Borrower Group Lenders; provided that, a release of all or substantially all of the U.S. Facility Collateral shall require the written consent of all U.S. Lenders. Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s or any Security Trustee’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.4.2 Possession of Collateral.

(a) Agent and Foreign Facility Secured Parties appoint each Foreign Lender as agent (for the benefit of Foreign Facility Secured Parties) for the purpose of perfecting Liens in any Foreign Facility Collateral held or controlled by such Foreign Lender, to the extent such Liens are perfected by possession or control.

(b) Agent and U.S. Facility Secured Parties appoint each U.S. Lender as agent (for the benefit of U.S. Facility Secured Parties) for the purpose of perfecting Liens in any U.S. Facility Collateral held or controlled by such U.S. Lender, to the extent such Liens are perfected by possession or control.

(c) If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or Security Trustee or otherwise deal with it in accordance with Agent’s instructions.

12.4.3 Reports. Agent shall promptly provide to each Applicable Lender, when complete, copies of any field examination, audit or appraisal report prepared by or for the Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon the applicable Obligors’ books and records as well as upon representations of the applicable Obligors’ officers and employees and (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Reports and Borrower Materials confidential and strictly for such Lender’s internal use, and not to distribute any Report or Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants, provided such persons are informed of the confidential nature of such Reports and Borrower Materials and instructed to keep it confidential and strictly for such Lender’s use) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report or other Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report or any Borrower Materials to such Lender, via the Platform or otherwise.

12.5 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.6 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower Agent or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

12.7 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.1, as applicable, such Lender shall forthwith purchase from Agent, any Issuing Bank and the other Applicable Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without the prior consent of Agent.

12.8 Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.9 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.10 Successor Agent and Co-Agents.

12.10.1 Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and the Borrower Agents. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be a U.S. Lender or an Affiliate of a U.S. Lender; or a financial institution that is organized under the laws of the U.S. or any state or district thereof reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) the Borrower Agents. If no successor Agent is appointed prior to the effective date of Agent’s resignation, then Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder. Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to any actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Sections 12.8 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.10.2 Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.11 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.12 Remittance of Payments and Collections.

12.12.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 1:00 p.m. (Local Time) on a Business Day, payment shall be made by Lender not later than 3:00 p.m. (Local Time) on such day, and if request is made after 1:00 p.m. (Local Time), then payment shall be made by 11:00 a.m. (Local Time) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.12.2 Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for U.S. Base Rate Loans. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.12.3 Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to Obligations held by a Secured Party are later required to be returned by Agent pursuant to Applicable Law, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.13 Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.14 Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Arranger,” “Bookrunner” or “Agent” of any type shall have no right, power or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.15 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 14.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.16 Withholding Taxes. To the extent required by any Applicable Law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed by such Lender, such Lender failed to notify the Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason or such Lender otherwise failed to comply with Section 5.8 or Section 5.9, or if the Agent reasonably determined that a payment was made to a Lender pursuant to this Agreement without deduction or applicable withholding Tax from such payment, such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any expenses (including legal expenses) incurred.

12.17 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents, provided, however, that any assignment or transfer made to a Participant (including any assignment of a Foreign Revolver Commitment) shall at least include an assignment or transfer of a part of Loan of a principal amount outstanding at that time of an amount at least equivalent to 100,000 Euros, unless it is made to any Person which qualifies as a professional market party (professionele marktpartij) under the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht). Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Borrower Group Commitments for all purposes, all amounts payable by Obligors within the applicable Obligor Group shall be determined as if it had not sold such participating interests, and Obligors within the applicable Obligor Group and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other

Lenders shall not have any obligation or liability to any such Participant. A Participant shall not be entitled to the benefits of Section 5.8 unless such Participant agrees to comply with the provisions of Section 5.9 as though it were a Lender (it being understood that the documentation required under Section 5.9 shall be delivered to the participating Lender), and shall not be entitled to receive any greater payment under Sections 3.7 or 5.8 than its participating Lender would have been entitled to receive unless the U.S. Borrower Agent consents to the participation in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Borrower Group Commitment in which such Participant has an interest, postpones the Foreign Commitment Termination Date or U.S. Commitment Termination Date, as applicable, or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower or substantially all Collateral.

13.2.3 Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant register.

13.2.4 Benefit of Setoff. Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.7 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2 Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 by the assignor or assignee (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder and, following the Australian Borrower Activation Date under Section 10.1.9(c), any such Eligible Assignee with a Foreign Revolver Commitment shall also execute an accession deed to the Australian Security Trust Deed in form and substance satisfactory to the Agent and the Australian Security Trustee. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4 Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4 Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

13.5 Lender Loss Sharing Agreement.

(a) The provisions of this Section 13.5 are established for the purposes of allocating risks between and among the Lenders. Each of the Lenders is providing the financing arrangements contemplated by this Agreement in reliance upon each other Lender and Agent agreeing to the terms of this Section 13.5.

(b) On the CAM Exchange Date:

(i) the U.S. Revolver Commitments and the Foreign Revolver Commitments shall be deemed to have terminated in accordance with Section 11.2;

(ii) each U.S. Lender shall fund its participation in any outstanding U.S. Swingline Loans and U.S. Protective Advances in accordance with Sections 2.1.6 and 4.1.3 and each Foreign Lender shall fund its participation in any outstanding Foreign Swingline Loans and Foreign Protective Advances in accordance with Sections 2.1.6 and 4.1.3;

(iii) each U.S. Lender shall fund its participation in any unreimbursed drawings made under the U.S. Letters of Credit pursuant to Section 2.2.2(b) and each Foreign Lender shall fund its participation in any unreimbursed drawings made under the Foreign Letters of Credit pursuant to Section 2.3.2(b);

(iv) the Lenders shall purchase in Dollars at par interests in the Dollar Equivalent of the Designated Obligations under each Revolver Facility (and shall make payments to Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse any Issuing Bank for unreimbursed drawings under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Revolver Commitments and the Foreign Revolver Commitments in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(c) Each Lender and each Person acquiring a participation from any Lender as contemplated by this Section 13.5 hereby consents and agrees to the CAM Exchange.

(d) As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to the Lenders, pro rata in accordance with their respective CAM Percentages.

(e) In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Bank that is not reimbursed by the Obligors, then each Lender shall promptly reimburse the Issuing Bank for its CAM Percentage of such unreimbursed payment.

(f) Notwithstanding any other provision of this Section 13.5, Agent and each Lender agree that if Agent or a Lender is required under Applicable Law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or any Lender subject to such withholding to Agent nor any other Lender making such withholding and paying over such amounts, but without diminution of the rights of Agent or such Lender subject to such withholding as against Borrowers and the other Obligors to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Agreement, having been paid to Agent or such Lender with respect to which such withholding or deduction was made.

(g) This Section 13.5 is solely for the benefit of Agent and Lenders and is not enforceable by, and may be amended without the consent of, the Obligors.

SECTION 14.	MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without (i) the prior written consent of U.S. Issuing Bank, no modification shall alter Sections 2.2, 2.4 or any other provision in a Loan Document that relates to U.S. Letters of Credit or any rights, duties or discretion of U.S. Issuing Bank and (ii) the prior written consent of Foreign Issuing Bank, no modification shall alter Sections 2.3, 2.4 or any other provision in a Loan Document that relates to Foreign Letters of Credit or any rights, duties or discretion of Foreign Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase or extend the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Foreign Revolver Termination Date, U.S. Revolver Termination Date or Maturity Date; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.5.2 or 14.1.1; (ii) amend the definition of Pro Rata, Required Lenders or Super-Majority Lenders; (iii) release all or substantially all Collateral; (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations, (v) waive any condition in Section 6.1; (vi) increase the advance rates applicable to any of the Borrowing Bases; or (vii) increase the Maximum Facility Amount;

(e) without the prior written consent of the Super-Majority Lenders, no amendment or waiver shall be effective that would amend the definition of Foreign Borrowing Base or U.S. Borrowing Base (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability or to add new types of eligible Collateral thereunder; and

(f) without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.5.2.

Notwithstanding the foregoing, (i) only the consent of the Agent, the Borrowers and those Lenders participating in the FILO Loan shall be required for amendments to this Agreement deemed necessary by the Agent in order to implement the FILO Loan, (ii) only the consent of the Agent and the U.S. Borrowers shall be required for amendments to add PP&E Collateral to Section 7, and (iii) the Agent may release or subordinate its Lien on the PP&E Collateral as provided in Section 10.2.1(m).

14.1.2 Limitations. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3 Payment for Consents. No U.S. Domiciled Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent. No Foreign Domiciled Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Foreign Lenders providing their consent.

14.2 Indemnity. EACH U.S. DOMICILED OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING

CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. EACH FOREIGN DOMICILED OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE WITH RESPECT TO A FOREIGN DOMICILED OBLIGOR, FOREIGN LOAN OR A FOREIGN FACILITY OBLIGATION, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by a Borrower Agent shall be deemed received by all Obligors.

14.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3 Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform, and Obligors and Secured Parties acknowledge that “public” information is not segregated from material non-public information on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Secured Parties acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform or over the internet.

14.3.4 Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each U.S. Domiciled Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor. Each Foreign Domiciled Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor with respect to the Foreign Loans or the Foreign Facility Obligations.

14.4 Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to U.S. Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto and Section 6 is satisfied. Delivery of a signature page of any Loan Document by telecopy or other electronic means (e.g., by email or “.pdf”) shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

14.9 Entire Agreement; Existing Loan Agreement Amended and Restated. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof. Upon satisfaction of the conditions set forth in Section 6, this Agreement shall amend and restate the Existing Loan Agreement in its entirety. On the Closing Date, the rights and obligations of the parties under the Existing Loan Agreement shall be subsumed within and be governed by this Agreement; provided, however, that each of the “Loans” (as such term is defined in the Existing Loan Agreement) outstanding under the Existing Loan Agreement on the Closing Date shall, for purposes of this Agreement, be included as Loans hereunder and each of the Existing Letters of Credit outstanding under the Existing Loan Agreement on the Closing Date shall be Letters of Credit hereunder. This Agreement shall constitute a continuation of such obligations and not a novation.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality.

14.12.1 General Provisions. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) with the consent of a Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.12.2 Australian PPSA. Nothing requires a Secured Party to disclose any information of the kind referred to in section 275(1) of the Australian PPSA. The Obligors agree that they will only authorize the disclosure of information for the purposes of section 275(7)(c) or request information for the purposes of section 275(7)(d) if the Agent approves.

14.13 Australian PPSA Provisions.

14.13.1 PPSA Notices. Neither a Secured Party nor any receiver or manager is obliged to give any notice under the Australian PPSA (including notice of a verification statement) unless the notice is required by the Australian PPSA and cannot be excluded. The Obligors consent to the waiver of the requirement for notice and waive any rights they have to receive a notice under sections 95, 118, 121(4), 130, 135 and 157 of the Australian PPSA.

14.13.2 Contracting Out:

(a) Where any Foreign Facility Secured Party has a security interest (as defined in the Australian PPSA) under any Loan Document, to the extent the law permits:

(i) for the purposes of sections 115(1) and 115(7) of the Australian PPSA: (A) each Foreign Facility Secured Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and sections 142 and 143 of the Australian PPSA are excluded;

(ii) for the purposes of section 115(7) of the Australian PPSA, each Foreign Facility Secured Party with the benefit of the security interest need not comply with sections 132 and 137(3);

(iii) each party to this Agreement waives its right to receive from any Foreign Facility Secured Party any notice required under the Australian PPSA (including a notice of a verification statement; and

(iv) if any Foreign Facility Secured Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless the Foreign Facility Secured Party states otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the Australian PPSA.

This does not affect any rights a person has or would have other than by reason of the Australian PPSA and applies despite any other clause in any Loan Document.

14.13.3 Further Assurance. Whenever the Agent or a Security Trustee reasonably requests an Obligor to do anything:

(a) to ensure any Loan Document (or any security interest (as defined in the Australian PPSA) or other Lien under any Loan Document) is fully effective, enforceable and perfected with the contemplated priority;

(b) for more satisfactorily assuring or securing to the Secured Parties the property the subject of any such security interest or other Lien in a manner consistent with the Loan Documents; or

(c) for aiding the exercise of any power in any Loan Document,

the Obligor shall do it promptly at its own cost. This may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any property the subject of any security interest or Lien.

14.14 GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15 Consent to Forum.

14.15.1 Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE BOROUGH OF MANHATTAN, NEW YORK CITY, NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2 Process Agent.

(a) Without prejudice to any other mode of service allowed under any Applicable Law, each Foreign Domiciled Obligor hereby irrevocably designates, appoints and empowers Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York,

NY 10036, USA as its designee, appointee and agent (in such capacity “Process Agent”) to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement or any other Loan Document. Such service may be made by mailing or delivering a copy of such process to the applicable Foreign Domiciled Obligor, in care of the Process Agent (or any successor thereto, as the case may be) at such Process Agent’s above address (or the address of any successor thereto, as the case may be), and each Foreign Domiciled Obligor hereby irrevocably authorizes and directs the Process Agent (and any successor thereto) to accept such service on its behalf. If for any reason such designee, appointee and agent shall cease to be available to act as such, each Foreign Domiciled Obligor agrees to designate a new designee, appointee and agent in the State of New York on the terms and for the purposes of this provision reasonably satisfactory to Agent, and further shall at all times maintain an agent for service of process in the U.S., so long as there shall be outstanding any Obligations. Foreign Borrower Agent shall give notice to Agent of any such appointment of successor agents for service of process, and shall obtain from each successor agent a letter of acceptance of appointment and promptly deliver the same to Agent.

(b) Each Foreign Domiciled Obligor agrees that failure by the Process Agent to notify such Foreign Domiciled Obligor of any process will not invalidate the proceedings concerned. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.15.3 Other Jurisdictions. Nothing herein shall limit the right of Agent, Security Trustee or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent or Security Trustee of any judgment or order obtained in any forum or jurisdiction.

14.16 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent, Security Trustee and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent and Security Trustee on which an Obligor may in any way be liable, and hereby ratifies anything Agent and Security Trustee may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent and Security Trustee to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Security Trustee, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Security Trustee, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Patriot Act Notice. Agent, Security Trustee and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent, Security Trustee and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent, Security Trustee and Lenders to identify it in accordance with the Patriot Act. Agent, Security Trustee and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Security Trustee, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.18 Australian Anti-Money Laundering Provisions. The Australian Borrowers agree that the Agent may delay, block or refuse to process any request for a Foreign Borrowing or Foreign Letter of Credit without incurring any liability if any Foreign Lender reasonably suspects that:

(a) the transaction may breach any AML Legislation;

(b) the transaction involves any Person (natural, corporate or governmental) that is sanctioned under economic and trade sanctions imposed by the United States, the European Union or Australia; or

(c) the transaction may directly or indirectly involve the proceeds of, or be applied for the purposes of, conduct which is unlawful in Australia.

The Australian Borrowers must provide all information to the Agent which any Foreign Lender reasonably requires in order to manage its money-laundering, terrorism-financing or economic and trade sanctions risk or to comply with any laws or regulations in Australia. The Australian Borrowers agree that the Agent may disclose any information concerning the Australian Borrowers to:

(i) any law enforcement, regulatory agency or court where required by any such law or regulations in Australia; and

(ii) any correspondent entity a Foreign Lender uses to make the payment for the purpose of compliance with any such law or regulation.

Unless an Australian Borrower has disclosed that it is acting in a trustee capacity or on behalf of another party, the Australian Borrower warrants that it is acting on its own behalf in entering into this document.

Each Australian Borrower declares and undertakes to the Agent that the processing of any request for a Borrowing of Foreign Loans or Foreign Letter of Credit by the Agent in accordance with an Australian Borrower’s instructions will not breach any laws or regulations in

Australia. The Foreign Lenders and Agent acknowledge and agree that any Australian Borrower and any banks through which transactions are conducted may notify any Governmental Authority of any transactions as and when required under AML Legislation.

14.19 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.20 Italian Transparency Rules. With respect to a Foreign Domiciled Obligor domiciled in Italy, for the purposes of the requirements envisaged in CICR resolution dated 4th March 2003, containing the “Disciplina della trasparenza delle condizioni contrattuali delle operazioni e dei servizi bancari e finanziari” and in the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari” issued by the Bank of Italy on 29 July 2009, as then amended and integrated, the Agent, Foreign Lenders and each Foreign Domiciled Obligor domiciled in Italy mutually acknowledge and confirm:

(a) that they were assisted by their respective legal consultants in relation to the negotiation, preparation and execution of this Agreement; and

(b) that this Agreement and all the respective terms and conditions, including the recitals and schedules have been the subject of individual negotiations (“oggetto di trattativa individuale”) among the parties and that, accordingly, they were not executed by signing forms or questionnaires and that, furthermore, there is no reference to general terms and conditions of agreement. Consequently, the parties also mutually acknowledge that this agreement does not envisage the application of the provisions set out in Article 1341 and Article 1342 of the Italian Civil Code.

14.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

HYSTER-YALE MATERIALS HANDLING, INC., as a U.S. Borrower and a Guarantor

By:	/s/ Charles A. Bittenbender
Name:	Charles A. Bittenbender
Title:	Senior Vice President, General Counsel and Secretary

HYSTER-YALE GROUP, INC. (formerly known as NACCO Materials Handling Group, Inc.), as a U.S. Borrower and a Guarantor

By:	/s/ Charles A. Bittenbender
Name:	Charles A. Bittenbender
Title:	Senior Vice President, General Counsel and Secretary

HYSTER OVERSEAS CAPITAL CORPORATION, LLC, as a Guarantor

By:	/s/ Charles A. Bittenbender
Name:	Charles A. Bittenbender
Title:	Manager and Secretary

NMHG OREGON, LLC, as a Guarantor

By:	/s/ Charles A. Bittenbender
Name:	Charles A. Bittenbender
Title:	Assistant Secretary

Address:
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124-4069
Attention: Brian Frentzko
Facsimile: 40-449-9577

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

HYSTER-YALE NEDERLAND B.V. (formerly known as NACCO Materials Handling B.V.), as a Dutch Borrower and a Guarantor

By:	/s/ Charles A. Bittenbender
Name:
Title:	Authorized Signatory

HYSTER-YALE INTERNATIONAL B.V. (formerly known as N.M.H. International B.V.), as a Dutch Borrower and a Guarantor

By:	/s/ Charles A. Bittenbender
Name:
Title:	Authorized Signatory

HYSTER-YALE HOLDING B.V. (formerly known as N.M.H. Holding B.V.), as a Dutch Borrower and a Guarantor

By:	/s/ Charles A. Bittenbender
Name:
Title:	Authorized Signatory

HYSTER-YALE CAPITAL HOLDING B.V., as a Dutch Borrower and a Guarantor

By:	/s/ Charles A. Bittenbender
Name:
Title:	Authorized Signatory

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

HYSTER-YALE DISTRIBUTION B.V. (formerly known as NMHG Distribution B.V.), as a Guarantor

By:	/s/ Charles A. Bittenbender
Name:
Title:	Authorized Signatory

HYSTER-YALE UK LIMITED (formerly known as NACCO Materials Handling Limited), as a UK Borrower and a Guarantor

By:	/s/ Charles A. Bittenbender
Name:	Charles A. Bittenbender
Title:	Director

HYSTER-YALE GROUP LIMITED (formerly known as NACCO Materials Handling Group, Ltd.), as a Guarantor

By:	/s/ Charles A. Bittenbender
Name:	Charles A. Bittenbender
Title:	Director

PROTON ACQUISITION, LLC as a Guarantor

By:	HYSTER-YALE GROUP, INC.,
its Sole Member

By:	/s/ Charles A. Bittenbender
Name:	Charles A. Bittenbender
Title:	Senior Vice President, General Counsel and Secretary

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

NUVERA FUEL CELLS, LLC as a Guarantor

By:	/s/ Brian Frentzko
Name:	Brian Frentzko
Title:	VP, Treasurer

HYSTER-YALE CAPITAL UK LIMITED, as a UK Borrower and a Guarantor

By:	/s/ Charles A. Bittenbender
Name:	Charles A. Bittenbender
Title:	Director

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

BANK OF AMERICA, N.A., as Agent and a U.S. Lender

By:	/s/ John W. Mundstock
Name:	John W. Mundstock
Title:	Senior Vice President

Address:
Bank of America, N.A.
400 4th Street
Mailcode: OR1-110-01-15
Lake Oswego, OR 97034
Attention: John Mundstock
Facsimile: 503-303-6076

BANK OF AMERICA, N.A., (acting through its London Branch), as European Security Trustee and a Foreign Lender

By:	/s/ John W. Mundstock
Name:	John W. Mundstock
Title:	Senior Vice President

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

CITIBANK, N.A., as a U.S. Lender and a Foreign Lender

By:	/s/ Allister Chan
Name:	Allister Chan
Title:	Vice President

Address:
390 Greenwich Street, 1st Floor
New York, New York 10013
Attention: David Smith
Facsimile: (212) 723-3759

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a U.S. Lender and a Foreign Lender

By:	/s/ Joseph D. Donovan
Name:	Joseph D. Donovan
Title:	Senior Vice President

Address:
95 Washington Street, 1st Floor
Buffalo, NY 14203

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

WELLS FARGO BANK, N.A., as a U.S. Lender

By:	/s/ Kevin S. Fong
Name:	Kevin S. Fong
Title:	Authorized Signatory

Address:
2450 Colorado Avenue, Suite 3000 West
Santa Monikca, CA 90404

WELLS FARGO BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as a Foreign Lender

By:
Name:
Title:

Address:

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

WELLS FARGO BANK, N.A., as a U.S. Lender

By:
Name:
Title:

Address:
[ ]

WELLS FARGO BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as a Foreign Lender

By:	/s/ N B Hogg
Name:	N B Hogg
Title:	Authorized Signatory

Address:
[ ]

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

KEYBANK NATIONAL ASSOCIATION, as a U.S. Lender and a Foreign Lender

By:	/s/ Nadine M. Eames
Name:	Nadine M. Eames
Title:	Vice President

Address:
127 Public Square, #OH-01-27-0533
Cleveland, OH 44114

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

FIFTH THIRD BANK, as a U.S. Lender and a Foreign Lender

By:	/s/ Rachel Hermanson
Name:	Rachel Hermanson
Title:	Assistant Vice President

Address:
38 Fountain Square Plaza
Cincinnati, OH 45208

* Fifth Third Bank’s HMRC DT Treaty Passport Scheme number is 13/F/24267/DTTP and its Tax residence is the United States.

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

CITIZENS BUSINESS CAPITAL, a division of CITIZENS ASSET FINANCE, INC., as a U.S. Lender and a Foreign Lender

By:	/s/ David Slattery
Name:	David Slattery
Title:	Vice President

Address:	1215 Superior Ave
Mailstop OHS685
Cleveland, OH 44114

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

INTESA SANPAOLO S.P.A.—New York Branch, as a U.S. Lender and a Foreign Lender

By:	/s/ Francesco Calcara
Name:	Francesco Calcara
Title:	Senior Relationship Manager

By:	/s/ Francesco Di Mario
Name:	Francesco Di Mario
Title:	Head of Credit

Address:	One William Street,
New York, New York
10004

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

U.S. BANK NATIONAL ASSOCIATION, as a U.S. Lender and a Foreign Lender

By:	/s/ John L. Palermo
Name:	John L. Palermo
Title:	Senior Vice President

Address:	Attn: John LePage, V.P.
100 Pearl St.
Hartford, CT 06103

Signature Page to Amended and Restated Loan, Security and Guaranty Agreement

Schedule 1.1(a)

Foreign Revolver Commitments

Foreign Lender	Foreign Revolver Commitment
Bank of America, N.A. (acting through its London branch)	$20,833,333.00
Citibank, N.A.	$17,708,333.00
HSBC Bank USA, National Association	$15,625,000.00
Wells Fargo Bank, National Association, London Branch	$13,541,667.00
KeyBank National Association	$9,375,000.00
Fifth Third Bank	$8,333,333.00
U.S. Bank National Association	$6,250,000.00
RBS Citizens Business Capital	$4,166,667.00
Intesa SanPaolo S.p.A.	$4,166,667.00

Total:	$100,000,000.00

Schedule 1.1(b)

U.S. Revolver Commitments

U.S. Lender	U.S. Revolver Commitment
Bank of America, N.A.	$29,166,667.00
Citibank, N.A.	$24,791,667.00
HSBC Bank USA, National Association	$21,875,000.00
Wells Fargo Capital Finance, LLC	$18,958,333.00
KeyBank National Association	$13,125,000.00
Fifth Third Bank	$11,666,667.00
U.S. Bank National Association	$8,750,000.00
RBS Citizens Business Capital	$5,833,333.00
Intesa SanPaolo S.p.A.	$5,833,333.00

Total:	$140,000,000.00